Exhibit 2.2

EXECUTION VERSION

TRANSACTION AGREEMENT

BY AND AMONG

JACK OHIO FINANCE LLC

JACK OHIO LLC

HR CINCINNATI, LLC

VICI PROPERTIES L.P.

AND

SEMINOLE HR HOLDINGS, LLC

DATED AS OF APRIL 5, 2019

i

Exhibit A:	Equity Purchase Agreement

Exhibit B:	JCC Sample Statement

Exhibit C:	JCC Schedule B of Pro Forma Title Policy

Exhibit D:	Form of Company Officer’s Certificate

Exhibit E:	Resignation Letters

Exhibit F:	JCC Operating Budget

Schedule 6.13(b):	S-X Financial Statements

Schedule 6.19(a):	Non-Solicitation

Schedule 6.23:	Transition Services Agreement Fees

Schedule 7.01(c):	Closing Governmental Approvals

TRANSACTION AGREEMENT

This Transaction Agreement (this “Agreement”), dated as of April 5, 2019, is entered into by and among JACK OHIO FINANCE LLC, a Delaware limited liability company (“Jack Ohio Finance” or the “Seller”), HR CINCINNATI, LLC, a Florida limited liability company (the “OpCo Buyer”), VICI PROPERTIES, L.P., a Delaware limited partnership (the “PropCo Buyer”, together with the OpCo Buyer, the “Buyers”), solely for purposes of Article IX, SEMINOLE HR HOLDINGS, a U.S. Virgin Islands limited liability company (the “HR Parent Guarantor”) and solely for purposes of Article III, Article VI, Article VII and Article IX, JACK OHIO LLC, a Delaware limited liability company (“Jack Ohio” and together with Jack Ohio Finance the “Seller”). The Seller together with each of the Buyers, the “Parties” and each a “Party”.

RECITALS

WHEREAS, Jack Ohio Finance owns all of the issued and outstanding limited liability company interests (the “JCC Membership Interests”) in Jack Cincinnati Casino LLC, a Delaware limited liability company (“JCC” or the “Company”);

WHEREAS, Jack Ohio owns the issued and outstanding limited liability company interests of Turfway Park, LLC, a Delaware limited liability company (“Turfway”) set forth on Schedule I-A to the Turfway Transaction Agreement (the “Turfway Membership Interests”);

WHEREAS, Jack Ohio Finance wishes to sell to the OpCo Buyer, and the OpCo Buyer desires to purchase from Jack Ohio Finance, all of the JCC Membership Interests subject to the terms and conditions set forth herein (the “JCC Membership Interests Purchase”);

WHEREAS, concurrently with the JCC Membership Interests Purchase, (i) Jack Ohio wishes to sell to HR Turfway Park, LLC, a Florida limited liability company (the “Turfway Buyer”), and the Turfway Buyer desires to purchase from Jack Ohio, all of the Turfway Membership Interests (the “Turfway Membership Interests Purchase”, together with the JCC Membership Interests Purchase, the “Membership Interests Purchase”) subject to the terms and conditions set forth in that certain Transaction Agreement by and among Turfway Buyer, Jack Ohio and HR Parent Guarantor dated as of the date hereof (the “Turfway Transaction Agreement”);

WHEREAS, the HR Parent Guarantor has agreed to irrevocably and unconditionally guarantee the due and punctual performance of the OpCo Buyer’s obligations hereunder; and

WHEREAS, immediately prior to the Membership Interests Purchase, Jack Ohio Finance and the PropCo Buyer wish to effect the sale of all of the issued and outstanding limited liability company interests (the “Transfer Sub Membership Interests”) of the Transfer Sub, which will hold the Transferred Assets, from Jack Ohio Finance to the PropCo Buyer (the “Transfer Sub Membership Interests Purchase”) on the terms and subject to the conditions set forth in Exhibit A hereto (the “Equity Purchase Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound hereby, agree as follows:

ARTICLE I

DEFINITIONS

The following terms have the meanings specified or referred to in this Article I:

“Acquisition Proposal” means any proposal or offer for, whether in one transaction or a series of related transactions, any (i) merger, consolidation, equity interest exchange, equity purchase, business combination or similar transaction involving the Company, (ii) sale or other disposition, directly or indirectly, by merger, consolidation, equity interest exchange, business combination or any similar transaction, of all or a material portion of the assets of the Company (other than inventory in the Ordinary Course of Business), (iii) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (iv) transaction which is similar in form, substance or purpose to any of the transactions described in the immediately preceding clauses (i), (ii), or (iii); provided, however, that the term “Acquisition Proposal” shall not include the sale of the JCC Membership Interests to OpCo Buyer and the sale of the Transfer Sub Membership Interests to the PropCo Buyer or any of the other transactions contemplated hereby.

“Action” means any appeal, petition, plea, charge, complaint, claim, suit, demand, litigation (whether at law or in equity, whether civil or criminal), arbitration, mediation, hearing or legal action, or an inquiry, proceeding or investigation by or before a Governmental Authority.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. For the avoidance of doubt, neither the Company nor any Person the Company controls will be considered an Affiliate of the Seller, any of the Seller’s direct or indirect owners or any of their Affiliates (other than the Company and any Person the Company controls).

“Affordable Care Act” means the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 and all regulations and guidance issued thereunder and relating thereto.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Ancillary Agreements” means the Equity Purchase Agreement, the Assignment Agreement, the Transition Services Agreement, the Management Termination Agreement, the Escrow Agreement and each other certificate, agreement, document or other instrument which is or is to be entered into pursuant to or in connection with this Agreement, the Equity Purchase Agreement or otherwise pursuant to or in connection with the Transactions.

“Anti-Corruption Laws” means all applicable Laws and regulations prohibiting bribery and corruption, including the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§ 78dd-1, et seq., as amended, the General Federal Bribery Statute, 18 U.S.C § 201, and any other applicable equivalent or comparable Laws.

“Anti-Money Laundering Laws” means all applicable anti-money laundering Laws and regulations, including the Money Laundering Control Act of 1986, 18 U.S.C. §§ 1956, 1957, as amended, and any other applicable equivalent or comparable Laws.

“Antitrust Approval” has the meaning set forth in Section 7.01(a).

“Antitrust Termination Fee” has the meaning set forth in Section 8.03(a)(i).

“Assignment Agreement” has the meaning set forth in Section 2.03(d)(ii).

“Attorney-Client Communication” means any communication occurring on or prior to the Closing between either Law Firm, on the one hand, and JCC, the Seller or any of their respective Representatives or the Seller’s Affiliates, on the other hand, that in any way relates to the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement, and the consummation of the transactions contemplated by this Agreement), including any representation, warranty or covenant of any party under this Agreement or any other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement.

“Audited Financial Statements” has the meaning set forth in Section 3.05(a).

“Balance Sheet” has the meaning set forth in Section 3.05(b).

“Balance Sheet Date” has the meaning set forth in Section 3.05(b).

“Benefit Plan” has the meaning set forth in Section 3.15(a).

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in Cincinnati, Ohio; or New York City, New York are authorized or required by Law to be closed for business.

“Buyer 401(k) Plan” has the meaning set forth in Section 6.03(h)(ii).

“Buyers” has the meaning set forth in the preamble to this Agreement.

“Cage Cash” means with respect to the Company, Cash held in or at the cash-collecting locations of the business located on the Company Real Property, including the main bank.

“Cash” means with respect to the Company, cash and cash equivalents of the Company as of the time of determination.

“Cash Count” has the meaning set forth in Section 2.04(b).

“Casualty Event” means the damage or destruction of the Company Real Property or any portion thereof by fire or other casualty.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, including as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

“Chosen Courts” has the meaning set forth in Section 9.10(b).

“Cincinnati Severance Plan” means the Jack Cincinnati Casino Severance Plan, effective October 10, 2018.

“Closing” has the meaning set forth in Section 2.05.

“Closing Buyer Gaming Approval” means the Closing OpCo Buyer Gaming Approvals and the Closing PropCo Buyer Gaming Approvals.

“Closing Date” has the meaning set forth in Section 2.05.

“Closing Governmental Approvals” means the filings, submissions, consents and approvals set forth on Schedule 7.01(c).

“Closing OpCo Buyer Gaming Approval” means those Closing Governmental Approvals set forth under the heading “Closing OpCo Buyer Gaming Approvals” on Schedule 7.01(c).

“Closing PropCo Buyer Gaming Approval” means those Closing Governmental Approvals set forth under the heading “Closing PropCo Buyer Gaming Approvals” on Schedule 7.01(c).

“Closing Seller Approval” means those Closing Governmental Approvals set forth under the heading “Closing Seller Approvals” on Schedule 7.01(c).

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the recitals to this Agreement.

“Company Intellectual Property” has the meaning set forth in Section 3.10(b).

“Company Real Property” has the meaning assigned to “Conveyed Property” set forth in the Equity Purchase Agreement.

“Company Severance Plan” has the meaning set forth in Section 6.03(b).

“Company Subsidiary” means each Subsidiary of the Company.

“Company Systems” has the meaning set forth in Section 3.10(f).

“Compliant” means, with respect to the Required Financial Information furnished to the PropCo Buyer, that (i) such Required Financial Information is correct in all material respects and does not contain any untrue statement of a material fact regarding JCC or any Subsidiary of JCC or omit to state any material fact regarding JCC or any Subsidiary of JCC, in each case, necessary in order to make such Required Financial Information not misleading under the circumstances in which such Required Financial Information is furnished (after giving effect to all supplements and amendments thereto) and (ii) no audit opinion with respect to any financial statements contained in the Required Financial Information shall have been withdrawn.

“Condemnation” means the commencement of any condemnation proceeding or other proceeding in eminent domain by a Governmental Authority for the taking of all or any portion of the Company Real Property.

“Confidentiality Agreements” means the OpCo Confidentiality Agreement and the PropCo Confidentiality Agreement.

“Contract” means any agreement, contract, lease, power of attorney, note, loan, evidence of indebtedness, letter of credit, settlement agreement, franchise agreement, undertaking, covenant not to compete, license, instrument, obligation, commitment, quotation or other executory commitment to which any Person is a party or to which any of the assets of such Person are subject, whether oral or written, express or implied (other than any Benefit Plan).

“Customer List” means a list of the names and key tendencies of customers listed on the JCC Customer Database who have engaged in at least one (1) transaction at the Company Real Property during the twenty-four (24) month period prior to the Closing, in a format that is reasonably acceptable to the OpCo Buyer.

“Data Room” means the virtual data room hosted by Intralinks to which the Seller has provided access to Buyers or their Representatives to review copies of Contracts, Permits and other due diligence materials pertaining to the Company.

“D&O Insurance” has the meaning set forth in Section 6.05(b).

“Debt Commitment Letter” has the meaning set forth in Section 6.28.

“Disability Laws” has the meaning set forth in Section 3.23(a).

“Dollars or $” means the lawful currency of the United States.

“Effect” means any state of facts, circumstance, condition, event, change, development, occurrence or effect.

“Employees” means those persons employed by the Company immediately prior to the Closing, including any such person who is absent from employment due to illness, vacation, injury, military service or other authorized absence (including an employee who is “disabled” within the meaning of the short-term disability plan currently in place for the applicable employer or who is on approved leave under the Family and Medical Leave Act of 1993, as amended).

“Encumbrance” means any lien, option, pledge, mortgage, deed of trust, security interest, charge, claim, encroachment, easement, right of way, lease, right of first refusal, encroachment, other restriction on transfer or other encumbrance.

“Environmental Claim” means any action, suit, claim, investigation, request for information or other Action by any Person alleging liability for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, penalties, contribution, indemnification and injunctive relief arising out of, based on or resulting from: (i) the presence, Release of, or exposure to, any Hazardous Materials; or (ii) any actual or alleged non-compliance with or liability under any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law: (i) relating to pollution (or the cleanup thereof) or the protection of natural resources or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (ii) concerning the presence, Release, clean up or remediation of, or exposure to, any Hazardous Materials.

“Environmental Notice” means any written directive, notice of violation or infraction, or other written notice relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit required under or issued, granted, given, authorized by or made pursuant to any Environmental Law.

“Equity Interest” of any Person means any (i) capital stock, membership or partnership interest, unit or other ownership interest of or in such Person, (ii) securities directly or indirectly convertible into or exchangeable for any for the foregoing, (iii) options, warrants or other rights directly or indirectly to purchase or subscribe for any of the foregoing or securities convertible into or exchangeable for any of the foregoing, (iv) equity appreciation, phantom equity or similar rights that would give any Person the right to participate in or receive any payment based on the profits or performance of a Person, or (v) Contracts, commitments, agreements or calls of any kind to acquire any of the foregoing.

“Equity Purchase Agreement” has the meaning set forth in the recitals to this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to the Company, any other Person that, together with the Company, is a member of a controlled group of corporations or a group of trades or businesses under common control within the meaning of Section 414 of the Code or Section 4001(b)(1) of ERISA.

“Escrow Account” has the meaning set forth in Section 2.04(c)(ii).

“Escrow Agent” means First American Title Insurance Company.

“Escrow Agreement” means the Escrow Agreement, by and among the Seller, the OpCo Buyer and the Escrow Agent, in a form to be mutually agreed among the Seller, the OpCo Buyer and the Escrow Agent.

“Escrow Amount” means $3,750,000.

“Excluded Information” has the meaning set forth in Section 6.18(a)(iv).

“Existing Debt Encumbrances” means the Encumbrances arising under the Existing Jack Ohio Debt Documents on the JCC Membership Interests and real or personal property of JCC that will be released at or prior to the Closing.

“Existing Jack Ohio Debt Documents” means (i) the Credit Agreement, dated as of November 8, 2016, among Jack Ohio Finance LLC, the other borrowers party thereto from time to time, Jack Parent LLC, each other holding company party thereto from time to time, the lenders party thereto from time to time, and Goldman Sachs Lending Partners LLC, as Administrative Agent, (ii) the Indenture, dated as of November 8, 2016, among Jack Ohio Finance LLC, Jack Ohio Finance 1 Corp., Jack Parent LLC, the subsidiary guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee, in respect of the 6.750% First Lien Secured Notes due 2021, and (iii) the Indenture, dated as of November 8, 2016, among Jack Ohio Finance LLC, Jack Ohio Finance 1 Corp., Jack Parent LLC, the subsidiary guarantors party thereto from time to time and Deutsche Bank Trust Company Americas, as trustee, in respect of the 10.250% Second Lien Secured Notes due 2022, in each case, as amended, amended and restated, supplemented, waived or otherwise modified from time to time, and, in each case, all security and pledge agreements, mortgages and instruments delivered in connection therewith.

“Existing Jack Ohio Debt Release Documentation” means the delivery of (x)(1) executed documentation, in form reasonably satisfactory to Buyer, under customary escrow arrangements releasing the Existing Debt Encumbrances, which documents will be released from escrow on the Closing Date concurrently with the Closing or (2) in the case of UCC financing statements, draft UCC termination statements that will be filed on the Closing Date concurrently with the Closing, (y) executed documentation under customary escrow agreements terminating JCC’s obligations under each intercompany note, which documents will be released from escrow on the Closing Date concurrently with the Closing, and (z) evidence of the release of the guaranty provided by JCC, which may be satisfied by delivery of a supplemental indenture permitting such guaranty release in connection with the Transactions, in each case, relating to the Existing Jack Ohio Debt Documents.

“Facilities” means all buildings, plants, structures, facilities or Improvements located on the Company Real Property.

“Financial Statements” has the meaning set forth in Section 3.05(a).

“Financing” means a debt or equity or equity linked securities financing in connection with any of the Transactions, including any debt financing pursuant to the Debt Commitment Letter.

“Financing Parties” means the prospective Financing providers involved in any Financing and any agent or arrangers thereof, together with each former, current and future Affiliate thereof and each former, current and future Representative of each such Person or Affiliate or the heirs, executors, successors and assigns of any of the foregoing.

“Form 8-K Financial Statements” has the meaning set forth in Section 6.13(b)(i).

“Fraud” means, with respect to any Party, an actual and intentional fraud with respect to the making of representations and warranties contained in this Agreement, including the representations and warranties made in connection with the transaction contemplated under the Equity Purchase Agreement.

“GAAP” means United States generally accepted accounting principles in effect from time to time.

“Gaming Authorities” means any Governmental Authority that holds regulatory, licensing or Permit authority over gambling, gaming facilities, gaming, lotteries, horse racing or casino activities conducted by JCC, Jack Ohio Finance or any of their respective Affiliates.

“Gaming Laws” means all Laws, including but not limited to the Laws of the State of Ohio, governing or relating to JCC, Jack Ohio Finance, Jack Ohio or their respective Affiliates and the gambling, video lottery terminals, gaming, lottery, horse racing or casino activities, operations or facilities of JCC, Jack Ohio Finance or any of their respective Affiliates, in each case, as amended from time to time.

“Governmental Authority” means any federal, state, local, tribal, provincial or foreign government or political subdivision thereof, or any legislative, judicial, administrative or regulatory agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority, or any arbitrator, court or tribunal of competent jurisdiction, including Gaming Authorities.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Materials” means any material, substance, chemical or waste (i) that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, including any that is regulated, listed or defined as a pollutant, contaminant, toxic substance, special waste, hazardous substance or hazardous waste under any Environmental Law, (ii) the presence of which requires investigation or remediation under any Environmental Law, or (iii) that is petroleum, asbestos, urea formaldehyde, polychlorinated biphenyls or mold.

“HR Parent Guarantor” has the meaning set forth in the preamble to this Agreement.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Immediate Family” means, with respect to any specified Person, such Person’s spouse, parents, children, grandparents, grandchildren and siblings, including adoptive relationships and relationships through marriage, or any other relative of such Person that shares such Person’s home.

“Improvements” has the meaning set forth in the Equity Purchase Agreement.

“Indebtedness” of any Person means the following, without duplication, and including the principal of and any accrued and unpaid interest and accrued and unpaid fees thereon: (i) indebtedness for borrowed money; (ii) amounts owing as deferred purchase price for property or services (other than trade accounts payable arising in the Ordinary Course of Business) or purchase money amounts owed, including all equipment vendor financing, seller notes and “earnout” payments; (iii) indebtedness evidenced by any note, bond, debenture, mortgage or other debt instrument, debt security or other similar instrument; (iv) indebtedness secured by an Encumbrance (other than a Permitted Encumbrance or an Existing Debt Encumbrance) on assets or properties of such Person (including any mortgage); (v) obligations under any interest rate, currency or other hedging or swap agreement; (vi) all obligations of such Person as lessee under capital or finance leases of the type which is required to be reflected on a balance sheet prepared in accordance with GAAP, without giving effect to any changes to GAAP which become effective after the date hereof; (vii) any performance bond, letter of credit or surety, bond, in each case, solely to the extent drawn upon or payable (including reimbursement obligations) and not continuing, or any bank overdrafts and similar charges; (viii) guarantees with respect to any indebtedness of any other Person of a type described in clauses (i) through (vii) above; or (ix) any Liability in respect of any interest, prepayment penalties, breakage fees or premiums, make-whole amounts, fees (including consent fees) and expenses in respect to any indebtedness described in clauses (i) through (viii); provided, however, that notwithstanding anything to the contrary contained herein, the term “Indebtedness” shall not include (A) any amounts available under any debt instrument to the extent undrawn or uncalled (except to the extent of any fees accrued or payable with respect to such availability), (B) any Current Liabilities to the extent such items are included in the calculation of Closing Working Capital or Transaction Expenses, (C) any indebtedness between the Company and any of its wholly-owned Subsidiaries, (D) obligations under operating leases, (E) any obligations with respect to tax increment financings (including the $28,000,000 liability to the city of Cincinnati, Ohio), (F) any obligations with respect to the MOU, (G) any obligations under the Interblock Agreement (as defined in the Seller Disclosure Letter) or (H) for purposes of calculating the JCC Estimated Indebtedness and the JCC Closing Date Indebtedness, Indebtedness in respect of the Existing Jack Ohio Debt Documents.

“Indemnified Party” has the meaning set forth in Section 6.05(a).

“Insurance Policies” has the meaning set forth in Section 3.11(a).

“Intellectual Property” means any and all of the following in any jurisdiction throughout the world: (i) trademarks, service marks, trade names, trade dress, logos, slogans, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications), and all goodwill connected with the use of or symbolized by the foregoing; (ii) copyrights, copyrighted works and all works of authorship, and all applications and registrations thereof (and any extensions and renewals of such registrations and applications);

(iii) confidential know-how, inventions, designs and processes, whether patentable or not, and other confidential information; (iv) Trade Secrets; (v) patents and patent applications, including reissues, provisionals, divisions, continuations, continuations in part, renewals, extensions, substitutions and reexaminations thereof; (vi) uniform resource locators, internet domain name registrations and other names and locators associated with the Internet; and (vii) rights in Software.

“Interim Financial Statements” has the meaning set forth in Section 3.05(a).

“IP License Agreement” means each Contract under which (i) the Company has licensed or otherwise granted to any third party or (ii) any third party has licensed or otherwise granted the Company directly or through the Seller or an Affiliate of the Seller, any license, permission or other right to utilize any Intellectual Property, except for Contracts relating to commercially available off-the-shelf software.

“JACK Cleveland Database” means all customer databases, customer lists, historical records of customers and any other information collected with respect to customers of JCC in connection with the business of Jack Cleveland Casino LLC including any information used in connection with marketing and promoting the business of Jack Cleveland Casino LLC and tracking player history.

“Jack Entertainment LLC Long Term Incentive Plan” means the Jack Entertainment LLC Long Term Incentive Plan, as amended from time to time, and all applicable award agreements thereunder.

“Jack Ohio Finance” has the meaning set forth in the preamble to this Agreement.

“Jack Ohio” has the meaning set forth in the recitals to this Agreement.

“JACK Thistledown Database” means all customer databases, customer lists, historical records of customers and any other information collected with respect to customers of JCC in connection with the business of JACK Thistledown Racino LLC including any information used in connection with marketing and promoting the business of JACK Thistledown Racino LLC and tracking player history.

“JCC” has the meaning set forth in the recitals to this Agreement.

“JCC Cash” means the Cash (including Cage Cash, Kiosk Cash, other Cash held in JCC’s bank accounts, Cash in slot machines, slot wallets and jackpot dispensing units located on the Company Real Property, Cash held by the mutual banks located on the Company Real Property, and Cash in the food and beverage outlet drawers located on the Company Real Property), minus the JCC Cash Deduction.

“JCC Cash Deduction” means the sum of (i) all outstanding checks, wires and bank overdrafts of JCC or any Company Subsidiary; plus (ii) without duplication of any item included in clause (i), all book or bank account overdrafts; plus (iii) all outstanding security or other deposits from third parties; plus (iv) any amounts held on behalf of customers and other parties that represent a liability to such customers and other parties (including held jackpots); minus (v) any incoming outstanding checks, credit card and automatic teller machine receivables and wires to

JCC that arise entirely from events that occurred wholly prior to the time of determination and are actually received, in the case of each of clauses (i) through (v), as of the time of determination and whether or not required to be reported as such under GAAP.

“JCC Closing Balance Sheet” has the meaning set forth in Section 2.06(b)(i).

“JCC Closing Date Cash” means the amount of JCC Cash as of the Reference Time, including the Cash duly counted in connection with the Cash Count.

“JCC Closing Date Indebtedness” has the meaning set forth in Section 2.06(b)(i).

“JCC Closing Statement” has the meaning set forth in Section 2.06(b)(i).

“JCC Closing Transaction Expenses” has the meaning set forth in Section 2.06(b)(i).

“JCC Closing Working Capital” means: (i) the JCC Current Assets, less (ii) the JCC Current Liabilities, determined as of the Reference Time, calculated in accordance with GAAP, as set forth in the JCC Sample Statement.

“JCC Current Assets” means, as of any date of determination, the current assets of JCC but excluding JCC Cash, calculated in accordance with GAAP, as set forth on Exhibit B.

“JCC Current Liabilities” means, as of any date of determination, the current liabilities of JCC excluding Indebtedness and Transaction Expenses, calculated in accordance with GAAP, as set forth on Exhibit B.

“JCC Customer Database” means all customer databases, customer lists, historical records of customers and any other information collected with respect to customers of JCC in connection with the business of JCC including any information used in connection with marketing and promoting the business of JCC and tracking player history.

“JCC Disputed Amounts” has the meaning set forth in Section 2.06(c)(ii).

“JCC Estimated Closing Balance Sheet” has the meaning set forth in Section 2.06(a)(i).

“JCC Estimated Closing Date Cash” has the meaning set forth in Section 2.06(a)(i).

“JCC Estimated Closing Statement” has the meaning set forth in Section 2.06(a)(i).

“JCC Estimated Closing Working Capital” has the meaning set forth in Section 2.06(a)(i).

“JCC Estimated Indebtedness” has the meaning set forth in Section 2.06(a)(i).

“JCC Estimated Transaction Expenses” has the meaning set forth in Section 2.06(a)(i).

“JCC Independent Accountant” means BDO USA, LLP, or such other accountant appointed in accordance with Section 2.06(c)(iii).

“JCC Membership Interests” has the meaning set forth in the recitals to this Agreement.

“JCC Membership Interests Purchase” has the meaning set forth in the recitals to this Agreement.

“JCC Membership Interests Purchase Price” has the meaning set forth in Section 2.02(a).

“JCC Net Adjustment Amount” has the meaning set forth in Section 2.06(b)(ii).

“JCC Operating Budget” means JCC’s operating budget set forth on Exhibit F.

“JCC Post-Closing Adjustment” has the meaning set forth in Section 2.06(b)(ii).

“JCC Resolution Period” has the meaning set forth in Section 2.06(c)(ii).

“JCC Review Period” has the meaning set forth in Section 2.06(c)(i).

“JCC Sample Statement” has the meaning set forth in Section 2.06(a)(i).

“JCC Statement of Objections” has the meaning set forth in Section 2.06(c)(ii).

“JCC Target Working Capital” means negative five million eight hundred forty four thousand two hundred twenty six dollars (-$5,844,226).

“Joint Gaming Termination Fee” has the meaning set forth in Section 8.03(a)(iv).

“Joint Termination Fee OpCo Portion” has the meaning set forth in Section 8.03(a)(iv).

“Joint Termination Fee PropCo Portion” has the meaning set forth in Section 8.03(a)(iv).

“Kiosk” means (i) the three-in-one kiosk machines which dispense cash, perform “TITO” redemptions and break bills and (ii) the NRT machines which perform “TITO” redemptions and break bills, in each case that are located on the Company Real Property. For the avoidance of doubt, “Kiosk” does not include the U.S. Bank branded automatic teller machines located on the Company Real Property.

“Kiosk Cash” means (i) the cash inside the Kiosks located on the Company Real Property that has been supplied by the Company and (ii) the payments owed to the Company by any third-party Kiosk Cash vendor as reimbursement for withdrawals of the Company’s cash from Kiosks located at the Company Real Property that has not yet been paid by any third-party Kiosk Cash vendor. For the avoidance of doubt, the cash in the U.S. Bank branded automatic teller machines located on the Company Real Property is the property of U.S. Bank and is not an asset of the Company and is not included in the definition of Kiosk Cash.

“Knowledge of the Company” or “Company’s Knowledge” means the actual knowledge of Amy Kuzdowicz, Matthew Cullen, Mark Dunkeson, Mark Miller, Dan Reinhard and Glen Tomaszewski after due inquiry with respect to the Company.

“Knowledge of the OpCo Buyer” or “OpCo Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of James F. Allen, Jon Lucas and Jeffrey Hook.

“Knowledge of the PropCo Buyer” or “PropCo Buyer’s Knowledge” or any other similar knowledge qualification, means the actual knowledge of Edward B. Pitoniak and John Payne.

“Law” means any statute, law, ordinance, regulation, rule, code, order, injunction, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority, including all Gaming Laws.

“Law Firm” means Paul, Weiss, Rifkind, Wharton & Garrison LLP or Honigman Miller Schwartz and Cohn LLP.

“Leased Real Property” means any real property leased, subleased, licensed, occupied or used by the Company or any Company Subsidiary, as tenant, subtenant or licensee, pursuant to a Real Estate Lease.

“Leases” means all leases, subleases, license agreements, concession agreements or other agreements granting use or occupancy rights with respect to any portion of the Company Real Property, in each case to which the Company or any Company Subsidiary is a party or is bound (including any Tenant Leases), together with each and every amendment, supplement and other modification thereto.

“Liability” means any liability, debt (including Indebtedness), interest, penalty, adverse claim, fine, Tax, penalty, cost, expense or other obligation whether fixed or unfixed, known or unknown, asserted or unasserted, liquidated or unliquidated, secured or unsecured, joint or several, absolute or contingent, accrued or unaccrued, due or to become due and whether in contract, tort, strict liability or otherwise, and including all costs and expenses relating thereto (including attorneys’ fees and costs of investigation), whether called a liability, obligation, indebtedness, guaranty, endorsement, claim or responsibility or otherwise.

“LTIP Side Letter” means the Letter Agreement regarding Long Term Incentive Plan Payments dated June 6, 2017, among JCC, Jack Cleveland Casino LLC, Jack Thistledown Racino LLC, Greektown Casino, L.L.C. and Jack Entertainment LLC, as amended from time to time.

“Management Agreement” means the Management Agreement by and between Jack Entertainment LLC and JCC dated January 1, 2017.

“Material Adverse Effect” means any Effect that, individually or in the aggregate with any one or more other Effects, (i) has had or would reasonably be expected to have a material adverse effect on the business, financial condition, results of operations of the Company, (ii) has had or would reasonably be expected to have a material adverse effect on the Company Real Property, for PropCo Buyer, or (iii) would reasonably be expected to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions; provided, however, that no Effect to the extent resulting or arising from any or all of the following shall constitute or shall be considered in determining whether there has occurred a Material Adverse Effect: (A) changes in general economic, regulatory, political, business, financial, congressional appropriation or market conditions in the United States or elsewhere in the world; (B) changes in the credit, debt, financial or capital markets or in interest or exchange rates, in each case, in the United States or elsewhere in the world; (C) changes generally affecting the industry in which the Company operates; (D) any outbreak of any military conflict, declared or undeclared war, armed hostilities, or acts of foreign or domestic terrorism (including cyber-terrorism); (E) any health emergency, hurricane, flood, tornado, earthquake or other natural disaster or act of God; (F) any failure by the Company to meet any internal or external projections or forecasts (but excluding, in each case, the underlying causes of such failure unless such underlying causes would otherwise be excepted from this definition); (G) the public announcement or pendency of the Transactions or the identity of, or any facts or circumstances relating to, the Buyers or their respective Affiliates, including, in any such case, the impact thereof on relationships, contractual or otherwise, with customers, suppliers, vendors, lenders, investors, licensors, licensees, venture partners or employees; (H) changes in applicable Laws or the interpretation thereof (other than interpretations by Governmental Authorities, including Gaming Authorities, that the transactions contemplated under this Agreement are not permitted under applicable Laws); (I) changes in GAAP or any other applicable accounting standards or the interpretation thereof; (J) any action required to be taken by the Seller or the Company pursuant to the terms of this Agreement or at the written direction of the Buyers or the failure of the Seller or the Company to take any action if that action is prohibited by this Agreement; or (K) any breach of this Agreement by either or both of the Buyers; provided, further, that any Effect arising out of or resulting from any change or event referred to in clause (A), (B), (C), (D), (E), (H) or (I) above may constitute, and be taken into account in determining the occurrence of, a Material Adverse Effect if and only to the extent that such change or event has a disproportionate adverse impact on the Company and the Company Subsidiaries as compared to other participants that operate in the industries and markets in which the Company and the Company Subsidiaries operate.

“Material Casualty Event” means a Casualty Event with respect to the Company Real Property in which the cost of the repair and restoration of the Company Real Property, in each case, whether or not covered in whole or in part by insurance, would reasonably be expected to equal or exceed forty million dollars ($40,000,000) in the aggregate.

“Material Condemnation Event” means with respect to the Company Real Property, a Condemnation that would reasonably be expected to result in the permanent loss of more than forty-five million dollars ($45,000,000) in the aggregate of the fair market value of the Company Real Property.

“Material Contracts” has the meaning set forth in Section 3.08(a).

“Membership Interests Purchase” has the meaning set forth in the recitals to this Agreement.

“MI Closing” has the meaning set forth in Section 2.05.

“Monthly Financials” has the meaning set forth in Section 6.13(a)(1).

“MOU” means the agreement, dated as of June 13, 2013, by and among Penn National Gaming, Inc., Jack Ohio f/k/a Rock Ohio Caesars LLC and the State of Ohio.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) of ERISA or Section 414(f) of the Code, with respect to which the Company or any ERISA Affiliate contributes to, has contributed to, has ever had an obligation to contribute to or has or could reasonably be expected to have any Liability.

“Occupational Safety and Health Law” means any Law of any Governmental Authority enacted or promulgated which relates to Occupational Safety and Health Matters.

“Occupational Safety and Health Matters” means all matters related to health and safety of employees, temporary employees, independent contractors or employees of independent contractors at the Company Real Property.

“OpCo Buyer” has the meaning set forth in the preamble to this Agreement.

“OpCo Buyer’s Licensed Parties” has the meaning set forth in Section 4.08(a).

“OpCo Buyer’s Licensed Related Parties” has the meaning set forth in Section 4.08(a).

“OpCo Buyer’s Related Party Permits” has the meaning set forth in Section 4.08(a).

“OpCo Confidentiality Agreement” means the Confidentiality Agreement, dated as of April 6, 2018, among Jack Ohio, Greektown Mothership LLC and Seminole Hard Rock Entertainment, Inc.

“OpCo Gaming Termination Fee” has the meaning set forth in Section 8.03(a)(ii).

“Ordinary Course of Business” means an action taken by any Person in the ordinary course of such Person’s business which is consistent with the past practices of such Person.

“Organizational Documents” means with respect to any Person (other than an individual), the certificate of formation, certificate of incorporation, articles of organization, articles of incorporation, bylaws, operating agreement, limited liability company agreement, partnership agreement, limited partnership agreement or other organizational document of such entity and any amendments thereto.

“Other Party” means, (i) with respect to the Seller, the Buyers and (ii) with respect to the Buyers, the Seller and the Company.

“Outside Date” has the meaning set forth in Section 8.01(f).

“Owned Intellectual Property” means the Intellectual Property owned by the Company or any Company Subsidiary.

“Payment Card Industry Data Security Standards” means the payment card industry data security standard and the related payment application data security standard, in each case developed by the founding payment brands of the PCI Security Standards Council, currently in effect and applicable to organizations that handle payment or personal information.

“Parties” has the meaning set forth in the preamble to this Agreement.

“Party” has the meaning set forth in the preamble to this Agreement.

“Permits” means any permits, licenses, registrations, findings of suitability, licenses, variances, certificates of occupancy, franchises, approvals, authorizations, and consents of or from Governmental Authorities (including all authorizations under Gaming Laws).

“Permitted Encumbrances” means (i) with respect to the Company Real Property only, the matters set forth on Schedule B of the pro forma Title Policy attached hereto as Exhibit C; (ii) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Audited Financial Statements in accordance with GAAP; (iii) mechanics’, carrier’s, workmen’s, repairmen’s or other like liens against personal property or the Company Real Property arising after the date of this Agreement that are either (x) not yet due and payable or (y) being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Audited Financial Statements in accordance with GAAP, provided that in all cases such liens are either (A) discharged of record prior to Closing or (B) in the case of liens securing obligations that do not exceed $250,000 in the aggregate, affirmatively insured against by the Title Company pursuant to affirmative insurance reasonably acceptable to the PropCo Buyer; (iv) the rights of tenants under Tenant Leases disclosed on Section 3.09(d) of the Seller Disclosure Letter, as tenants only, with no option to purchase the Company Real Property or any portion thereof and with no rights of first refusal to purchase the Company Real Property or any portion thereof; (v) any matter shown on the surveys with respect to the Company Real Property, provided that the same do not have and would not reasonably be expected to materially reduce the value of the Company Real Property, or materially interfere with the use of the Company Real Property as it is currently used, (vi) any lien to which the fee or any superior interest in the Leased Real Property is subject; provided that such lien is not reasonably likely to (x) result in termination of JCC’s leasehold estate in the Leased Real Property under a Real Estate Lease or (y) materially interfere with the use of the applicable Leased Real Property as it is currently used or any other material rights of the tenant under a Real Estate Lease; (vii) liens on personal property in favor of lessors under any lease of personal or real property to secure the lessee’s rental obligations, and rights of the owners of assets subject to such lease; and (viii) with respect to personal property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the Ordinary Course of Business.

“Person” means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, estate, association or other entity.

“Personal Information” has the meaning set forth in Section 3.21(a).

“Privacy Laws” has the meaning set forth in Section 3.21(a).

“PropCo Buyer” has the meaning set forth in the preamble to this Agreement.

“PropCo Buyer Licensed Parties” has the meaning set forth in Section 5.07(a).

“PropCo Buyer Licensing Affiliates” means all the PropCo Buyer’s controlled Affiliates that may reasonably be considered in the process of determining the suitability of the PropCo Buyer for any license, permit, findings of suitability or other authorization by any Gaming Authority.

“PropCo Buyer Related Parties” has the meaning set forth in Section 5.07(a).

“PropCo Buyer Related Party Permits” has the meaning set forth in Section 5.07(a).

“PropCo Buyer Required Amount” has the meaning set forth in Section 6.28.

“PropCo Confidentiality Agreement” means the Confidentiality Agreement, dated as of March 19, 2018, as amended on May 25, 2018, between VICI Properties, Inc., Jack Ohio and Greektown Mothership LLC.

“PropCo Gaming Termination Fee” has the meaning set forth in Section 8.03(a)(iii).

“Protected Party” has the meaning set forth in Section 6.15.

“Purchase Price Allocation Schedule” has the meaning set forth in Section 2.08(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.15(c).

“R&W Insurance Cost” means the premium required to be paid to obtain the R&W Insurance Policy, in addition to all taxes, fees and expenses relating thereto (including, for the avoidance of doubt, fees and expenses associated with carrier diligence and brokerage fees).

“R&W Insurance Cost Seller Potion” has the meaning set forth in Section 6.21.

“R&W Insurance Policy” means a certain representations and warranty insurance policy for the Transactions to be obtained by one or both of the Buyers.

“Real Estate Leases” means all leases, subleases, license agreements, concession agreements or other agreements pursuant to which the Company or a Company Subsidiary leases any Leased Real Property.

“Reference Time” means 6:00 p.m., New York City time on the Closing Date.

“Registered Intellectual Property” has the meaning set forth in Section 3.10(a).

“Regulation S-X” has the meaning set forth in Section 6.13(b)(i).

“Related Party” with respect to any specified Person, means: (i) any Affiliate of such specified Person, or any director, executive officer, general partner or managing member of such Affiliate; (ii) any Person who serves as a director, officer, partner, member or in a similar capacity of such specified Person or (iii) any Immediate Family member of a Person described in clause (ii).

“Related Party Contract” means any Contract between or among the Company or any of its Subsidiaries, on the one hand, and any Related Party of such Company, on the other hand.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Released Parties” has the meaning set forth in Section 9.08(b).

“Releasing Parties” has the meaning set forth in Section 9.08(b).

“Representative” means, with respect to any Person, any and all directors, managers, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person.

“Required Financial Information” means all financial statements, financial data, audit reports and other financial information regarding JCC or any Subsidiary of JCC of the type and form customarily included in the documents referenced in Section 6.18(a)(i) used to issue, offer, market or syndicate any Financing that is reasonably expected to be launched by the PropCo Buyer or one of its Subsidiaries and that is reasonably necessary therefor. For the avoidance of doubt, it is understood that “Required Financial Information” shall not include any Excluded Information.

“Resignation Letter” has the meaning set forth in Section 6.04.

“Restricted Area” has the meaning set forth in Section 6.20.

“Retention Payments” has the meaning set forth in Section 6.01(b)(xii).

“Seller” has the meaning set forth in the preamble to this Agreement.

“Seller Disclosure Letter” means the disclosure letter delivered by the Seller and the Company to the Buyers concurrently with the execution and delivery of this Agreement.

“Seller 2019 Bonus Payments” has the meaning set forth in Section 6.03(a).

“Seller 401(k) Plan” has the meaning set forth in Section 6.03(h)(i).

“Specified Actions” has the meaning set forth in Section 3.12(a).

“Software” means computer software or firmware in any form, including object code, source code, computer instructions, commands, programs, modules, routines, procedures, rules, libraries, macros, algorithms, tools, and scripts, and all documentation of or for any of the foregoing.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture, trust, estate, association, unincorporated organization or other entity of which such specified Person, at the time, directly or indirectly through one or more Subsidiaries (i) owns at least 50% of the issued and outstanding capital stock having ordinary voting power to elect a majority of the board of directors or other governing body, (ii) holds at least 50% of the interest in the capital or profits of such partnership, limited liability company, or joint venture or (iii) hold at least 50% of the beneficial interest in the trust, estate, unincorporated organization or other entity is at the time directly or indirectly owned or controlled through one or more intermediaries by such Person. For the avoidance of doubt, the Transfer Sub is a Subsidiary of the Company.

“Subsidiary Seller” has the meaning set forth in the Equity Purchase Agreement.

“Systems” means servers, hardware systems, databases, circuits, networks and other computer and telecommunications assets and equipment.

“S-X Financial Statements” has the meaning set forth in Section 6.13(b)(i).

“Tax Action” has the meaning set forth in Section 3.17(c).

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document filed or required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means (i) all federal, state, local, foreign and other governmental tax jurisdictions income, gross receipts, sales, use, gaming, gains, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, social security (or similar, including FICA), disability, environmental, capital stock, stamp, occupation, premium, property (real or personal), value added, alternative or add-on minimum, real property gains, windfall profits, customs, duties, or other governmental taxes, fees, assessments or charges of any kind whatsoever, including any liability under unclaimed property, escheat or similar Laws, together with any interest, additions or penalties and any interest in respect of such additions or penalties, and (ii) liability in respect of any items described in clause (i) payable by reason of being a member of an affiliated, consolidated, combined or unitary group, contract (including any tax sharing, allocation or indemnity agreement), assumption, transferee, successor or similar liability, or operation of law.

“Tenant” means any tenant, subtenant or licensee, as applicable, under any Tenant Lease.

“Tenant Leases” has the meaning set forth in the Equity Purchase Agreement.

“Termination Fee” means the Antitrust Termination Fee, the OpCo Gaming Termination Fee, the PropCo Gaming Termination Fee or the Joint Gaming Termination Fee, as applicable.

“Title Company” has the meaning set forth in the Equity Purchase Agreement.

“Title Policy” has the meaning set forth in the Equity Purchase Agreement.

“Trade Secrets” means trade secrets, know-how and confidential business information and any other information, however documented, that is a trade secret within the meaning of the applicable trade secret protection Laws, including the Uniform Trade Secrets Act.

“Transaction Expenses” has the meaning set forth in Section 9.01.

“Transactions” has the meaning set forth in Section 2.04(a).

“Transfer Sub” has the meaning set forth in the Equity Purchase Agreement.

“Transfer Sub Membership Interests” has the meaning set forth in the Equity Purchase Agreement.

“Transfer Sub Membership Interests Assignment Agreement” has the meaning set forth in the Equity Purchase Agreement.

“Transfer Sub Membership Interests Closing” has the meaning set forth in Section 2.05.

“Transfer Sub Membership Interest Purchase” has the meaning set forth in the recitals to this Agreement.

“Transfer Sub Membership Interest Purchase Price” has the meaning set forth in the Equity Purchase Agreement.

“Transfer Sub Operating Agreement” has the meaning set forth in the Equity Purchase Agreement.

“Transfer Sub Purchase Allocation Schedule” has the meaning set forth in Section 2.08(b).

“Transfer Tax” has the meaning set forth in Section 6.12.

“Transferred Assets” has the meaning set forth in the Equity Purchase Agreement.

“Transitioned Functions” has the meaning set forth in Section 6.23.

“Transition Services Agreement” has the meaning set forth in Section 6.23.

“Treasury Regulations” means any Treasury Regulations promulgated under the Code.

“Turfway” has the meaning set forth in the recitals to this Agreement.

“Turfway Buyer” has the meaning set forth in the recitals to this Agreement.

“Turfway Membership Interests” has the meaning set forth in the recitals to this Agreement.

“Turfway Membership Interests Purchase” has the meaning set forth in the recitals to this Agreement.

“Turfway Transaction Agreement” has the meaning set forth in the recitals to this Agreement.

“Willful Breach” means an intentional and willful breach or an intentional and willful failure to perform, in each case that is the consequence of a deliberate action or omission (including a failure to cure) by a Party with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, result in a material breach of this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.01    Membership Interests Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, Jack Ohio Finance shall sell, convey and transfer to the OpCo Buyer, and the OpCo Buyer shall purchase from Jack Ohio Finance, the JCC Membership Interests, for the consideration set forth in Section 2.02(a).

Section 2.02    Membership Interests Purchase Price.

(a)    Subject to adjustment in accordance with Section 2.06, the aggregate purchase price for the JCC Membership Interests shall be an amount equal to:

(i)    $186,500,000;

(ii)    minus, the amount (if any) by which the JCC Target Working Capital exceeds the JCC Estimated Closing Working Capital;

(iii)    plus, the amount (if any) by which the JCC Estimated Closing Working Capital exceeds the JCC Target Working Capital;

(iv)    minus, the JCC Estimated Indebtedness;

(v)    minus, the JCC Estimated Transaction Expenses;

(vi)    minus, the amount (if any) by which the JCC Estimated Closing Date Cash is less than nine million two hundred fifty thousand dollars ($9,250,000); and

(vii)    plus, the amount (if any) by which the JCC Estimated Closing Date Cash is greater than nine million two hundred fifty thousand dollars ($9,250,000).

(the sum of clauses (i) through (vii) above, the “JCC Membership Interests Purchase Price”).

Section 2.03    Lien Releases and Transaction Expenses. At the Closing, the Company and the Seller shall cause (i) the release of any and all Encumbrances (other than Permitted Encumbrances) on the JCC Membership Interests, the real and personal property of the Company and the Company Real Property, including for the avoidance of doubt all Existing Debt Encumbrances, and (ii) all unpaid Transaction Expenses as of the Closing Date that are owed by or on behalf of the Company, any Company Subsidiary or the Seller to any Person (other than Transaction Expenses that are to be specifically borne by the Buyers, as expressly provided for in this Agreement) to be borne by Seller and paid out of the JCC Membership Interests Purchase Price or the Transfer Sub Membership Interests Purchase Price and not as additional consideration. For the avoidance of doubt, (i) the amount payable by the OpCo Buyer at the Closing pursuant to Section 2.04(c)(i) through Section(c)(iv) shall not exceed the JCC Membership Interests Purchase Price and (ii) the amount payable by the PropCo Buyer at the Closing in connection with the Transactions and under the Equity Purchase Agreement shall not exceed the Transfer Sub Membership Interests Purchase Price. For the avoidance of doubt, PropCo Buyer shall have no obligations or liabilities with respect to, related to or arising from the JCC Membership Interests, the Turfway Membership Interests, the Turfway Membership Interests Purchase, the Turfway Transaction Agreement or any other transaction related thereto.

Section 2.04    Transactions to be Effected at the Closing. At the Closing, but immediately prior to the consummation of the JCC Membership Interests Purchase and in exchange for the Transfer Sub Membership Interest Purchase Price, JCC and the PropCo Buyer (or its designee) shall perform their respective obligations under the Equity Purchase Agreement, and thereby effect the Transfer Sub Membership Interest Purchase, in accordance with and subject to the terms and conditions set forth in the Equity Purchase Agreement (including the conditions to closing set forth in Article V thereof); provided, however, that if the PropCo Buyer assigns the Equity Purchase Agreement to a designee pursuant to the terms of the Equity Purchase Agreement, the PropCo Buyer shall guarantee all of the obligations of its designee thereunder. The JCC Membership Interests Purchase, the Transfer Sub Membership Interest Purchase and the other transactions contemplated by this Agreement and the Equity Purchase Agreement are referred to herein as the “Transactions”.

(b)    The Company shall (i) conduct a physical counting of the Cage Cash and Kiosk Cash located on the Company Real Property and (ii) obtain an account balance statement from its banks showing the amount of Cash in the Company’s bank accounts, and the amount of the JCC Cash Deduction, in each case as of the Reference Time (the “Cash Count”). The aggregate amount of Cash and the JCC Cash Deduction for JCC determined in accordance with the preceding clauses (i) and (ii), absent any dispute from the OpCo Buyer’s representatives in connection with the Cash Count, shall be included in the determination of the amount of applicable JCC Closing Date Cash, subject to any adjustment pursuant to Section 2.06. To the extent permitted by applicable Gaming Authorities, the OpCo Buyer may have its Representatives present during the Cash Count and such Representatives shall have the right to dispute or sign off on the due completion and outcome of the Cash Count on the Closing Date without limitation of the OpCo Buyer’s or the Seller’s rights under Section 2.06; provided, however, that such Representatives shall not interfere with the Company’s conduct of the Cash Count.

(c)    At the Closing, the OpCo Buyer shall:

(i)    deliver or cause to be delivered the amount payable to each Person who is owed a portion of the JCC Estimated Transaction Expenses (other than the JCC Transaction Expenses that are to be borne by OpCo Buyer, as provided in this Agreement) as specified by Jack Ohio Finance in writing to the OpCo Buyer at least three (3) Business Days prior to the Closing;

(ii)    deliver or cause to be delivered an amount equal to the Escrow Amount by wire transfer of immediately available funds into an account designated by the Escrow Agent (the “Escrow Account”), which shall be held and distributed in accordance with the terms of the Escrow Agreement;

(iii)    deliver or cause to be delivered to Jack Ohio Finance an amount equal to the JCC Membership Interests Purchase Price less the Escrow Amount by wire transfer of immediately available funds to a bank account or accounts and in such proportions as specified by Jack Ohio Finance in writing to the OpCo Buyer at least three (3) Business Days prior to the Closing;

(iv)    deliver or cause to be delivered to Jack Ohio Finance all other agreements, documents, instruments or certificates required to be delivered by the OpCo Buyer at or prior to the Closing pursuant to Section 7.03 of this Agreement;

(v)    deliver or cause to be delivered to the Seller and the Company, a counterpart signature page to the Assignment Agreement; and

(vi)    deliver or cause to be delivered to the Seller, the Escrow Agreement, duly executed by the OpCo Buyer.

(d)    At the Closing, the Seller shall:

(i)    deliver or cause to be delivered to the OpCo Buyer a certificate in compliance with Treasury Regulations Section 1.1445-2, in a form and substance reasonably satisfactory to the respective Buyer, certifying that the Transactions are exempt from withholding under Section 1445 of the Code, provided, that the respective Buyers’ sole recourse in the event that the Seller fails to deliver such certificate shall be to make an appropriate withholding under Section 1445 of the Code;

(ii)    deliver or cause to be delivered to the OpCo Buyer an assignment agreement, in form and substance reasonably acceptable to the OpCo Buyer (the “Assignment Agreement”), executed by Jack Ohio Finance, pursuant to which (x) Jack Ohio

Finance shall transfer and assign to the OpCo Buyer all of the JCC Membership Interests and (y) concurrently with the Closing, the OpCo Buyer shall be the sole member of JCC and Jack Ohio Finance shall withdraw from and cease to be a member of JCC;

(iii)    deliver of cause to be delivered to the OpCo Buyer documentation, in form and substance reasonably acceptable to the OpCo Buyer, evidencing the termination of the Management Agreement without any further obligation or liability to JCC;

(iv)    deliver or cause to be delivered to the OpCo Buyer the Escrow Agreement, duly executed by the Seller;

(v)    deliver or cause to be delivered to the PropCo Buyer the fixed asset ledger of Company as of the last day of the most recent calendar month prior to the Closing prepared in accordance with GAAP in all material respects;

(vi)    deliver or cause to be delivered to the PropCo Buyer all agreements, documents, instruments or certificates required to be delivered by Jack Ohio Finance or JCC at or prior to the Closing pursuant to Section 4.03 of the Equity Purchase Agreement;

(vii)    deliver to the PropCo Buyer on or prior to the Closing Date a certificate of Seller’s chief financial officer (or other executive vested with similar duties) in the form of Exhibit D;

(viii)    deliver or cause to be delivered to the OpCo Buyer and PropCo Buyer, the Existing Jack Ohio Debt Release Documentation in form and substance reasonably satisfactory to OpCo Buyer and PropCo Buyer;

(ix)    deliver or cause to be delivered to the OpCo Buyer a copy of an agreement providing for the termination of the Management Agreement without any further obligation or liability to JCC (the “Termination of Management Agreement”) in a form and in substance reasonably acceptable to the OpCo Buyer; and

(x)    deliver or cause to be delivered to the OpCo Buyer all other agreements, documents, instruments or certificates required to be delivered by the Seller or the Company at or prior to the Closing pursuant to Section 7.02 of this Agreement.

Section 2.05    Closing. Subject to the terms and conditions of this Agreement, the closing of the Transfer Sub Membership Interest Purchase (the “Transfer Sub Membership Interests Closing”) and the closing of the JCC Membership Interests Purchase (the “MI Closing” and, together with the Transfer Sub Membership Interest Closing, the “Closing”) shall take place at 10:00 a.m., New York City time, no later than five (5) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date, but subject to their satisfaction at Closing), at the offices of Paul, Weiss, Rifkind Wharton & Garrison LLP in New York, New York, or at such other time or on such other date or at such other place as the Seller and the Buyers may mutually agree upon in writing, and, by such agreement, the Closing may take place by delivery of documents required to be delivered hereby by facsimile or other electronic transmission, including by email attachment (the day on which the Closing takes place being the “Closing

Date”). The Closing shall be effective as of the Reference Time. Notwithstanding the foregoing, the Parties hereby agree that the Transfer Sub Membership Interests Closing shall occur immediately prior to the MI Closing.

Section 2.06    JCC Membership Interests Purchase Price Adjustment.

(a)    Closing Adjustments.

(i)    At least five (5) Business Days before the Closing Date, Jack Ohio Finance shall prepare and deliver to the OpCo Buyer a statement (the “JCC Estimated Closing Statement”) setting forth Jack Ohio Finance’s reasonable, good faith estimate of (A) the JCC Closing Working Capital (the “JCC Estimated Closing Working Capital”), (B) the Indebtedness of JCC as of the Reference Time (the “JCC Estimated Indebtedness”), (C) the JCC Closing Date Cash (the “JCC Estimated Closing Date Cash”), (D) the Transaction Expenses of JCC to be paid by the OpCo Buyer on behalf of JCC (excluding the R&W Insurance Cost Seller Portion) (the “JCC Estimated Transaction Expenses”), (E) Jack Ohio Finance’s calculation of the JCC Membership Interests Purchase Price and (F) an unaudited balance sheet of JCC as of the Reference Time (without giving effect to the Transactions) (the “JCC Estimated Closing Balance Sheet”). The calculations set forth in the JCC Estimated Closing Working Capital and the JCC Estimated Closing Balance Sheet shall be prepared and calculated in accordance with GAAP. An illustrative example of an JCC Estimated Closing Statement, JCC Estimated Closing Balance Sheet and calculation of the JCC Closing Working Capital, JCC Closing Date Indebtedness, JCC Closing Date Cash, JCC Membership Interests Purchase Price and JCC Closing Transaction Expenses is set forth on Exhibit B (the “JCC Sample Statement”).

(ii)    Following receipt of the JCC Estimated Closing Statement, Jack Ohio Finance shall use its commercially reasonable efforts to permit OpCo Buyer and its Representatives at all reasonable times and upon reasonable notice to review the Seller’s and the Company’s working papers relating to the calculation and preparation of the JCC Estimated Closing Working Capital, the JCC Estimated Indebtedness, the JCC Estimated Closing Date Cash, the JCC Estimated Transaction Expenses and the JCC Estimated Closing Balance Sheet, as well as the accounting books and records of JCC relating thereto, and Jack Ohio Finance shall make reasonably available its and JCC’s respective Representatives (if any) responsible for the preparation of the JCC Estimated Closing Statement in order to respond to the inquiries of OpCo Buyer and its Representatives. Prior to the Closing, the parties shall reasonably attempt to resolve any disagreements concerning the computation of any of the items included in the JCC Estimated Closing Statement (including the JCC Estimated Closing Working Capital, the JCC Estimated Indebtedness, the JCC Estimated Closing Date Cash, the JCC Estimated Transaction Expenses and the JCC Estimated Closing Balance Sheet); provided, that it is acknowledged and agreed that if any disagreements cannot be resolved, then the Closing shall occur on the basis of the JCC Estimated Closing Statement provided by Jack Ohio Finance, and that any unresolved disagreements shall be deferred for resolution pursuant to the post-closing cash consideration adjustment process described in Section 2.06(b).

(b)    Post-Closing Adjustment.

(i)    Within sixty (60) days after the Closing Date, the OpCo Buyer shall prepare and deliver to Jack Ohio Finance a statement (the “JCC Closing Statement”) setting forth its calculation of (A) the JCC Closing Working Capital, (B) the Indebtedness of JCC as of the Reference Time (the “JCC Closing Date Indebtedness”), (C) the JCC Closing Date Cash, (D) all unpaid Transaction Expenses of JCC as of the Closing (excluding the R&W Insurance Cost Seller Portion) (the “JCC Closing Transaction Expenses”), (E) OpCo Buyer’s calculation of the JCC Membership Interests Purchase Price and (F) an unaudited balance sheet of JCC as of the Reference Time (without giving effect to the Transactions) (the “JCC Closing Balance Sheet”). The calculation of the JCC Closing Working Capital and the JCC Closing Balance Sheet shall be prepared and calculated in accordance with GAAP and otherwise in accordance with the JCC Sample Statement and the JCC Closing Date Indebtedness, the JCC Closing Date Cash, and the JCC Closing Transaction Expenses shall be calculated in accordance with the JCC Sample Statement.

(ii)    The post-closing adjustment (the “JCC Post-Closing Adjustment”) shall be an amount equal to the sum of:

(A)    The difference between the JCC Closing Date Cash and the JCC Estimated Closing Date Cash (where the difference will be positive, if the JCC Closing Date Cash exceeds the JCC Estimated Closing Date Cash, or negative, if the JCC Estimated Closing Date Cash exceeds the JCC Closing Date Cash); plus

(B)    The difference between the JCC Closing Working Capital and the JCC Estimated Closing Working Capital (where the difference will be positive, if the JCC Closing Working Capital exceeds the JCC Estimated Closing Working Capital, or negative, if the JCC Estimated Closing Working Capital exceeds the JCC Closing Working Capital); plus

(C)    The difference between the JCC Closing Transaction Expenses and the JCC Estimated Transaction Expenses (where the difference will be negative, if the JCC Closing Transaction Expenses exceeds the JCC Estimated Transaction Expenses, or positive, if the JCC Estimated Transaction Expenses exceeds the JCC Closing Transaction Expenses); minus

(D)    The amount, if any, by which the JCC Closing Date Indebtedness exceeds the JCC Estimated Indebtedness.

If the JCC Post-Closing Adjustment as finally determined in accordance with this Section 2.06(b)(ii) (the “JCC Net Adjustment Amount”) is a positive number, the OpCo Buyer shall pay to Jack Ohio Finance an amount equal to the Net Adjustment Amount in accordance with Section 2.06(d). If the JCC Net Adjustment Amount is a negative number, the Parties shall cause the Escrow Agent to pay, or shall pay, to the OpCo Buyer an amount equal to the JCC Net Adjustment Amount, in each case in accordance with Section 2.06(d).

(c)    Examination and Review.

(i)    After receipt of the JCC Closing Statement, Jack Ohio Finance shall have thirty (30) days (the “JCC Review Period”) to review the JCC Closing Statement. During the JCC Review Period, Jack Ohio Finance and its accountants shall have full access to the books and records of JCC through the Closing Date, and work papers prepared by, the OpCo Buyer or the OpCo Buyer’s accountants to the extent that they relate to the JCC Closing Statement and to such historical financial information (to the extent in the OpCo Buyer’s possession) relating to the JCC Closing Statement as Jack Ohio Finance may reasonably request for the purpose of reviewing the JCC Closing Statement and to prepare a JCC Statement of Objections (defined below), provided, however, that such access shall be in a manner that does not interfere with the normal business operations of the OpCo Buyer or JCC.

(ii)    On or prior to the last day of the JCC Review Period, Jack Ohio Finance may object to the JCC Closing Statement by delivering to the OpCo Buyer a written statement setting forth Jack Ohio Finance’s objections in reasonable detail, indicating each disputed item or amount and the basis for Jack Ohio Finance’s disagreement therewith (the “JCC Statement of Objections”). If Jack Ohio Finance fails to deliver the JCC Statement of Objections before the expiration of the JCC Review Period, the JCC Closing Statement and the JCC Post-Closing Adjustment, as the case may be, reflected in the JCC Closing Statement shall be deemed to have been accepted by Jack Ohio Finance and shall be final and binding on Jack Ohio Finance and the OpCo Buyer. If Jack Ohio Finance delivers the JCC Statement of Objections before the expiration of the JCC Review Period, the OpCo Buyer and Jack Ohio Finance shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the JCC Statement of Objections (the “JCC Resolution Period”), and, if the same are so resolved within the JCC Resolution Period, the JCC Post-Closing Adjustment and the JCC Closing Statement with such changes as may have been previously agreed in writing by the OpCo Buyer and Jack Ohio Finance shall be final and binding.

(iii)    If Jack Ohio Finance and the OpCo Buyer fail to reach an agreement with respect to all of the matters set forth in the JCC Statement of Objections before the expiration of the JCC Resolution Period, then any amounts remaining in dispute (“JCC Disputed Amounts”) shall be submitted for resolution to the office of the Independent Accountant or, if the JCC Independent Accountant is unable to serve, the OpCo Buyer and Jack Ohio Finance shall appoint by mutual agreement the office of an impartial nationally recognized firm of independent certified public accountants other than any accountants previously engaged by Jack Ohio Finance or the OpCo Buyer (unless such previously engaged accountants are agreed to by the OpCo Buyer and Jack Ohio Finance, the “JCC Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the JCC Disputed Amounts only and make any adjustments to the JCC Post-Closing Adjustment, as the case may be, and the JCC Closing Statement; provided that the JCC Independent Accountant shall only decide the specific items under dispute by Jack Ohio Finance and the OpCo Buyer and its decision for each JCC Disputed Amount must be within the range of values assigned to each such item in the JCC Closing Statement and the JCC Statement of Objections, respectively. Jack Ohio Finance and the OpCo Buyer agree that all adjustments shall be made without regard to materiality.

(iv)    The fees and expenses of the JCC Independent Accountant shall be paid by Jack Ohio Finance, on the one hand, and by the OpCo Buyer, on the other hand, based upon the percentage that the amount actually contested but not awarded to Jack Ohio Finance or the OpCo Buyer, respectively, bears to the aggregate amount actually contested by Jack Ohio Finance and the OpCo Buyer.

(v)    The JCC Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as Jack Ohio Finance and the OpCo Buyer shall agree in writing) after its engagement, and its resolution of the JCC Disputed Amounts and its adjustments to the JCC Closing Statement or the JCC Post-Closing Adjustment, absent fraud or manifest error, shall be conclusive and binding upon Jack Ohio Finance and the OpCo Buyer.

(d)    Payments of JCC Post-Closing Adjustment. Any payment of the JCC Post-Closing Adjustment shall (i) be due within five (5) Business Days after acceptance of the JCC Closing Statement (or, if there are JCC Disputed Amounts, then within five (5) Business Days after the resolution of such JCC Disputed Amounts); and (ii) if owed to the OpCo Buyer, be paid (A) first by the Escrow Agent from the Escrow Account pursuant to the terms of the Escrow Agreement pursuant to a joint written instruction to that effect to be delivered by the OpCo Buyer and Jack Ohio Finance to the Escrow Agent, and (B) to the extent the Escrow Amount is insufficient, directly by Jack Ohio Finance by wire transfer of immediately available funds to such account or accounts as directed by the OpCo Buyer, and if owed to Jack Ohio Finance, be paid by wire transfer of immediately available funds to such account or accounts as directed by Jack Ohio Finance. Following payment of the JCC Post-Closing Adjustment in accordance with this Section 2.06(d), any funds remaining in the Escrow Account shall be released to Jack Ohio Finance pursuant to a joint written instruction to that effect to be delivered by the OpCo Buyer and Jack Ohio Finance to the Escrow Agent.

(e)    For the avoidance of doubt, it is understood and agreed that the PropCo Buyer shall not be obligated to pay any amount or be subject to any liability to any other Person with respect to the calculation of JCC Closing Working Capital and JCC Closing Date Cash as set forth in this Section 2.06 or for any amounts to be paid to the OpCo Buyer or Jack Ohio Finance as the JCC Post-Closing Adjustment pursuant to Section 2.06(d).

(f)    Adjustments for Tax Purposes. Any payments or adjustments made pursuant to this Section 2.06 shall be treated as an adjustment to the Membership Interests Purchase Price by the Seller and the OpCo Buyer for Tax purposes, unless otherwise required by Law.

Section 2.07    Withholding. Notwithstanding anything in this Agreement to the contrary, each Buyer or, if applicable, the Company shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts payable pursuant to this Agreement or the Equity Purchase Agreement such amounts as such Buyer has reasonably determined it is required to deduct and withhold with respect to the making of any such payment under the Code or any applicable provision of state, local or foreign Tax Law. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts are to be treated for all purposes of this Agreement and the Equity Purchase Agreement as having been paid to the Person in respect of which such deduction and withholding was made. As of the date hereof and assuming that the Buyers receive at or prior to the Closing the certificate described in Section 2.04(d)(i) and a properly completed IRS Form W-9 from the Seller certifying that it is not subject to backup withholding, no Buyer is aware of any withholding Taxes that may become due and payable in connection with the Transactions. If a Buyer intends to deduct or withhold any Tax as required by Law from any payment made to the Seller in connection with the Transactions, such Buyer shall (i) provide the Seller at least three (3) Business Days advance notice of its intent to withhold such amounts, (ii) provide the basis for such withholding (including the legal basis), (iii) provide a reasonable opportunity for the Seller or other recipient to provide forms, documents or other evidence that would mitigate, reduce or eliminate such deduction or withholding and (iv) use commercially reasonable efforts to cooperate with the Seller or other recipient and the advisors thereof, as applicable, to mitigate, reduce or eliminate such deduction or withholding; provided, however, that if the Seller has delivered to the Buyers the certificate referenced in Section 2.04(d)(i), no Buyer shall withhold from any payment hereunder any amounts pursuant to Section 1445 of the Code. To the extent that any Party deducts and withholds any amounts payable pursuant to this Agreement, such Party shall provide reasonable evidence to the other Parties of payment of such amounts to the applicable Government Authority.

Section 2.08    Purchase Price Allocation.

(a)    Within sixty (60) days after the Closing Date, OpCo Buyer shall prepare and deliver to Jack Ohio Finance a schedule allocating the JCC Membership Interest Purchase Price (and any Liabilities of the Company and other items taken into account for U.S. federal income tax purposes) among the assets of the Company (for the avoidance of doubt, excluding the Transfer Sub Membership Interest) in accordance with all applicable U.S. Tax Law in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state, local and foreign Tax law (such statement, the “Purchase Price Allocation Schedule”) for the Seller’s review and comment. In the event the Seller, on the one hand, and the OpCo Buyer, on the other hand, cannot agree as to the Purchase Price Allocation Schedule within thirty (30) days of the OpCo Buyer’s delivery of the initial draft of the Purchase Price Allocation Schedule to the Seller, Seller, on the one hand, and the OpCo Buyer, on the other hand, shall be entitled to take its own position in any Tax Return, Tax proceeding or audit. If there is a final Purchase Price Allocation Schedule, the Seller and the OpCo Buyer agree to use the allocations set forth on the final Purchase Price Allocation Schedule (as adjusted to reflect any adjustments to the JCC Membership Interests Purchase Price) for all Tax purposes (including the preparation and filing of all relevant federal, state, local and foreign Tax Returns) and neither the Seller nor the OpCo Buyer shall take any position inconsistent with such allocations on any Tax Return or in any Tax Action, in each case, except to the extent otherwise required pursuant to a change in Law or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

(b)    Within sixty (60) days after the Closing Date, the PropCo Buyer shall prepare and deliver to the Seller a schedule allocating the Transfer Sub Membership Interest Purchase Price (and any Liabilities of the Transfer Sub and other items taken into account for U.S. federal income tax purposes) among the assets of Transfer Sub in accordance with all applicable U.S. Tax Law in a manner consistent with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and any comparable provisions of state, local and foreign Tax law (such statement, the “Transfer Sub Purchase Price Allocation Schedule”) for the Seller’s review and comment. In the event the Seller and the PropCo Buyer cannot agree as to the Transfer Sub Purchase Price Allocation Schedule within thirty (30) days of the PropCo Buyer’s delivery of the initial draft of the Transfer Sub Purchase Price Allocation Schedule to the Seller, each of the Seller and the PropCo Buyer shall be entitled to take its own position in any Tax Return, Tax proceeding or audit. If there is a final Transfer Sub Purchase Price Allocation Schedule, each of the Seller and the PropCo Buyer agree to use the allocations set forth on the final Transfer Sub Purchase Price

Allocation Schedule (as adjusted to reflect any adjustments to the Transfer Sub Membership Interest Purchase Price) for all Tax purposes (including the preparation and filing of all relevant federal, state, local and foreign Tax Returns) and neither the Seller nor the PropCo Buyer shall take any position inconsistent with such allocations on any Tax Return or in any Tax Action, in each case, except to the extent otherwise required pursuant to a change in Law or a “determination” within the meaning of Section 1313(a) of the Code (or any similar provision of applicable state, local or foreign Law).

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER

Except as set forth in the Seller Disclosure Letter, the Seller represents and warrants to the Buyers as follows (provided that the representations and warranties in Section 3.01(e), Sections 3.02(e)–(h), Section 3.06(b) and Section 3.16(i) shall be for the sole and exclusive benefit of the PropCo Buyer):

Section 3.01    Organization, Authority and Qualification.

(a)    The Seller is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Company is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware, and has all necessary company power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted. The Seller has made available in the Data Room correct and complete copies of the certificate of formation, operating agreement and any other organizational documents of the Company, each as in effect on the date hereof.

(b)    The Company is duly licensed or qualified and is in good standing as a foreign entity in all jurisdictions in which the properties owned or leased by it or the nature or operation of its business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed or qualified would not have a Material Adverse Effect. All such jurisdictions are listed on Section 3.01(b) of the Seller Disclosure Letter.

(c)    The Company and the Seller have all necessary company power and authority to enter into this Agreement and the Equity Purchase Agreement to which it is a party, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the Seller and the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Seller and the Company of their respective obligations hereunder and thereunder and the consummation by the Seller and the Company of the Transactions have been duly authorized by all requisite entity action on the part of the Seller and the Company, and no further entity action by the Seller or the Company or any of their respective managers, members or Affiliates is required for such purpose. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by the Seller and the Company and (assuming due authorization, execution and delivery by the Buyers, as applicable) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(d)    Jack Ohio Finance has the corporate authority to cause the Company to perform its obligations under this Agreement, the Equity Purchase Agreement and any other agreement being entered into in connection with the transactions contemplated by this Agreement and the Equity Purchase Agreement.

(e)    After the formation of the Transfer Sub no more than five (5) Business Days prior to the Closing, (i) the Transfer Sub shall be duly organized (or formed), validly existing and in good standing under the Laws of the state of its organization and, to the extent required by applicable Laws, the state in which the Company Real Property is located, and (ii) the Transfer Sub shall be authorized to consummate the Transactions, and fulfill all of its obligations hereunder and under documents required for the Closing to be executed by the Transfer Sub and (assuming due authorization, execution and delivery by the PropCo Buyer, as applicable) such instruments, obligations and actions shall be valid and legally binding upon the Transfer Sub, enforceable in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

(f)    After the formation of the Transfer Sub, the execution and delivery of all documents required for the Closing to be executed by the Transfer Sub and the performance of the obligations of the Transfer Sub thereunder shall not (i) conflict with, result in a violation of or breach any provision of the Organizational Documents of the Transfer Sub, (ii) result in the violation of any Law, (iii) conflict with any Governmental Order binding upon the Transfer Sub, (iv) conflict with, or result in any default under, any Contract to which the Transfer Sub is bound, except to the extent that such conflict or default, as the case may be, would not reasonably be expected to have a Material Adverse Effect. Other than (x) the Closing Governmental Approvals and (y) such filings as may be required by any applicable federal or state securities or “blue sky” laws, the Transfer Sub is not required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with, or provide any notice to, any Governmental Authority in connection with the execution and delivery of all documents required for Closing to be executed by the Transfer Sub and the performance of the obligations of the Transfer Sub thereunder, except such consents, approvals, Permits, Governmental Orders or notices which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.

Section 3.02    Membership Interests.

(a)    Jack Ohio Finance is the sole record and beneficial owner of the JCC Membership Interests free and clear of any and all Encumbrances (other than restrictions on the subsequent transfer imposed by state or federal securities laws, Gaming Laws or Existing Debt

Encumbrances). There are no outstanding options, profit interests, unit appreciation rights, phantom equity or other equity compensation rights relating to the JCC Membership Interests. Jack Ohio Finance has the right, authority and power to sell, assign and transfer the JCC Membership Interests to the OpCo Buyer. Upon delivery to the OpCo Buyer of the Assignment Agreement at the Closing and the OpCo Buyer’s payment of the JCC Membership Interests Purchase Price, the PropCo Buyer’s payment of the Transfer Sub Membership Interest Purchase Price and any other amounts required to be paid by the OpCo Buyer and PropCo Buyer hereunder or under the Ancillary Agreements, the OpCo Buyer shall acquire title to the JCC Membership Interests free and clear of any Encumbrance other than Encumbrances created by the OpCo Buyer and restrictions on the subsequent transfer imposed by state or federal securities laws or Gaming Laws.

(b)    The JCC Membership Interests constitute all of the issued and outstanding Equity Interests of JCC. There are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the Equity Interests of JCC or obligating JCC to issue or sell any Equity Interests of JCC except as contemplated by the Equity Purchase Agreement.

(c)    Each outstanding JCC Membership Interest is duly authorized, validly issued, fully paid and nonassessable. The offer, issuance and sale of all JCC Membership Interests were made in compliance in all material respects with all applicable Laws, including state and federal securities Laws and Gaming Laws.

(d)    No JCC Membership Interests or Equity Interests of any Subsidiary of the Company were issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.

(e)    As of immediately prior to the consummation of the Closing, the Subsidiary Seller will be the record and beneficial owner of the Transfer Sub Membership Interests free and clear of any and all Encumbrances (other than restrictions on the subsequent transfer imposed by state and federal securities laws, Existing Debt Encumbrances that will no longer encumber the Transfer Sub Membership Interests immediately following the Closing, Gaming Laws or the Transfer Sub Operating Agreement). The Subsidiary Seller has the right, authority and power to sell, assign and transfer the Transfer Sub Membership Interests to the PropCo Buyer. Upon delivery to the PropCo Buyer of the Transfer Sub Membership Interests Assignment Agreement at the Transfer Sub Membership Interests Closing and the PropCo Buyer’s payment of the Transfer Sub Membership Interests Purchase Price and any other amounts required to be paid by the PropCo Buyer under the Equity Purchase Agreement, the PropCo Buyer shall acquire title to the Transfer Sub Membership Interests free and clear of any Encumbrance other than Encumbrances created by the PropCo Buyer and restrictions on the subsequent transfer imposed by state and federal securities laws, Gaming Laws or the Transfer Sub Operating Agreement.

(f)    The Transfer Sub Membership Interests held by the Subsidiary Seller constitute all of the issued and outstanding limited liability company membership interests of the Transfer Sub. Other than the Transfer Sub Membership Interests, there are no outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character relating to the membership, limited liability company or other equity interests of the Transfer Sub or obligating the Transfer Sub to issue or sell any membership, limited liability company or other equity interests, or any other interest in, or convertible into or exchangeable for, any such interests in, the Transfer Sub except as contemplated herein.

(g)    Each outstanding membership interest or other equity or ownership interest of the Transfer Sub is duly authorized, validly issued, fully paid and nonassessable.

(h)    All of the Transfer Sub Membership Interests were not issued or transferred in violation of any preemptive or subscription rights, rights of first refusal or other rights of any Person.

Section 3.03    Equity Interests. The Company does not directly or indirectly own, of record, beneficially or otherwise, or has any interest in or right to acquire, any Equity Interest of any Person.

Section 3.04    Non-Contravention; Consents.

(a)    The execution, delivery and performance by Jack Ohio Finance and JCC, of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with, result in a violation of or breach any provision of the Organizational Documents of the Seller or the Company; (ii) subject to the filings and other matters referred to in Section 3.04(b) result in a violation or breach of any provision of any Law or Governmental Order applicable to the Seller or the Company; or (iii) assuming receipt of the filings, consents and approvals set forth in Section 3.04 of the Seller Disclosure Letter, require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default (or event which, with the giving of notice or lapse of time, or both, would constitute a default) under or result in the acceleration of any obligation under, or give to any Person any rights of termination, acceleration or cancellation of, or loss of any benefit under any provision of, or result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the assets, properties or Equity Interests of the Seller or the Company pursuant to, any Material Contract, any Permit set forth in Section 3.13 of the Sellers Disclosure Letter or any note, bond, loan or credit agreement, mortgage or indenture to which the Seller or the Company is a party or by which any of them or any of their respective properties, assets or equity interests is bound or subject; except, in the case of this clause (iii), for any such actions, breaches, defaults, terminations, accelerations, cancellations, losses or creations that, individually or in the aggregate, would not reasonably be expected to be material to the Company, which shall include requiring the Company to pay or become liable to pay more than $100,000, or to prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.

(b)    Other than (i) the Closing Governmental Approvals; (ii) any filings required to be made under the HSR Act; and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, neither the Seller, nor the Company, is required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with, or provide any notice to, any Governmental Authority in connection with the execution, delivery or performance by the Seller and, to the extent applicable, the Company, of this Agreement or any of the Ancillary Agreements to which it is a party, or the consummation of the Transactions, except such consents, approvals, Permits, Governmental Orders or notices which, individually or in the aggregate, would not reasonably be expected to be material to the Company, which shall include requiring the Company to pay or become liable to pay more than $100,000 to the Company or prevent or delay beyond the Outside Date the ability of the Seller to consummate the Transactions.

Section 3.05    Financial Statements.

(a)    True and complete copies of the audited consolidated financial statements of Jack Ohio and its consolidated subsidiaries consisting of the consolidated balance sheets of Jack Ohio and its consolidated subsidiaries as at December 31 in each of the years 2017 and 2018 and the related consolidated statements of operations, member’s equity and cash flows for the three years ended December 31, 2018 (the “Audited Financial Statements”) and the Monthly Financials for the Company and its Subsidiaries as at January 31, 2019 and February 28, 2019 (the “Interim Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”), have been made available to the Buyers in the Data Room. The Audited Financial Statements have been prepared from, and in accordance with, the books and records of Jack Ohio in accordance with GAAP applied on a consistent basis throughout the periods involved. No financial statement of any other Person is required by GAAP to be included in the Audited Financial Statements. Except as set forth in the notes thereto and subject to, in the case of the Interim Financial Statements, normal year-end adjustments that will not be material and the absence of footnotes, the Financial Statements (i) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby, and (ii) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the dates thereof and the consolidated results of operations and cash flows of the Company and its Subsidiaries for the periods then ended.

(b)    The Audited Financial Statements fairly present in all material respects the consolidated financial condition of Jack Ohio as of their respective dates and the consolidated results of the operations of Jack Ohio for the periods indicated therein. The Interim Financial Statements of the Company fairly present in all material respects the financial condition of the Company as of their respective dates. The balance sheet of Jack Ohio as at December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.” Since July 1, 2016, no significant deficiency or material weakness in Jack Ohio’s accounting system has been reported to the independent auditors, management, or board of managers of Jack Ohio, or to Gaming Authorities. Jack Ohio and the Company maintains books and records accurately reflecting their respective assets and Liabilities and maintain proper and adequate internal accounting controls that provide reasonable assurance that (i) transactions are executed with management’s authorization and (ii) transactions are recorded as necessary to permit preparation of the consolidated financial statements of Jack Ohio in conformity with GAAP. Jack Ohio and the Company make and keep books, records and accounts which, in reasonable detail, accurately and fairly reflect actual bona fide transactions of Jack Ohio and the Company respectively.

Section 3.06    Undisclosed Liabilities; Transfer Sub.

(a)    Neither the Company nor any Company Subsidiary has any Liability other than Liabilities (i) incurred in the Ordinary Course of Business since the Balance Sheet Date (none of which results from, arises out of, or relates to any breach or violation of, or default under, any Contract, Law or Governmental Order), (ii) incurred in connection with the Transactions as provided for in this Agreement or at the written direction or approval of the Buyers, (iii) reflected or reserved against on the Balance Sheet or (iv) incurred since the Balance Sheet Date that is not reasonably expected to involve, individually or in the aggregate, an amount greater than $250,000 to the Company.

(b)    As of the Closing Date, (i) the Transfer Sub was created solely for the purpose of and has not engaged in any activity or business other than owning the Company Real Property; (ii) the only asset of the Transfer Sub is the Company Real Property (and, for the avoidance of doubt, the Transfer Sub has no direct or indirect subsidiaries and does not own any interests in any other entity); and (iii) the Transfer Sub has no liabilities (contingent or otherwise) other than those liabilities that, to the extent arising under this Agreement or the Ancillary Agreements, arise solely as a result of Transfer Sub’s ownership of the Company Real Property, in its capacity as owner thereof (such as real estate taxes).

(c)    The Transfer Sub has the power and authority to own, operate or lease the Transferred Assets transferred to the Transfer Sub owned, operated or leased by it and to carry on its business as conducted.

Section 3.07    Absence of Certain Changes, Events and Conditions. Except as expressly contemplated by this Agreement, from the Balance Sheet Date until the date of this Agreement, the Company and each Company Subsidiary has operated in the Ordinary Course of Business in all material respects and there has not been, with respect to the Company, any event, occurrence or development that has had a Material Adverse Effect and neither the Company nor any Company Subsidiary has taken any action that, if taken after the date of this Agreement, would constitute a breach of any of the covenants set forth in Section 6.01(b).

Section 3.08    Material Contracts.

(a)    Section 3.08(a) of the Seller Disclosure Letter lists, as of the date hereof, each of the following Contracts to which the Company or any Company Subsidiary is a party or by which any of its assets, properties or Equity Interests are bound (the Contracts required to be listed on Section 3.08(a) of the Seller Disclosure Letter, and all amendments, supplements and other modifications thereto, are referred to herein collectively as the “Material Contracts”):

(i)    each Contract involving payments by JCC (including contingent payments) in excess of $500,000 in the aggregate over the remainder of the current Contract term other than Contracts terminable by JCC upon no more than 90 days’ notice without penalty or fee;

(ii)    each Contract that relates to the transfer or disposition of any material assets (excluding real property or interests therein) of the Company, other than the sale of tangible personal property in the Ordinary Course of Business, in each case related to any disposition occurring on or after July 1, 2016;

(iii)    each Contract that relates to the acquisition or disposition of any business or a material amount of stock (or other Equity Interests) of any other Person (whether by merger, sale of stock, sale of assets or otherwise), in each case dated on or after July 1, 2016 or pursuant to which the Company has or could have any remaining Liabilities;

(iv)    each Contract under which the Company has made advances or loans to another Person, other than (A) inter-company loans, (B) with respect to employee advances for business expenses in the Ordinary Course of Business or (C) lines of credit to players, customers or patrons in the Ordinary Course of Business;

(v)    any Contract entered into after July 1, 2016 involving any resolution or settlement of any actual or threatened Action with a value of greater than $250,000;

(vi)    each Contract relating to or evidencing Indebtedness of such Company or the guarantee of Indebtedness by such Company with an outstanding principal amount, obligation or guarantee in excess of $250,000;

(vii)    each Contract with any Related Party of the Company or any Company Subsidiary that requires payments by such Company in excess of $200,000 over the remainder of the current Contract term other than Contracts with Related Parties of the Company or any Company Subsidiary that are terminable upon no more than ninety (90) days’ notice without liability or financial obligation to the Company or any Company Subsidiary;

(viii)    each material IP License Agreement;

(ix)    each material Contract with any Governmental Authority;

(x)    each management agreement, Lease, license, franchise or operating agreement relating to all or any portion of the Company Real Property involving aggregate annual payments by the Company in excess of $50,000;

(xi)    other than contracts containing non-solicitation covenants entered into in the Ordinary Course of Business, each Contract that contains a non-competition covenant of the Company or otherwise purports to limit or restrict the ability of the Company or, after giving effect to the Transactions, the OpCo Buyer or any of its Affiliates, to compete or otherwise conduct its business, other than contracts terminable by the Company upon no more than ninety (90) days’ notice without penalty or fee;

(xii)    each Contract that (A) establishes an obligation on the Company to exclusively purchase goods or services from any Person or (B) grants to any Person “most favored nations” terms, other than contracts terminable by such Company upon no more than ninety (90) days’ notice without penalty or fee;

(xiii)    each Contract to which the Company is a party that provide for any joint venture, partnership or similar arrangement by the Company;

(xiv)    each Contract with any slot manufacturer that leases more than twenty five (25) slot machines or video lottery terminals;

(xv)    each Contract to purchase or dispose of (including any option or put agreement) any Company Real Property, in each case related to any purchase or disposition, as applicable, occurring or expected to occur on or after July 1, 2016;

(xvi)    each Contract for any construction work (including any additions or expansion) to be performed at the Company Real Property and under which the Company has an obligation in excess of $250,000 in the aggregate;

(xvii)    each Contract relating to interest rate caps, collars or swaps, currency hedging transactions and other similar arrangements to which the Company is a party or an obligor with respect thereto.

(b)    Each Material Contract is a valid and binding obligation of the Company. Each Material Contract is enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity, regardless of whether enforcement is sought in a proceeding at law or in equity). The Company is not in material breach of, or material default under, any Material Contract and, to the Knowledge of the Company, no such other party is in material breach of, or material default under, any Material Contract. As of the date hereof, the Company has not given or received any written notice of the intention of any Person to repudiate or terminate any Material Contract. The Seller has made available in the Data Room a correct and complete copy of all Material Contracts, together with all amendments and modifications thereto.

Section 3.09    Title to Assets; Real Property; Tangible Personal Property.

(a)    JCC has good, marketable, insurable, indefeasible and valid fee title to the Company Real Property.

(b)    Section 3.09(b) of the Seller Disclosure Letter lists the tax parcel number, street address and the Company that is the owner of record, of each parcel of Company Real Property. The Company has fee simple title to the Company Real Property and to all Improvements thereon, subject only to the Permitted Encumbrances and, prior to the Closing, Existing Debt Encumbrances.

(c)    The Company does not lease any Leased Real Property and is not party to any Real Estate Lease.

(d)    (i) Section 3.09(d) of the Seller Disclosure Letter lists all of the existing Tenant Leases, true and complete copies of which have been made available in the Data Room, and, as of the date hereof, all of such Tenant Leases are in full force and effect; (ii) there are no leases, licenses or other occupancy agreements pursuant to which the Company, as landlord or sublandlord, leases or subleases all or any portion of the Company Real Property other than as set forth on Section 3.09(d) of the Seller Disclosure Letter; (iii) the Tenant Leases have not been modified, supplemented or otherwise amended other than as set forth on Section 3.09(d) of the Seller Disclosure Letter; (iv) there are no unpaid monetary obligations owed to any tenant or tenant improvement allowances in connection with the current term of the Tenant Leases entered into prior to the date hereof other than as set forth on Section 3.09(d) of the Seller Disclosure Letter; (v) neither the Seller nor the Company has given to any tenant, nor received from any tenant, any written notice of material default that remains uncured beyond any applicable cure period under any of the Tenant Leases or any assertion in writing of any offset, counterclaim or deduction to the payment of rent that remains outstanding other than as set forth on Section 3.09(d) of the Seller Disclosure Letter and, to the Company’s Knowledge, no such default, or right of offset, counterclaim or deduction exists; and (vi) neither the Seller nor the Company nor the Transfer Sub has received any written notice from the tenant under any Tenant Lease that such party intends to cancel or terminate any such Tenant Lease.

(e)    Neither the Seller nor the Company has granted any options to any Person to purchase, lease or otherwise acquire (including any right of first offer or right of first refusal of) any interest in the Company Real Property or transferred any air or development rights in the Company Real Property.

(f)    Neither the Seller nor the Company has received written notice from any Governmental Authority that there are pending Condemnation, eminent domain, or similar proceedings or actions nor, to the Company’s Knowledge, is any Condemnation, eminent domain or similar proceeding or action threatened by a Governmental Authority with regard to the Company Real Property or that would materially impair the current use, occupancy or operation of the Company Real Property.

(g)    To the Company’s Knowledge, all Improvements are in good condition and repair and sufficient for the operation of the Company. Other than as set forth in Section 3.09(g) of the Seller Disclosure Letter, to the Company’s Knowledge, there are no structural deficiencies or latent defects affecting any of the Improvements and, to the Company’s Knowledge, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Improvements or any portion thereof in the operation and business of the Company.

(h)    Neither Seller, nor the Company has received written notice of any violation, in any material respect, of any applicable zoning or other Law relating to or affecting the Company Real Property and, to the Company’s Knowledge, there is no violation, in any material respect, of any applicable zoning or other Law relating to or affecting the Company Real Property.

(i)    Neither Seller, nor the Company has received any written notice of default under any covenant, easement, restriction or other recorded agreement affecting or encumbering the Company Real Property or any portion thereof that remains outstanding and uncured.

(j)    Neither Seller, nor the Company has received any written notice from any insurer of any Company Real Property requiring any material work to be performed as a condition to the renewal of any insurance policy which has not heretofore been complied with.

(k)    The Company does not own, lease or occupy any real property other than the Company Real Property. No real property or portion thereof or interest therein, other than the Company Real Property and any interest appurtenant to the Company Real Property, is necessary for the continued use or operation of the business of the Company immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(l)    There is no material demolition, renovation, construction or other development-related activity ongoing at the Company Real Property.

(m)    The Company has good and valid title to, or a valid leasehold interest in, all of its tangible personal property and (other than Company Real Property) other assets reflected as being owned by the Company in the Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date. All such assets and properties are free and clear of all Encumbrances, except for Permitted Encumbrances and Existing Debt Encumbrances. To the Company’s Knowledge, all such property is adequate for the uses to which it is being put, and is adequate for the continued conduct of the business of the Company as currently conducted, in all material respects, and is, in all material respects, in good operating condition and repair (normal wear and tear excepted).

Section 3.10    Intellectual Property.

(a)    Section 3.10(a) of the Seller Disclosure Letter lists (A) all issued patents, patent applications, trademark registrations and pending applications for registration, copyright registrations and internet domain name registrations owned by the Company (the “Registered Intellectual Property”); and (B) Owned Intellectual Property, including unregistered trademarks and service marks (that is not Registered Intellectual Property) Software and Trade Secrets (only a non-confidential description is provided for any Trade Secrets), that is not registered but that is material to the business or operations of the Company. All applications for the Registered Intellectual Property are pending in good standing and, to the Company’s Knowledge, all registrations for the Registered Intellectual Property are valid and enforceable. There are no overdue filings or unpaid filing, maintenance or renewal fees currently overdue with respect to any Registered Intellectual Property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to be material to the Company.

(b)    The Company owns or has the right to use all Intellectual Property necessary to conduct its business as currently conducted (the “Company Intellectual Property”) free and clear of all Encumbrances (other than Permitted Encumbrances, Existing Debt Encumbrances and non-exclusive licenses of Intellectual Property made by the Company in the Ordinary Course of Business).

(c)    The Company Intellectual Property as currently licensed or used by the Company, and its conduct of its business as currently conducted, and as conducted since July 1, 2016, and the products, processes and services of the Company do not infringe, misappropriate, dilute or otherwise violate the Intellectual Property of any Person in any material respect. To the Company’s Knowledge, no Person has infringed, misappropriated, diluted or otherwise violated since July 1, 2016, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property in any material respect.

(d)    Since July 1, 2016, neither the Company, nor Seller, nor any of Seller’s Affiliates, has received any written notice, nor is there any Action pending or, to the Company’s Knowledge, threatened in writing since July 1, 2016 in which the ownership, validity, registrability or enforceability of any of the Company Intellectual Property is being contested or challenged or in which the Company’s conduct of its business as currently conducted is alleged to infringe, misappropriate or otherwise violate the Intellectual Property of any Person in any material respect.

(e)    Each current and former employee, consultant and independent contractor who has conceived or developed any material Owned Intellectual Property have entered into written agreements that assign to the Company any ownership interest and right they may have in of such Owned Intellectual Property. True and complete copies of all such agreements or the form(s) thereof have been made available in the Data Room. No Person (other than the Company) has retained any rights, licenses, claims or interests in or to any such Intellectual Property. The Company has not (A) transferred ownership of or granted any exclusive license of or exclusive right to use, or authorized the retention of any exclusive rights to use or joint ownership of, any Owned Intellectual Property to any other Person, in each case, or (B) permitted the Company’s rights in any material Owned Intellectual Property to enter into the public domain.

(f)    All of the material Systems owned or used by the Company (collectively, the “Company Systems”): (A) are in working order; (B) have commercially reasonable security and necessary software support and maintenance; (C) do not contain viruses, Trojan horses, back doors other malicious code; and (D) in the last eighteen (18) months, have not suffered any material failures, breakdowns, continued substandard performance or other material adverse events that have caused or could reasonably be expected to result in the substantial disruption or interruption in or to the use of the Company Systems or the conduct of the business of the Company.

(g)    The Company has taken commercially reasonable steps to protect the confidentiality, integrity and security of its Company Systems and Trade Secrets from potential unauthorized access, disclosure or misappropriation, and, to the Company’s Knowledge, there has been no unauthorized access to, or disclosure or misappropriation of, any Trade Secrets or confidential data maintained by the Company, including personal data of any individual.

Section 3.11    Insurance.

(a)    Section 3.11 of the Seller Disclosure Letter sets forth a correct and complete list, as of the date hereof, of all insurance policies maintained by the Seller or the Company or with respect to which the Seller or the Company is a named insured or otherwise the beneficiary of coverage (including all existing Title Policies) (collectively, the “Insurance Policies”). The Seller has made available in the Data Room true, correct and complete copies of all Insurance Policies.

(b)    All of the Insurance Policies required to be disclosed on Section 3.11 of the Seller Disclosure Letter are in full force and effect. All premiums due on the Insurance Policies have been paid. No written notice of cancellation or termination or revocation or other written notice that any such Insurance Policy is no longer in full force or effect as of the date of this Agreement has been received by the Seller or the Company. The Company is in compliance in all material respects with the terms and provisions of the Insurance Policies.

(c)    There are no open material claims that have been denied by any of the Seller’s or the Company’s insurance providers or for which any such insurance provider has issued a reservation of rights letter. The Seller has made available in the Data Room true, correct and complete loss-runs for the last three years in respect of the Company.

Section 3.12    Legal Proceedings; Governmental Orders.

(a)    There are no Actions pending or, to the Knowledge of the Company, threatened (whether in writing or orally) against or by the Company, the Seller (relating to the Company), or the Company’s current or former managers, officers, employees or Affiliates in their capacities as such or otherwise affecting the Company Real Property, or any of the Company’s properties, Permits, assets or Equity Interests, except for those that would not (i) involve, or would reasonably be expected to involve, individually or in the aggregate, an amount greater than $350,000, (ii) inhibit, or would reasonably be expected to inhibit, the business or operations of the Company, as currently conducted or (iii) would make illegal, materially restrict or delay, prevent or prohibit the consummation of the Transactions (“Specified Action”). To the Knowledge of the Company, there are no facts or circumstances existing which would reasonably be expected to constitute a valid basis for any Specified Action. There are no Actions pending or, to the Knowledge of the Company, threatened (whether in writing or orally) against or by the Seller or any Affiliate of the Seller that challenge or seek to prevent, enjoin or otherwise delay the Transactions.

(b)    There are no outstanding Governmental Orders (other than performed Governmental Orders) and no unsatisfied judgments, penalties or awards against or affecting the Company or any of their respective properties, assets or Equity Interests that would reasonably be expected to materially adversely affect the operations of the Company, as currently conducted or would make illegal, materially restrict or materially delay, prevent or prohibit the consummation of the Transactions.

Section 3.13    Compliance With Laws; Permits.

(a)    Except for such matters that would not, individually or in the aggregate, reasonably be expected to be material to the Company, the Company is and has been in compliance in all respects with all Laws applicable to the Company.

(b)    Section 3.13 of the Seller Disclosure Letter sets forth a true and complete list of all material Permits necessary for the Company to own, lease and operate its properties and to carry on its business as currently conducted or which are required in connection with the Company’s ownership or leasing of its Company Real Property or Leased Real Property, as applicable. All Permits set forth in Section 3.13 of the Seller Disclosure Letter have been obtained by the Company and are valid and in full force and effect (which includes, for the avoidance of doubt, all Permits under Gaming Laws). The Company is in material compliance with the terms of its respective Permits set forth on Section 3.13 of the Seller Disclosure Letter. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.13 of the Seller Disclosure Letter.

(c)    Since July 1, 2016, neither the Company, nor Seller, nor any of Seller’s Affiliates, has received any written notice or other written communication, or, to the Knowledge of the Company, any oral communication, from any Governmental Authority or other Person (x) asserting any material violation of, or failure to comply in any material respect with, any requirement of any Law applicable to such Company or Permit that is material to the operation of the business of the Company, (y) advising that it is being investigated with respect to any allegation that it has violated in any material respect, or failed to comply in any material respect with, any Law applicable to the Company or Permit that is material to the operation of the business of the Company, or (z) notifying the Company of the suspension, denial, non-renewal, revocation or withdrawal of any Permit set forth on Section 3.13 of the Seller Disclosure Letter. No termination, expiration, suspension, withdrawal, cancellation, modification, revocation or nonrenewal of any Permit set forth on Section 3.13 of the Seller Disclosure Letter is pending or, to the Knowledge of the Company, threatened. Except as would not be reasonably expected to be material to the operation of the business of the Company, the Company has timely filed all material reports, registrations, renewals and other documents required to be filed in connection with any Permit set forth on Section 3.13 of the Seller Disclosure Letter.

(d)    To the Company’s Knowledge, and with respect to the Company and the Seller only and not with respect to either Buyer, there is no fact, which if known to the Gaming Authorities, will or would reasonably be expected to result in (i) the failure to obtain any Closing Governmental Approval, or (ii) the failure to maintain in good standing any Permit (including any finding of suitability, registration or approval) of the Company.

(e)    Except as would not be reasonably expected to be material to the operation of the business of the Company, the Company is, and has been in compliance, with all Anti-Money Laundering Laws (including Title 31 of the Bank Secrecy Act) and Anti-Corruption Laws. The Company has in place, and at all times has had in place, a written anti-money laundering program designed to comply with Anti-Money Laundering Laws (including Title 31 of the Bank Secrecy Act), a written customer identification program, and a responsible gaming program, in each case in compliance in all material respects with applicable Law, and has complied in all material respects with the terms of such programs. In addition, the Company has in place, and at all times has had in place, programs that include internal controls, policies and procedures designed to comply with applicable Anti-Corruption Laws, and has complied in all material respects with the terms of such program.

(f)    None of the representations and warranties contained in this Section 3.13 shall be deemed to relate to environmental matters (which are governed by Section 3.14) employee benefits matters (which are governed by Section 3.15), employment matters (which are governed by Section 3.16) or tax matters (which are governed by Section 3.17).

Section 3.14    Environmental Matters.

(a)    The Company is in compliance in all material respects with all Environmental Laws. The Company has not received from any Person any Environmental Notice or written Environmental Claim, including, without limitation, any which remain pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date. Neither the Seller nor the Company has received any Environmental Notice with respect to the Company or to the Company’s Knowledge, nor has any Environmental Claim been threatened against the Company.

(b)    The Company has obtained and is in compliance in all material respects with all Environmental Permits that are necessary for the ownership or lease of the Company Real Property, or for the operation or use of the business or assets of the Company as currently owned, leased, operated or used, if any.

(c)    Neither Seller, nor the Company has received an Environmental Notice that any Company Real Property or any property previously owned, leased or operated by the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property), if any, or any other property has been contaminated with any Hazardous Material or solid waste which would reasonably be expected to result in an Environmental Claim against, or a violation of or liability under Environmental Laws or term of any Environmental Permit by, the Company. Neither Seller, nor the Company has received written notice of any pending or threatened Environmental Claims against or affecting the Company related to Environmental Laws, and to the Company’s Knowledge, there is no basis for any such claim.

(d)    Except for those conditions identified as Recognized Environmental Conditions in the Phase 1 Environmental Site Assessments listed on Section 3.14(d) of the Seller Disclosure Schedule, there have been no Releases of any Hazardous Materials at, on, to or from the Company Real Property or, to the Company’s Knowledge, any other property, which would reasonably be expected to result in a material Environmental Claim against the Seller or Company, or require the Seller or the Company to perform any material remedial action pursuant to any Environmental Law, in either case. The Company has not stored, disposed of, arranged for or permitted the disposal, transport, handling or release of any Hazardous Materials except in compliance in all material respects with applicable Environmental Laws, and, to the Company’s Knowledge, no site where the Company has disposed of or arranged for the disposal of Hazardous Materials is subject to investigation or Action under CERCLA or similar state requirements or other Environmental Laws. No Hazardous Material is present at any Company Real Property in material violation of or which would reasonably be expected to result in material liability under Environmental Laws.

(e)    The Seller has made available to the Buyers in the Data Room copies of the environmental reports, studies, audits, records, sampling data, site assessments and other similar documents with respect to the business or assets of the Company or any Company Real Property or any property previously owned, leased or operated by the Company that are in the possession or control of the Company.

Section 3.15    Employee Benefit Matters.

(a)    Section 3.15(a) of the Seller Disclosure Letter contains a complete list of (i) each Benefit Plan that is sponsored or maintained by the Company (and designates each such Benefit Plan as being sponsored or maintained by the Company); and (ii) each material

Benefit Plan that is not sponsored or maintained by the Company. As used herein, the term “Benefit Plan” shall mean each “employee benefit plan” (as defined in Section 3(3) of ERISA), as well as each other benefit, retirement, pension, employment, consulting, compensation, incentive, bonus, stock or other equity, equity-linked, option, incentive compensation, restricted stock, stock appreciation right or similar right, phantom equity, profits interests, change in control, retention, severance, salary, continuation, deferred compensation, vacation, paid time off, welfare, medical, dental, vision, flexible benefit, cafeteria, dependent care, and fringe-benefit agreement, plan, policy, arrangement and program, other than a Multiemployer Plan, whether or not reduced to writing, that is adopted, maintained, sponsored, contributed to, or required to be contributed to by the Company or any ERISA Affiliate for the benefit of any current or former employee, director, manager, officer, consultant or independent contractor (who is a natural Person) of the Company, or with respect to which the Company is a party, is a participating employer in, or has or could reasonably be expected to have any Liability.

(b)    True and complete copies of each of the following documents have been made available to the OpCo Buyer: (i) all Benefit Plan documents, together with all amendments thereto, including with respect to any Benefit Plan that is not in writing, a written description of the material terms thereof and (ii) with respect to each Benefit Plan, to the extent applicable: (A) any related trust agreement, or insurance contract or documents relating to other funding arrangements, (B) any related administrative service agreement, (C) for the most recently ended two plan years, all Internal Revenue Service Form 5500s (including all schedules and financial statements attached thereto), (D) all current summary plan descriptions and subsequent summaries of material modifications, (E) a current Internal Revenue Service determination or opinion letter, and (F) the most recent financial and actuarial valuation reports.

(c)    Each Benefit Plan and related trust complies and has been in compliance, in all material respects, with all requirements of applicable Laws and has been established and administered, in all material respects, in accordance with its terms and with all applicable Laws (including ERISA, the Code, and applicable local Laws), and no notice has been issued by any Governmental Authority questioning or challenging such compliance. Each Benefit Plan that is intended to be qualified under Section 401(a) of the Code (a “Qualified Benefit Plan”) is so qualified and has received a favorable determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, all amendments to any such Qualified Benefit Plan for which the remedial amendment period (within the meaning of section 401(b) of the Code and applicable regulations) has expired are covered by a favorable Internal Revenue Service determination letter or opinion letter, and to the Company’s Knowledge no fact or event has occurred that could affect adversely the qualified status of any such Qualified Benefit Plan or the exempt status of any such trust.

(d)    All payments, benefits, contributions and premiums required by and due under the terms of each Benefit Plan, the terms of any collective bargaining agreements or applicable Law have been timely paid in accordance with the terms of such Benefit Plan, the terms of any collective bargaining agreements, and the terms of all applicable Laws.

(e)    Neither the Company nor any ERISA Affiliate contributes to, has contributed to, has ever had an obligation to contribute to, or has or could reasonably be expected to have any Liability with respect to: (i) a plan subject to Title IV of ERISA, the minimum funding standards of Section 302 of ERISA or Section 412 of the Code; (ii) “multiemployer plan” (as defined in Section 3(37) of ERISA); (iii) a multiple employer plan (within the meaning of Section 4063 or 4064 of ERISA or Section 413(c) of the Code); or (iv) a multiple employer welfare arrangement (within the meaning of Section 3(40) of ERISA). None of the assets of any Benefit Plan are invested in employer securities or employer real property.

(f)    Other than as required under Section 4980B of the Code or other similar applicable Law, neither the Company nor any ERISA Affiliate has any Liability for providing benefits or coverage in the nature of health, life, death or disability insurance following retirement or other termination of employment. Each Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA has complied in all material respects with the Affordable Care Act. No event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company to any Liabilities, penalties, or Taxes under Sections 4980D or 4980H of the Code or any other provision of the Affordable Care Act.

(g)    There is no pending or, to Company’s Knowledge, threatened action, claim, assessment, complaint, proceeding or investigations relating to a Benefit Plan or the assets thereof (other than routine claims for benefits in the ordinary course of business).

(h)    No Benefit Plan is maintained outside of, or for the benefit of any Person located outside of, the United States.

(i)    The Company does not have any Liability (contingent or otherwise) under the Jack Entertainment LLC Long Term Incentive Plan, whether or not pursuant to the LTIP Side Letter, and neither the Company nor the OpCo Buyer shall incur any such Liability following the Closing.

(j)    Neither the entry into this Agreement nor the consummation of the Transactions (either alone or in combination with any other event, condition or circumstance not undertaken at the OpCo Buyer’s written direction) will: (i) constitute a stated triggering event under any Benefit Plan or result in the payment or provision to any current or former employee, manager, director, officer, consultant or independent contractor (who is a natural Person) of the Company of any money, benefits or other property in the nature of compensation; (ii) accelerate the vesting or payment timing of, or provide any additional, compensatory rights or benefits (including funding of compensation or benefits through a trust or otherwise) to any current or former employee, manager, director, officer, consultant or independent contractor (who is a natural Person) of the Company; or (iii) limit or restrict the ability of the OpCo Buyer, its Affiliates or the Company to merge, amend or terminate any Benefit Plan.

(k)    No payments or benefits payable, as a result of or in connection with this Agreement or the consummation of the Transactions (whether alone or in combination with any other event, condition or circumstance, including any subsequent termination of employment or service), to any Person will be either subject to an excise Tax or non-deductible under Section 4999 or 280G, respectively, of the Code.

(l)    With respect to each Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code, (i) the terms of such arrangement have at all relevant times been in compliance with, and (ii) such arrangement has, at all times while subject to Section 409A of the Code, been operated in compliance with, Section 409A of the Code and all applicable guidance thereunder.

(m)    No Benefit Plan or other Contract to which the Company is a party or otherwise bound provides any Person with a “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or 4999 of the Code.

(n)    Section 3.15(n) of the Seller Disclosure Letter contains a complete list of each Multiemployer Plan and designates the Company or ERISA Affiliate that has or had the obligation to contribute to each such Multiemployer Plan. With respect to each Multiemployer Plan: (i) neither the Company nor any ERISA Affiliate has any Liability (whether or not asserted by a Multiemployer Plan) as a result of a complete or partial withdrawal from a Multiemployer Plan; (ii) all contributions (including installments) required to be made by the Company or any ERISA Affiliate have been timely made; and (iii) no Multiemployer Plan is insolvent (within the meaning of Section 4245 of ERISA), is in reorganization (within the meaning of Part 3 of Subtitle E of Title IV of ERISA) or is in endangered, critical or critical and declining status (within the meaning of Section 432 of the Code or Section 305 of ERISA) and neither the Company nor any ERISA Affiliate has received notice that any such Multiemployer Plan has undergone or is expected to undergo a mass withdrawal or termination. Neither the Company nor any ERISA Affiliate is bound by any contract or has any Liability or obligation described in Section 4204 of ERISA.

Section 3.16    Employment Matters.

(a)    Section 3.16(a) of the Seller Disclosure Letter contains a complete list of each collective bargaining or other material written agreement with a labor organization (excluding grievance settlement agreements that do not create substantive rights for employees generally) (i) representing any employee of the Company, (ii) to which the Company is a party, or (iii) by which the Company is bound, and copies of all such documents have been made available in the Data Room. No union organizational campaign is pending or, to the Company’s Knowledge, threatened with respect to any employee of the Company, and, since July 1, 2016, there have not been any activities or proceedings by any labor union, works council, labor organization, employee representative or other representative body to organize any employees of the Company. Since July 1, 2016, there has not been, nor, to Company’s Knowledge, has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor activity or dispute against the Company.

(b)    The Company is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including Laws pertaining to terms and conditions of employment, collective bargaining, worker classification, wages, immigration, data privacy, hours of work, withholdings, discrimination, harassment, immigration and occupational safety and health. There are no material Actions against the Company pending, or, to the Company’s Knowledge, threatened (whether in writing or orally) to be brought or filed, and there have been no such Actions in the since July 1, 2016, by or before any Governmental Authority or arbitrator in connection with the employment or service of any current or former employee, applicant for employment, or independent contractor of the Company, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, payment of overtime, equal pay or any other employment related matter arising under applicable Laws. All service providers of the Company are and have been correctly classified as employees, independent contractors, interns, temporary employees or otherwise for all purposes, including for purposes of the Fair Labor Standards Act of 1938, as amended.

(c)    To the Company’s Knowledge, the Company is in compliance in all material respects with applicable employee licensing requirements. To the Company’s Knowledge, each employee of the Company who is required to have a gaming or other license or approval under any Gaming Law or other applicable Law maintains such license or approval in current and valid form. To the Company’s Knowledge, each consultant, contractor or other non-employee service provider of the Company who is required to have a gaming or other license or approval under any Gaming Law or other applicable Law maintains such license or approval in current and valid form.

(d)    The Company has not taken any action that has constituted or could be reasonably expected to constitute a “mass layoff” or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act, or any similar Law, or has triggered or could otherwise be reasonably expected to trigger any notice requirement or Liability under any state or local plant closing or mass layoff Law, and no such actions are contemplated prior to the Closing Date.

(e)    The Company is not a party to nor bound by any consent decree or conciliation agreement with any Governmental Authority.

(f)    The Company does not have any Liability with respect to the misclassification of any Person as a partner, independent contractor, intern or temporary employee rather than as an employee, or as an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act of 1938, as amended), or with respect to any employee leased from another employer.

(g)    The consummation of the Transactions shall not require the consent of any works councils, unions or similar labor organizations with respect to employees or other service providers of the Company.

(h)    Contained in the Data Room is a complete and accurate list, as of the date of this Agreement, of all employees by title, salary/base compensation, date of hire and seniority or service credit, if different, employing entity, work location, union affiliation, classification as exempt or non-exempt, part-time or full-time status, visa status, and leave status (i.e., whether active or on leave of absence), each as applicable.

(i)    As of the Closing Date, (a) no Transfer Sub has any employees, (b) neither the Seller, the Company nor any Affiliate thereof has any employees, who will have any right to employment by, or to the Company’s Knowledge, claim against, the Transfer Sub, and (c) neither the Seller, the Company nor any Affiliate thereof is a party to or bound by any collective bargaining agreement or other agreement with any labor organization that gives rise to any claims against the Transfer Sub.

Section 3.17    Taxes.

(a)    JCC is, and since its formation has been, properly treated as an entity disregarded as separate from its sole owner, Jack Ohio Finance, for U.S. federal and applicable state and local income tax purposes.

(b)    The Company has timely filed all material Tax Returns required to be filed by it. Such Tax Returns are true, complete and correct in all material respects. All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid in full.

(c)    There are no ongoing audits, actions, suits, claims, investigations or other legal proceedings by any taxing authority (each a “Tax Action”) against the Company, and no such Tax Action is pending or threatened in writing.

(d)    All material amounts of Taxes which the Company is obligated to withhold from amounts owing to any employee, creditor or third party have been so withheld.

(e)    There are no Encumbrances on the assets of the Company relating or attributable to any material amount of Taxes, except for Permitted Encumbrances.

(f)    Section 3.17(f) of the Seller Disclosure Letter sets forth all closing agreements, private letter rulings, technical advice memoranda or other agreements or rulings relating to Taxes that have been entered into or issued by any Governmental Authority with or in respect to the Company.

(g)    The Company has not participated in any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4.

(h)    The Company (i) has not ever been a member of an affiliated, consolidated, combined or unitary group for federal or applicable state or local income Tax purposes, (ii) is not a party to any Tax sharing, allocation or indemnification agreement, understanding or arrangement (other than agreements entered into in the ordinary course of business the primary purpose of which is other than Tax matters), or (iii) has no liability for any material amount of Taxes of any Person (other than the Company) by operation of Law, as a transferee or successor, by contract or otherwise.

(i)    The Company has not waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to a Tax assessment or deficiency.

Section 3.18    Brokers. Except for Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, whose fees and expenses shall be paid by or on behalf of the Seller, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Seller or the Company or a Company Subsidiary.

Section 3.19    Related-Party Transactions. Except as set forth on Section 3.19 of the Seller Disclosure Letter, no Related Party of the Company (a) is a party to any Contract with or binding upon the Company or any of their respective properties or assets or (b) has any ownership interest in any property leased or otherwise used by the Company.

Section 3.20    Indebtedness. Section 3.20 of the Seller Disclosure Letter sets forth a true and complete list of all Indebtedness for borrowed money of the Company and sets forth the borrower, the original lender and the current holder (if different), the original principal balance, and, as of the date of this Agreement, the outstanding principal and interest.

Section 3.21    Privacy and Security.

(a)    The Company complies and has complied in all material respects with all applicable Laws relating to data protection and privacy, and their own published, posted and internal agreements and policies (which are in conformance with industry practice) (all of the foregoing collectively, “Privacy Laws”) with respect to: (i) personally identifiable information (e.g., name, address, telephone number and electronic mail address) including, but not limited to, sensitive personally identifiable information (e.g., social security number, bank account number or credit card number), and any special categories of personal information regulated thereunder or covered thereby (“Personal Information”) (including such Personal Information of visitors who use the Company’s websites); (ii) non-personally identifiable information; (iii) spyware and adware; (iv) the procurement or placement of advertising; (v) the use of Internet searches associated with or using particular words or terms; and (vi) the sending of solicited or unsolicited electronic communications including, but not limited to, email messages, text messages and push notifications. The Company does not have contacts or nexus to the European Union. The Company does not market, nor to the Company’s Knowledge, contemplates marketing, directly or indirectly, its products and services to residents of the European Union or other foreign countries.

(b)    To the Company’s Knowledge, the Company does not serve advertisements into advertising inventory created by downloadable Software that launches without a user’s express activation.

(c)    The Company takes commercially reasonable steps to protect the operation, confidentiality, integrity and security of their Software, Systems, websites, mobile applications, and other electronic communications channels and all information and transactions stored or contained therein or transmitted thereby against any unauthorized or improper use, access, transmittal, interruption, modification or corruption, and, to the Knowledge of the Company, there have been no breaches of same.

(d)    The Company has, and each of its businesses, products and services, is in compliance with all applicable requirements contained in the Payment Card Industry Data Security Standards, their data privacy policies and terms of use with respect to the ClubJack Program, relating to “cardholder data” (as such term is defined in the Payment Card Industry Data Security Standards) with respect to all (if any) such cardholder data that it has (or still may)

processed, stored or transmitted. The Company has engaged in the appropriate Payment Card Industry Data Security Standards audit activities. Since July 1, 2016, the Company has not experienced a security breach involving any such cardholder data. The Company has not received notice that it is in non-compliance with any Payment Card Industry Data Security Standards or the ClubJack Program. No claims have been asserted, nor to the Company’s Knowledge are there threatened, against the Company by any Person alleging a violation of any of the foregoing. Following receipt of the consents set forth in Section 3.04 of the Seller Disclosure Letter, the execution, delivery and performance of this Agreement, and the consummation of the Transactions (including the receipt and taking over by the OpCo Buyer of all of JCC’s databases and other information and data concerning individuals held by or on behalf of JCC), will not cause, constitute or result in a breach or violation of applicable privacy policies, the terms of use with respect to the ClubJack Program or any Privacy Law.

Section 3.22    Customer Database. JCC owns the JCC Customer Database. The JCC Customer Database includes, at a minimum, the following information for each listed player, customer or patron of the Company: full name, full street address, date of birth, and telephone number, except that addresses and telephone numbers are not included for all players, customers or patrons. The JCC Customer Database is accessible and usable by the Company, as applicable, for the purposes for which it is used in the Ordinary Course of Business. The accessibility and usability of the JCC Customer Database shall not be adversely affected by the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements, and following the Closing, the OpCo Buyer shall have the rights to use the JCC Customer Database. The JCC Customer Database does not contain any material information that was derived without authorization from confidential information or trade secrets owned by any third party. The JCC Customer Database does not include Personal Information that the Company purchased from a third party. To the Company’s Knowledge, no third party has asserted or threatened to assert any claim for misappropriation of trade secrets or breach of any implied or express contractual duty relating to the use of information in the JCC Customer Database.

Section 3.23    Compliance with Disability Laws.

(a)    The Company and its business, including its service offerings, Websites and technologies and the Company Real Property, are and have been in compliance in all material respects with, and are not in violation in any material respect of, the Americans with Disabilities Act of 1990, as amended, and similar Laws regarding access by individuals with disabilities (collectively, “Disability Laws”). To the Company’s Knowledge, there is no material impediment to the continued operation of the Company’s businesses and operations due to non-compliance with any Disability Laws.

(b)    Since July 1, 2016, neither the Seller, nor the Company has received any written notice or other written communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with Disability Laws; (ii) any obligation to undertake or bear any material cost relating to remedial measures required to comply with Disability Laws; and (iii) to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to form the basis of (i) or (ii).

(c)    The Seller has made available to the Buyers in the Data Room copies of any Disability Law assessment or audit reports or similar studies or analysis relating to the business and operations of the Company or any Company Real Property that have been prepared on behalf of the Seller or the Company since July 1, 2016.

Section 3.24    Occupational Safety and Health Matters.

(a)    The Company is and since July 1, 2016, has been in compliance in all material respects with, and are not in violation in any material respect of, or liable in any material respect under, any applicable Occupational Safety and Health Laws. To the Company’s Knowledge, there are no impediments to the continued operation of the Facilities and the Company is in compliance in all material respects with any Occupational Safety and Health Laws.

(b)    Neither the Seller nor the Company has received any written notice or other written communication from any Governmental Authority or any other Person regarding (i) any failure to comply in any material respect with any applicable Occupational Safety and Health Law; (ii) any obligation to undertake or bear any material cost relating to remedial measures required to comply with Occupational Safety and Health Laws, including, without limitation, any remedial measures with respect to any of the Facilities at, to or from which Hazardous Materials have been generated, manufactured, refined, transferred, used or processed, transported, treated, stored, handled, transferred, disposed of, recycled or received by the Seller or the Company; and (iii) to the Company’s Knowledge, no facts or circumstances exist that would reasonably be expected to form the basis of (i) or (ii).

(c)    Neither Seller, nor the Company is subject to any consent decree or order under from any Governmental Authority or any other Person regarding any applicable Occupational Safety and Health Laws.

(d)    To the Company’s Knowledge, no closure of any Company Real Property is required pursuant to any Occupational Safety and Health Law.

(e)    The Seller has made available to the Buyers in the Data Room copies of any occupational and safety assessment or audit reports or similar studies or analysis relating to the business and operations of the Company or any of the Facilities that have been prepared on behalf of the Seller or the Company since July 1, 2016.

Section 3.25    No Other Representations and Warranties. Except for the representations and warranties contained in this Article III (including the related portions of the Seller Disclosure Letter) and the Equity Purchase Agreement, neither the Seller, nor the Company has made and does not make, and no other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Seller or the Company or any other Person, including any representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to the Buyers and their respective Representatives (including the Project Gordie – Ohio Confidential Information Memorandum Update dated December 2018, and any information, documents or material made available to the Buyer, management presentations or in any other form in expectation of the Transactions) or as to the future revenue, profitability or success of the Company or any representation or warranty arising from statute or otherwise in law. Except as set forth expressly in this Article III (including the related portions of the Seller Disclosure Letter), the condition of the assets of the Company shall be “as is” and “where is” and “with all faults.” Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 3.25 shall limit any rights or remedies of the Buyers in the case of the Seller’s Fraud.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE OPCO BUYER

The OpCo Buyer represents and warrants to the Seller as follows:

Section 4.01    Organization and Authority. The OpCo Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Florida. The OpCo Buyer has all necessary corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the Transactions. The execution and delivery by the OpCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by the OpCo Buyer of its obligations hereunder and thereunder and the consummation by the OpCo Buyer of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the OpCo Buyer and no further entity action by either the OpCo Buyer or any of their respective managers, members, stockholders or Affiliates, as applicable, is required. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by the OpCo Buyer, and (assuming due authorization, execution and delivery by the PropCo Buyer and Jack Ohio Finance or any other parties thereto in the case of the Ancillary Agreements) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of the OpCo Buyer, enforceable against the OpCo Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 4.02    Non-Contravention; Consents.

(a)    The execution, delivery and performance by OpCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of any provision of the organizational documents of the OpCo Buyer; (ii) subject to the filings and other matters referred to in Section 4.02(b), result in a violation or breach of any provision of any Law or Governmental Order applicable to the OpCo Buyer; or (iii) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which the OpCo Buyer is a party, except, in the case of clause (iii), where the failure to obtain such consents, notices or other action or such conflicts, violations, breaches, defaults, accelerations, cancellations would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the JCC Membership Interests Purchase.

(b)    Other than (i) the Closing Governmental Approvals; (ii) any filings required to be made under the HSR Act; and (iii) such filings as may be required by any applicable federal or state securities or “blue sky” laws, neither the OpCo Buyer, nor any of its Subsidiaries is required to file, seek or obtain any consent, approval, Permit, or Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by the OpCo Buyer of this Agreement, or any of the Ancillary Agreements to which it is a party, or the consummation of the Transactions or thereby, except such consents, approvals, Permits or Governmental Orders which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the Membership Interests Purchase.

Section 4.03    Investment Purpose. The OpCo Buyer is acquiring the JCC Membership Interests solely for its own account for investment purposes and not with a present view to, or for offer or sale in connection with, any distribution thereof. The OpCo Buyer acknowledges that the JCC Membership Interests it is acquiring are not registered under the Securities Act of 1933, as amended, or any state securities laws, and that the JCC Membership Interests may not be transferred or sold except pursuant to the registration provisions of the Securities Act of 1933, as amended or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable. The OpCo Buyer is able to bear the economic risk of holding the JCC Membership Interests it is acquiring for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

Section 4.04    Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the OpCo Buyer.

Section 4.05    Sufficiency of Funds. As of the Closing, the OpCo Buyer will have all funds necessary to consummate the transactions contemplated by this Agreement and to pay all amounts that will be due by the OpCo Buyer under this Agreement, including the payment of all amounts to be delivered by the OpCo Buyer pursuant to Article II. The OpCo Buyer acknowledges and agrees that its obligations under this Agreement and any Ancillary Agreements, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.

Section 4.06    Legal Proceedings. There are no Actions pending or, to the OpCo Buyer’s Knowledge, threatened (whether in writing or orally) against or by the OpCo Buyer or any Affiliate of the OpCo Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions nor is there any Governmental Order outstanding against the OpCo Buyer or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the Membership Interests Purchase.

Section 4.07    Independent Investigation. The OpCo Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of the Company and acknowledges that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company for such purpose. The OpCo Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, the OpCo Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter) and those certificates, agreements or other documents required pursuant to this Agreement or the Equity Purchase Agreement to be delivered at the Closing; (b) neither the Company, Seller, nor any other Person has made any representation or warranty as to the Company, the Seller or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter) and any certificates, agreements or other documents required pursuant to this Agreement or the Equity Purchase Agreement to be delivered at the Closing; and (c) the OpCo Buyer is not relying upon any advice from the Seller and neither the Seller nor any of its Affiliates are acting as a financial advisor, agent, underwriter or broker to the OpCo Buyer, nor any of the OpCo Buyer’s Affiliates or otherwise on behalf of the OpCo Buyer or any of the OpCo Buyer’s Affiliates in connection with the Transactions and the agreements entered into in connection herewith. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 4.07 shall limit any rights or remedies of the OpCo Buyer in the case of the Seller’s Fraud.

Section 4.08    OpCo Buyer’s Compliance with Gaming Laws.

(a)    The OpCo Buyer and each OpCo Buyer Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “OpCo Buyer’s Licensed Parties”) and, to the OpCo Buyer’s Knowledge, each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who will be required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “OpCo Buyer’s Related Parties”), hold all material licenses, Permits, findings of suitability and other authorizations necessary to comply with applicable Gaming Laws in the jurisdictions in which the OpCo Buyer’s Licensed Parties currently operate (the “OpCo Buyer’s Related Party Permits”) and are in material compliance with the terms of the OpCo Buyer’s Related Party Permits.

(b)    During the past three (3) years, neither the OpCo Buyer, any OpCo Buyer’s Licensed Party nor, to the OpCo Buyer’s Knowledge, any other OpCo Buyer Related Party, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, Permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except where such negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the JCC Membership Interests Purchase. Neither the OpCo Buyer, any OpCo Buyer’s Licensed Party nor, to the OpCo Buyer’s Knowledge, any other OpCo Buyer’s Related Party has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to the OpCo Buyer, any OpCo Buyer’s Licensed Party or, to the OpCo Buyer’s Knowledge, any other OpCo Buyer’s Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, Permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To the Knowledge of the OpCo Buyer, with respect to the OpCo Buyer and the OpCo Buyer’s Related Parties only and not with respect to the Company or the Seller, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, Permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the OpCo Buyer to consummate the JCC Membership Interests Purchase. Neither the OpCo Buyer nor any OpCo Buyer’s Related Party has suffered a suspension or revocation of any license held under the gaming laws necessary to conduct the business and operations of the OpCo Buyer’s Licensed Parties in each of the jurisdictions in which the OpCo Buyer’s Licensed Parties own or operate gaming facilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PROPCO BUYER

The PropCo Buyer represents and warrants to the Seller as follows:

Section 5.01    Organization and Authority of the PropCo Buyer. The PropCo Buyer is a limited partnership duly organized, validly existing and in good standing under the Laws of the State of Delaware. The PropCo Buyer has all necessary corporate power and authority to enter into this Agreement and the Equity Purchase Agreement, to carry out its obligations hereunder and thereunder and to consummate the Transactions. The execution and delivery by the PropCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, the performance by the PropCo Buyer of its obligations hereunder and thereunder and the consummation by the PropCo Buyer of the Transactions have been duly authorized by all requisite corporate action on the part of the PropCo Buyer and no further action by the PropCo Buyer or any of its managers, members, stockholders or Affiliates of the PropCo Buyer, as applicable, is required. This Agreement has been (and when executed and delivered, the Ancillary Agreements to which it is a party will be) duly executed and delivered by the PropCo Buyer, and (assuming due authorization, execution and delivery by the OpCo Buyer and Jack Ohio Finance or any other parties thereto in the case of the Ancillary Agreements) this Agreement constitutes (and when executed and delivered, the Ancillary Agreements to which it is a party will constitute) a legal, valid and binding obligation of the PropCo Buyer, enforceable against the PropCo Buyer in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

Section 5.02    Non-Contravention; Consents.

(a)    The execution, delivery and performance by the PropCo Buyer of this Agreement and the Ancillary Agreements to which it is a party, and the consummation of the Transactions, do not and will not: (i) conflict with or result in a violation or breach of any provision of the organizational documents of the PropCo Buyer; (ii) subject to the filings and other matters referred to in Section 5.02(b), result in a violation or breach of any provision of any Law or Governmental Order applicable to the PropCo Buyer; or (iii) require the consent, notice or other action by any Person under, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which the PropCo Buyer is a party, except, in the case of clause (iii), where the failure to obtain such consents, notices or other action or such conflicts, violations, breaches, defaults, accelerations, cancellations would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Transfer Sub Membership Interest Purchase.

(b)    Other than (i) the Closing Governmental Approvals; (ii) such filings as may be required by any applicable federal or state securities or “blue sky” laws; (iii) such filings as necessary to comply with the applicable requirements of the New York Stock Exchange; and (iv) such consents, approvals, Permits, Governmental Orders, declarations, filings, notices or submissions (other than a filing under the HSR Act) which, individually or in the aggregate, would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Transfer Sub Membership Interest Purchase, neither the PropCo Buyer nor any of its Subsidiaries is required to file, seek or obtain any consent, approval, Permit, Governmental Order of or with any Governmental Authority in connection with the execution, delivery or performance by the PropCo Buyer of this Agreement, or any of the Ancillary Agreements to which it is a party, or the consummation of the Transactions or thereby.

Section 5.03    Brokers. Except for Goldman Sachs & Co. LLC, whose fees and expenses shall be paid by the PropCo Buyer, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the PropCo Buyer.

Section 5.04    Sufficiency of Funds. As of the Closing, the PropCo Buyer will have all funds necessary to pay the Transfer Sub Membership Interest Purchase Price and all other necessary fees, expenses and other amounts payable by the PropCo Buyer in connection with the consummation of the Transactions. The PropCo Buyer acknowledges and agrees that its obligations under this Agreement and any Ancillary Agreements, including its obligations to consummate the Closing, are not contingent upon its receipt of financing of any kind.

Section 5.05    Legal Proceedings. There are no Actions pending or, to the PropCo Buyer’s Knowledge, threatened (whether in writing or orally) against or by the PropCo Buyer or any Affiliate of the PropCo Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transactions nor is there any Governmental Order outstanding against the PropCo Buyer or any of its Subsidiaries that would reasonably be expected to, individually or in the aggregate, prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Transfer Sub Membership Interest Purchase.

Section 5.06    Independent Investigation. The PropCo Buyer has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) or assets of JCC, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of JCC for such purpose. The PropCo Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transactions, the PropCo Buyer has relied solely upon its own investigation and the express representations and warranties of the Seller set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter); (b) none of JCC, the Seller or any other Person has made any representation or warranty as to JCC, the Seller or this Agreement, except as expressly set forth in Article III of this Agreement (including the related portions of the Seller Disclosure Letter) and any certificates, agreements or other documents required pursuant to this Agreement or the Equity Purchase Agreement to be delivered at the Closing; and (c) the PropCo Buyer is not relying upon any advice from the Seller and neither the Seller nor any of their Affiliates is acting as a financial advisor, agent, underwriter or broker to the PropCo Buyer or any of the PropCo Buyer’s Affiliates or otherwise on behalf of the PropCo Buyer or any of the PropCo Buyer’s Affiliates in connection with the Transactions and the agreements entered into in connection herewith. Notwithstanding any provision of this Agreement to the contrary, nothing in this Section 5.06 shall limit any rights or remedies of the Buyers in the case of the Seller’s Fraud.

Section 5.07    PropCo Buyer Compliance with Gaming Laws.

(a)    The PropCo Buyer and each PropCo Buyer Licensing Affiliate which is licensed or holds any permit or authorization pursuant to applicable Gaming Laws (the “PropCo Buyer Licensed Parties”) and, to the PropCo Buyer’s Knowledge, each of (i) their respective directors, managers, officers, key employees and Persons performing management functions similar to directors, managers, officers or key employees and (ii) their equity holders who will be required to be licensed and found suitable under applicable Gaming Laws (collectively, the Persons described in clauses (i) and (ii), the “PropCo Buyer Related Parties”), hold all material licenses, permits, findings of suitability and other authorizations necessary to comply with applicable Gaming Laws in the jurisdictions in which the PropCo Buyer Licensed Parties currently own and lease real estate to a casino operator (the “PropCo Buyer Related Party Permits”) and are in material compliance with the terms of the PropCo Buyer Related Party Permits.

(b)    Since October 6, 2017, none of the PropCo Buyer, the PropCo Buyer Licensed Parties or, to the PropCo Buyer’s Knowledge, any of the other PropCo Buyer Related Parties, has received any written claim, demand, notice, complaint, court order or administrative order from any Gaming Authority or relating to any violation or possible violation of any Gaming Laws that did or would be reasonably likely to result in fines or penalties of $250,000 or more, in the aggregate. None of the PropCo Buyer, any PropCo Buyer Licensed Party or, to the PropCo Buyer’s Knowledge, any other PropCo Buyer Related Party has received notice of any proceeding or review by any Governmental Authority under any Gaming Law with respect to the PropCo Buyer or, to the PropCo Buyer’s Knowledge, any PropCo Buyer Related Party that would reasonably be expected to result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions. To the Knowledge of the PropCo Buyer, with respect to the PropCo Buyer and the PropCo Buyer Related Parties only and not with respect to the Seller, the Company or any Company Subsidiary, there are no facts, which if known to the Gaming Authorities, will or would reasonably be expected to (i) result in the denial, revocation, limitation or suspension of any license currently held under the Gaming Laws, or (ii) result in a negative outcome to any finding of suitability proceedings currently pending, or under the suitability, licensing, permits, orders, authorizations or proceedings necessary for the consummation of the Transactions, except, in the case of clauses (i) and (ii), where such denial, revocation, limitation or suspension or negative outcome would not reasonably be expected to prevent or delay beyond the Outside Date the ability of the PropCo Buyer to consummate the Transfer Sub Membership Interest Purchase. Since October 6, 2017, neither the PropCo Buyer nor any PropCo Buyer Related Party has suffered a suspension or revocation of any license held under the Gaming Laws necessary to conduct the business and operations of the PropCo Buyer Licensed Parties in each of the jurisdictions in which the PropCo Buyer Licensed Parties own gaming facilities.

ARTICLE VI

COVENANTS

Section 6.01    Conduct of the Business of the Company Prior to the Closing.

(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as otherwise expressly provided in this Agreement or the Equity Purchase Agreement, required by Law, as specifically set forth in Section 6.01 of the Seller Disclosure Letter or as consented to in writing by the Buyers (which consent shall not be unreasonably withheld, conditioned or delayed), the Company shall, and the Seller shall cause the Company to: (i) conduct the Company’s business in the Ordinary Course of Business in all material respects, (ii) use commercially reasonable efforts to maintain and preserve the services of the current officers and key employees of the Company (other than the individuals set forth on Schedule 6.19(a)) (provided that this clause (ii) shall not require the Company to increase the compensation payable to, or the benefits provided to, such current officers and key employees) and to maintain and preserve intact its business organization and advantageous business relationships and the goodwill of the suppliers, contractors, licensors, customers, distributors and others having business relations with the Company, (iii) (A) use commercially reasonable efforts to maintain the effectiveness of the Permits set forth on Section 3.13 and (B) maintain the effectiveness of the Permits required pursuant to Gaming Laws, (iv) use commercially reasonable efforts to keep and maintain the assets used in the business and operations of the Company in good operating condition and repair, and (v) make the maintenance capital expenditures set forth on Section 6.01(a)(v) of the Seller Disclosure Letter. Notwithstanding the foregoing provisions of this Section 6.01(a), (i) the Seller will not be required to take any action prohibited by Section 6.01(b) in order to satisfy the Company’s or the Seller’s obligations under this Section 6.01(a) and (ii) neither the Company nor the Seller shall be deemed to have failed to satisfy its obligations under this Section 6.01(a) to the extent such failure resulted, directly or indirectly, from the Company’s or the Seller’s failure to take any action prohibited by Section 6.01(b).

(b)    Without limiting the generality of Section 6.01(a), from the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, except as otherwise expressly provided in this Agreement, required by Law, as specifically set forth in Section 6.01 of the Seller Disclosure Letter or as consented to in writing by the Buyers (which consent, other than as set forth in the Equity Purchase Agreement with respect to the PropCo Buyer, shall not be unreasonably withheld, conditioned or delayed; provided that in the event that Buyers do not deny a request for consent (other than a request for consent to take any action requiring the consent of the PropCo Buyer pursuant to Section 8.03 of the Equity

Purchase Agreement) within five (5) Business Days of such request, the Buyers shall be deemed to have consented to such request), the Company shall not, and the Seller shall cause the Company not to:

(i)    amend or otherwise change the Organizational Documents of the Company;

(ii)    issue, sell, pledge, transfer, assign, license, abandon, dispose of or otherwise subject to any Encumbrance (other than Existing Debt Encumbrances) (x) any Equity Interest of the Company, or any options, warrants, convertible securities or other rights of any kind to acquire any such Equity Interests in the Company; or (y) any properties or assets of the Company including real property other than, in the case of tangible personal property or assets, sales or transfers of inventory in the Ordinary Course of Business, transfers or disposals of inventory or equipment that is being retired or replaced in the Ordinary Course of Business, or transfers, assignments, licenses, abandonments or other disposals of Intellectual Property in the Ordinary Course of Business;

(iii)    declare, set aside, make or pay any non-cash dividend or other non-cash distribution on or with respect to any Equity Interest of the Company;

(iv)    reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Equity Interest, or make any other change with respect to the equity structure of the Company;

(v)    acquire any Equity Interests in any Person or any material amount of assets (excluding any equipment or inventory acquired in the Ordinary Course of Business), or enter into any joint venture, strategic alliance, exclusive dealing or noncompetition Contract;

(vi)    adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or otherwise alter such Company’s equity structure;

(vii)    incur any Indebtedness or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the Indebtedness or other obligations of any Person, or make any loans or advances, except (x) in the Ordinary Course of Business, provided that such Indebtedness will be repaid at or before Closing or (y) guarantees of Indebtedness incurred under the Existing Jack Ohio Debt Documents (which guarantees will be released at Closing);

(viii)    accelerate, amend in any material respect, waive, modify in any material respect or consent to the termination of any Material Contract, or accelerate, amend in any material respect, waive, modify in any material respect or consent to the termination of the Company’s rights thereunder;

(ix)    enter into any Contract that if in effect on the date hereof would be a Material Contract, or amend in any material respect or terminate any Material Contract;

(x)    other than as set forth in JCC Operating Budget, authorize, or make any commitment with respect to, any single capital expenditure that is in excess of $400,000 or capital expenditures that are, in the aggregate, in excess of $1,000,000 for JCC, other than capital expenditures in accordance with the capital expenditures plan set forth in Section 6.01(b)(x) of the Seller Disclosure Letter;

(xi)    enter into any lease, sublease or license of real property or any renewal or any modification, amendment or termination thereof, except that for any of the foregoing the Buyers’ consent shall not be required in connection with (x) the renewal of any Tenant Lease exercised by the Tenant in accordance with the terms of such Tenant Lease or (y) entry into any lease, sublease or license of real property that is an arm’s length agreement on market terms for a term not to exceed six months and that in any event terminates prior to the Closing Date and pursuant to which the applicable tenant, subtenant or licensee is required to vacate its premises before the Closing Date;

(xii)    (A) increase the compensation payable to or to become payable to, or the benefits provided to, its directors, officers or employees or other consultants, except for (x) wage increases required by the terms of any Company Benefit Plan set forth on Section 3.15(a) of the Seller Disclosure Letter or collective bargaining agreement as in existence on the date hereof and (y) normal merit and cost-of-living increases, consistent with past practice, in base salaries or wages of employees or other consultants of the Company who are not directors or officers of the Company and who receive less than $100,000 in base salary from the Company; (B) grant or modify any severance, retention, change in control or termination payment to or loan or advance or accelerate any amount to, any director, officer or employee or other consultant of the Company; (C) accelerate the vesting or payment of any compensation or benefit for any director, officer, employee or other consultant of the Company; or (D) establish, adopt, enter into or amend any Benefit Plan, except for welfare plan renewals in the Ordinary Course of Business that do not result in material increased expense to the Company or as required by any Law or Benefit Plan set forth on Section 3.15(a) of the Seller Disclosure Letter as in effect on the date hereof; provided that the Company may award cash retention bonuses to one or more employees from time to time prior to the Closing, to be paid immediately prior to the Closing, in consideration for their continued services and employment through the Closing (such payments, “Retention Payments”) which, together with the employer portion of any payroll, social security, unemployment or similar Taxes related to such Retention Payments, shall be borne by the Seller and, for the avoidance of doubt, shall constitute Transaction Expenses of the Company, and none of the Buyers nor the Company shall have any Liability with respect to the Retention Payments;

(xiii)    make or enter into any (A) collective bargaining agreement or (B) any Contract for the employment of any employee (other than an at will employee in the ordinary course of business who earns annual compensation, in the aggregate, of no more than $100,000 and is not an officer of the Company) or terminate any employee other than a termination for cause (other than an employee who is not an officer of the Company and who receives annual compensation, in the aggregate, of no more than $100,000);

(xiv)    enter into or amend any Contract with any Related Party of the Company, other than Contracts with Related Parties of the Company which will be terminated at or prior to the Closing without any Liability to the Company;

(xv)    make any change in any method of accounting or accounting practice or policy, except as required by GAAP or applicable Law;

(xvi)    make or change any material Tax election, change any accounting period or method for Tax purposes, amend any Tax Return, settle or compromise any material Tax liability, waive or extend any statute of limitations in respect of any Tax (except as required by applicable Law and other than pursuant to an extension of time to file any Tax Return obtained in the Ordinary Course of Business);

(xvii)    waive, release, assign, settle or compromise any Action, except for (A) claims, litigation or Action in the Ordinary Course of Business and for an amount not in excess of $250,000 and (B) any claim or Action that would not be expected to prohibit or restrict the Company from operating its business in materially the same manner as operated on the date of this Agreement;

(xviii)    fail to maintain, with financially responsible insurance companies, insurance in such amounts and against such risks and losses as is maintained by it at present;

(xix)    sell, lease, license, transfer or subject to an Encumbrance any Owned Intellectual Property other than, in the case of Encumbrances, Existing Debt Encumbrances; or

(xx)    agree, commit or resolve to take any of the actions prohibited by this Section 6.01(b).

(c)    The Parties acknowledge and agree that in the event there is any inconsistency or conflict between the provisions of this Section 6.01 and the provisions set forth in Section 7.03 of the Equity Purchase Agreement, the provisions of Section 7.03 of the Equity Purchase Agreement shall control.

Section 6.02    Access to Information and Company Real Property.

(a)     From the date hereof until the earlier to occur of (x) the Closing or (y) the termination of this Agreement pursuant to Article VII the Company shall, and the Seller shall cause such Company to: (i) afford each Buyer and its Representatives reasonable access to the employees of the Company and the right to inspect all of the Company Real Property, Contracts and books and records of the Company and (ii) furnish each Buyer and its Representatives with such financial, operating and other data and information related to the Company as such Buyer or any of its Representatives may reasonably request in connection with the Transactions; provided, however, that any such investigation shall be conducted during normal business hours upon reasonable advance notice to the Company subject to such investigation and the Seller, under the supervision of the Company’s personnel and in such a manner as not to unreasonably interfere with the normal operations of the Company. All requests by a Buyer for access pursuant to this Section 6.02 shall be submitted or directed exclusively to Dan Reinhard, with a copy to the Seller or such other individuals as the Seller may designate in writing from time to time. Notwithstanding anything to the contrary in this Agreement, neither the Company nor Seller shall be required to disclose any information to either Buyer if such disclosure would, in the Seller’s reasonable discretion, after consultation with outside counsel: (x) jeopardize any attorney-client privilege or (y) contravene any applicable Law or (z) contravene the confidentiality restrictions in any Contract to which the Company is a party; provided, that the Company shall, and the Seller shall cause the Company to, use commercially reasonable efforts to provide the maximum access allowed by such contravention or restriction. Prior to the Closing, without the prior written consent of the Seller (which consent shall not be unreasonably withheld, conditioned or delayed), neither Buyer shall contact any suppliers to, or customers of, the Company in connection with the Transactions. Neither Buyer shall have any right to perform invasive or subsurface investigations of the Company Real Property. The OpCo Buyer shall, and shall cause its Representatives to, abide by the terms of the OpCo Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02. The PropCo Buyer shall, and shall cause its Representatives to, abide by the terms of the PropCo Confidentiality Agreement with respect to any access or information provided pursuant to this Section 6.02.

(b) Notwithstanding anything herein to the contrary, any access by a Buyer or its Representatives to the Company Real Property pursuant to this Agreement shall be subject to the following conditions: (i) Representatives of a Buyer that access the Company Real Property (collectively, “Access Parties”) shall at all times be accompanied by a Representative of the Seller or the Company during such access, provided, that the Seller or the Company reasonably cooperate to make a Representative of the Seller or the Company available for such access, (ii) the applicable Buyer agrees to indemnify the Seller, the Company and their Representatives against, and hold the Seller, the Company and their Representatives harmless from, any claim for liabilities, costs, expenses (including reasonable attorneys’ fees actually incurred) damages (excluding special, consequential or punitive damages), or injuries arising out of or resulting from such access by the applicable Buyer’s Access Parties except to the extent attributable to the gross negligence or willful misconduct of Seller, the Company or any of their Representatives) or the discovery of a pre-existing condition affecting the Company Real Property and, notwithstanding anything to the contrary in this Agreement, such obligation to indemnify and hold harmless the Seller, the Company and their Representatives shall survive the Closing or any termination of this Agreement and (iii) no Buyer shall unreasonably interfere with the business or operations of the Seller or their respective Subsidiaries. Notwithstanding anything to the contrary herein, to the extent any access is requested to occur within a gaming area of the Company Real Property: (x) to the extent required by Gaming Laws, any Access Party accessing such gaming area must be occupationally licensed by the Ohio Casino Control Commission prior to such access, or (y) in lieu of satisfying clause (x) above (to the extent required by Gaming Laws), Seller or the Company shall have secured a waiver to such occupational license requirement from the Ohio Casino Control Commission prior to any such access.

Section 6.03    Employee Matters.

(a)    From and after the Closing Date and until six (6)-months following the Closing Date, the Opco Buyer shall, or shall cause the Company, to provide to each Employee not covered by a collective bargaining agreement, while he or she remains employed by the Company, to the extent applicable, with an annual base salary or hourly wage rate, annual cash bonus opportunity, and health and welfare and 401(k) plan benefits that are not less favorable in the aggregate than the annual base salary or hourly wage rate, annual cash bonus opportunity and health and welfare and 401(k) plan benefits made available to each such Employee immediately prior to the Closing Date. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall preclude the OpCo Buyer or the Company from terminating the employment of any employee at any time on or after the Closing. The OpCo Buyer shall, or shall cause the Company, to, continue to recognize the labor organization that represents any of its Employees and to honor and comply with the terms of any collective bargaining agreement or other agreement applicable to such Employees, but in each case only to the extent listed in Section 3.16(a) of the Seller Disclosure Letter. The OpCo Buyer shall, or shall cause the Company to provide to each Employee who suffers a termination of employment during such the six (6) month period following the Closing Date under the circumstances establishing such Employee’s severance eligibility pursuant to the Cincinnati Severance Plan, or any applicable individual employment, severance or separation agreement in effect as of the date of this Agreement and listed in Section 3.15(a) of the Sellers Disclosure Letter (each, a “Company Severance Plan”), with severance payments and benefits no less favorable than those provided in such applicable Company Severance Plan.

(b)    The OpCo Buyer and its Affiliates shall take commercially reasonable efforts to recognize service rendered by Employees prior to the Closing Date for purposes of eligibility and vesting (but not for benefit accrual), as applicable, under all employee benefit plans of the OpCo Buyer and its Subsidiaries (including the Company) that are health, welfare, 401(k) and paid time off plans for which the Employee is eligible from and after the Closing Date, to the same extent that such service was taken into account under corresponding Benefit Plans for such purposes; provided, however, that nothing herein shall result in the duplication of any benefits. Without limiting the foregoing, the OpCo Buyer shall take commercially reasonable efforts to waive any pre-existing condition or limitation under any health or welfare plan of the OpCo Buyer or its Subsidiaries (including the Company) for Employees for any condition for which such Employee would have been entitled to coverage under the corresponding Benefit Plan in which such Employee participated immediately prior to the Closing Date.

(c)    The Seller shall, or shall cause the Company to, establish individual annual bonus performance metrics and targets for 2019 in a manner and at a time consistent with the Seller’s and the Company’s past practices (which metrics and targets shall apply to the portion of the 2019 calendar year elapsed through the Closing). The Seller shall, or shall cause the Company to, pay to each Employee, immediately prior to the Closing, a prorated portion (based on the portion of the 2019 calendar year elapsed through the Closing) of any annual incentive bonus that such Employee would have been entitled to receive for 2019 pursuant to the applicable Benefit Plan providing for annual incentive bonus opportunities, based on actual performance through the Closing (as compared against target performance metrics prorated based on the portion of the 2019 calendar year elapsed through the Closing) (such payments, the “Seller 2019 Bonus Payments”). The aggregate amount of the Seller 2019 Bonus Payments and the employer portion of any payroll, social security, unemployment or similar Taxes related to such Seller 2019 Bonus Payments shall be borne by the Seller, and, for the avoidance of doubt, shall constitute Transaction Expenses of the Company and neither the OpCo Buyer, the PropCo Buyer nor the Company shall have any Liability with respect to the Seller 2019 Bonus Payments.

(d)    Each Company shall timely satisfy any required notifications, effects bargaining, or consent requirements with respect to any unions, works councils or other labor or employee organizations representing an Employee, as may be required under applicable Law or any collective bargaining or similar labor agreement, in each case in connection with this Agreement or the Transactions.

(e)    Notwithstanding anything to the contrary herein, nothing contained in this Section 6.03, express or implied, shall (i) confer any rights, remedies or claims upon any labor organization or any current or former employee, officer, manager, director, consultant or independent contractor (who is a natural Person) of the OpCo Buyer, the Seller, the Company, or any of their respective Affiliates, and no such individual shall be regarded as a third-party beneficiary of this Agreement with respect to any portion of this Section 6.03; (ii) require the OpCo Buyer or any of its Affiliates (including, from and after the Closing, the Companies) to continue any Benefit Plan or other compensation or benefit plan, program, policy, agreement or arrangement, to provide any particular level of compensation or benefits thereunder, or to prevent the amendment, modification or termination thereof, (iii) be considered to be an amendment of any collective bargaining agreement or Benefit Plan or employee benefit plan, program or arrangement of the OpCo Buyer or any of its Affiliates or to create any employee benefit plan, program or arrangement of the OpCo Buyer, the Seller, the Company or any of their respective Affiliates; (iv) require the employment or service or continued employment or service of any person for any period of time or (v) result in any liability for the PropCo Buyer. The Parties acknowledge that (x) the PropCo Buyer shall have no liability whatsoever with respect to any Benefit Plans and (y) the OpCo Buyer shall have no Liability whatsoever with respect to any Benefit Plans, unless the Benefit Plan is sponsored by a Company and designated as sponsored by a Company on Section 3.15(a) of the Sellers Disclosure Letter.

(f)    The Seller shall take all actions necessary (including causing the Company’s participation in, and obligations under, the LTIP Side Letter to be terminated as of the Closing) such that at and following the Closing none of the Buyers, nor the Company has or shall have any liability (contingent or otherwise) under the Jack Entertainment LLC Long Term Incentive Plan, whether pursuant to the LTIP Side Letter or otherwise. For the avoidance of doubt, any payment due to any employee or other service provider of the Company under the Jack Entertainment LLC Long Term Incentive Plan, whether pursuant to the LTIP Side Letter or otherwise (and the employer portion of any employment, payroll, social security, unemployment or other similar Taxes payable in connection with such payments), shall be included as a “Transaction Expense” under this Agreement to be borne by the Seller.

(g)    401(k) Plan.

(i)    Effective as of the Closing Date, each Employee who participates in the Jack Entertainment LLC Retirement Plan (the “Seller 401(k) Plan”) shall be fully vested in his or her account balance under the Seller 401(k) Plan.

(ii)    To the extent that the Seller 401(k) Plan does not permit rollovers (including direct rollovers) of outstanding loans held thereunder, no later than one Business Day prior to the Closing Date, the Sellers shall take such action as is necessary in order for the Seller 401(k) Plan to permit Employees of JCC whose loans are not in default as of such date to rollover outstanding loans to a 401(k) plan maintained by the OpCo Buyer or one of its Affiliates (the “Buyer 401(k) Plan”). The OpCo Buyer shall cause the Buyer 401(k) Plan to accept the rollover by each Employee of JCC who is an active employee of the OpCo Buyer as of the date of the rollover of all of the Employee’s “eligible rollover distribution” (within the meaning of Section 401(a)(31) of the Code) from the Seller 401(k) Plan, including outstanding plan loans that are not in default as of the date of the rollover, in accordance with applicable Code provisions. The OpCo Buyer and the Seller agree to cooperate in good faith prior to and following the Closing to facilitate and process the rollovers contemplated by this Section 6.03(g) prior to the date any such Employees’ outstanding loans are defaulted under the terms of the loan policy pertaining to the Seller 401(k) Plan or under applicable Law, including through the preparation and processing of employee communications, election forms and information sharing.

(iii)    From and after the date hereof the Parties will cooperate in good faith to establish a transition plan for the transition of the Company’s employees at the Closing.

Section 6.04    Resignations. Within ten (10) Business Days of this Agreement, the Company shall deliver to the OpCo Buyer written resignations to be effective as of the Closing Date (each, a “Resignation Letter”), of the individuals set forth on Section 6.04 of the Seller Disclosure Letter as officers and managers of the Company. The Resignation Letters shall not be amended, modified, restated or revoked on or prior to the Closing Date.

Section 6.05    Director and Officer Indemnification and Insurance.

(a)    The OpCo Buyer agrees that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of any current or former directors, officers, employees, managers or agents of the Company (each, an “Indemnified Party”), as provided at Law or pursuant to the Organizational Documents of the Company or any employment or indemnification agreement between such Indemnified Party, on the one hand, and the Company, on the other hand, in each case as in effect on the date of this Agreement shall survive the Closing Date and shall continue in full force and effect in accordance with their respective terms and that the Company will perform and discharge its obligations thereunder in accordance with the terms thereof.

(b)    Prior to the Closing, the Company shall, and the Seller shall cause the Company to, obtain and fully pay the premium for the extension of the directors’ and officers’ liability coverage of the Company’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of six (6) years from and after the Closing from an insurance carrier with the same or better credit rating as the Company’s current insurance carrier with respect to directors’ and officers’ liability insurance or otherwise reasonably acceptable to the Company (collectively, “D&O Insurance”) with terms, conditions, retentions and limits of liability that are at least as favorable in the aggregate as such Company’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against an officer, manager, managing member or director of the Company by reason of him or her serving in such capacity that existed or occurred at or prior to the Closing. If the Company for any reason fails to obtain such “tail” insurance policies as of the Closing, for a period of six (6) years from the Closing, the OpCo Buyer will, at Sellers cost and expense, maintain in full effect the current directors’ and officers’ liability and fiduciary liability insurance policies covering the Indemnified Parties (but may substitute therefor other policies of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the Indemnified Parties so long as that substitution does not result in gaps or lapses in coverage) with respect to matters occurring on or before the Closing, but the OpCo Buyer is not required to pay annual premiums in excess of 250% of the last annual premiums paid therefor prior to the date of this Agreement and will purchase the maximum amount of coverage that can be obtained for that amount if the coverage described in this Section 6.05(b) would cost in excess of that amount.

(c)    In the event that the OpCo Buyer or any of its respective successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of the OpCo Buyer or the Company, as the case may be, shall assume all of the obligations set forth in this Section 6.05.

(d)    Following the Closing, the OpCo Buyer will cause the Company to perform all of the obligations of such Company under this Section 6.05.

(e)    This Section 6.05 shall survive the consummation of the Closing and continue for the periods specified herein and is intended to be for the benefit of, and to be enforceable by, the Indemnified Parties and their respective heirs and personal representatives, and will be binding on the OpCo Buyer and the Company and their respective successors and assigns.

(f)    The obligations of the OpCo Buyer and the Company under this Section 6.05 shall not be terminated or modified in such a manner as to adversely affect Indemnified Party without the consent of such Indemnified Party (it being expressly agreed that the Indemnified Parties shall be third-party beneficiaries of this Section 6.05, each of whom may enforce the provisions of this Section 6.05).

Section 6.06    Confidentiality.

(a)    The Buyers acknowledge and agree that the Confidentiality Agreements remain in full force and effect and shall apply to all information furnished thereunder or hereunder; provided, that the PropCo Buyer may disclose such information to the Financing Parties in connection with any Financing pursuant to and in accordance with the terms of the applicable Confidentiality Agreement. The Buyers acknowledge and agree that each Seller shall be a third-party beneficiary of the Confidentiality Agreements. If this Agreement is, for any reason, terminated prior to the Closing, the Confidentiality Agreements and the provisions of this Section 6.06 shall nonetheless continue in full force and effect.

(b)    The Seller acknowledges that the success of the Company after the Closing Date depends upon the continued preservation of the confidentiality of certain information possessed by the Seller, that the preservation of the confidentiality of such information by the Seller is an essential premise of the bargain between the Seller and the Buyers, and that the Buyer would be unwilling to enter into this Agreement in the absence of this Section 6.06(b). Accordingly, the Seller hereby agrees with the Buyers that for a period of eighteen (18) months following the Closing, the Seller will, and will cause its Representatives and Affiliates to, keep confidential any confidential or proprietary information involving or relating to the Company, including, but not limited to, (1) customer and supplier information, including lists of names and addresses of customers, players and suppliers of the Company or its Affiliates, (2) business plans and strategies, compensation plans, compensation information, sales plans and strategies, pricing and other terms applicable to transactions between existing and prospective customers, suppliers or business associates, (3) market research and databases, sources of leads and methods of obtaining new business, and methods of purchasing, marketing, selling, performing and pricing products and services employed by the Company, (4) information concerning the configuration and architecture, technical data, networks, methods, practices, standards, and capacities of the Company’s information systems, software or technology, (5) information identified as confidential or proprietary in internal documents of the Company and (6) all information that would be a trade secret under any applicable Law; provided, however, that the information subject to the foregoing provisions of this sentence will not include any information (x) generally available to, or known by, the public (other than as a result of disclosure in violation hereof) or (y) shared with or used by (i) the JACK Thistledown Racino located in North Randall, Ohio or (ii) the JACK Cleveland Casino located in Cleveland, Ohio; and provided, further, that the provisions of this Section 6.06(b) will not prohibit any retention of copies of records or disclosure (a) to the extent such information is requested or required by applicable Law or regulation or by deposition, interrogatories, requests for information or documents in legal or administrative proceedings, subpoena, civil investigative demand or other similar legal process, in which case the Seller shall, to the extent legally permissible, provide the Buyers with prompt (and in any event prior to any disclosure) written notice to the extent not legally prohibited of the existence, terms and circumstances of any such request or requirement so that the Company may seek a protective order or other appropriate remedy or waive compliance with the provisions of this Section 6.06(b) or (b) made in connection with the enforcement of any right or remedy relating to, or the performance of any obligation arising under, this Agreement or the Transactions.

Section 6.07    Closing Conditions. Subject to the terms and conditions of this Agreement, each Party shall cooperate with each other Party and use (and cause each of their respective Subsidiaries to use) its reasonable best efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws (including Gaming Laws) to cause the conditions to the Closing to be satisfied as promptly as reasonably practicable and to consummate and make effective, as promptly as reasonably practicable, the Transactions.

Section 6.08    Governmental and Regulatory Approvals and Other Third-party Consents.

(a)    Each Party shall use its reasonable best efforts to obtain, or cause to be obtained as promptly as reasonably practicable after the date hereof, all consents, authorizations, orders and approvals from all third parties, including Governmental Authorities, that are necessary or advisable to be obtained to consummate the Transactions, including the Closing Governmental Approvals, and with respect to applicable state and federal securities Laws, the HSR Act, Gaming Laws and the Federal Communications Commission, including, for the avoidance of doubt, providing information with respect to the execution and filing of any submissions in respect thereof and participating in meetings with the applicable Gaming Authorities or other applicable Governmental Authorities. Each Party shall cooperate with each other Party and each other Party’s Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals (including supplying each other Party with any information which may be required in order to obtain such consents, authorizations, orders and approvals, and responding as promptly as practicable to any inquiry or request received from any Governmental Authority for additional information or documentation) and, once obtained, shall comply with the terms and conditions of such consents, authorizations, orders and approvals. No Party shall willfully take any action that would reasonably be expected to have the effect of materially delaying, or impairing or impeding in any material respect, the receipt of any required consents, authorizations, orders and approvals, including the Closing Governmental Approvals. Notwithstanding anything herein to the contrary, the Buyers shall determine the strategy to be pursued for obtaining and lead any efforts to obtain all necessary actions or nonactions and Approvals from any Governmental Authorities in connection with the Transactions; provided, that the Buyers agree to take into consideration the Seller’s reasonable views, suggestions and comments regarding such strategy and efforts.

(b)    The OpCo Buyer and the Seller agree to make (or cause its ultimate parent entities, as such term is used in the regulations implementing the HSR Act to make) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions within fifteen (15) Business Days following the date of this Agreement.

(c)    Each Party agrees (i) to make (or cause its ultimate parent entities and any required Affiliate or Subsidiary to make), to the extent applicable, an appropriate initial filing pursuant to each applicable Gaming Law with respect to the Closing Governmental Approvals within thirty (30) days following the date of this Agreement and (ii) to respond as promptly as possible to any request for information from any Gaming Authority or other applicable Governmental Authorities.

(d)    Subject to applicable Laws relating to the exchange of information, prior to making any application, material written communication, or any communication containing confidential information, to, or filing with, any Governmental Authority with respect to the Transactions (other than applications to Gaming Authorities for licensure, qualification or a finding of suitability on behalf of individuals or entities), each Party shall provide each other Party with drafts thereof, afford each other Party a reasonable opportunity to comment on such drafts and incorporate each other Party’s reasonable comments. To the extent relating to the Transactions, the Buyers and the Seller shall, and shall cause their respective Representatives to, (i) each use its respective reasonable best efforts to schedule and attend any hearings or meetings with Governmental Authorities, including Gaming Authorities, (ii) permit, to the extent permitted, each other Party to participate in any meetings or conference calls with any Governmental Authority and (iii) promptly notify each other Party following (x) receipt of any comments, requests or other material communications (whether written or oral) from any Governmental Authority (and provide to each other Party copies of any written communications so received) and (y) receipt of any threatened action, suit, arbitration, investigation or other proceeding.

(e)    Without limiting the generality of each Party’s undertakings pursuant to this Section 6.08, each Party shall use its reasonable best efforts to:

(i)    avoid the entry of, or have vacated or terminated, any decree, order or judgment that would restrain, delay or prevent the Closing from occurring on or before the Outside Date and take any and all actions required to defend any Action or other proceeding, whether judicial or administrative, challenging this Agreement, the Equity Purchase Agreement or the consummation of the Transactions, and in furtherance of the foregoing, the Parties agree to appeal, as promptly as possible, any such decree, order, judgment or other Action; and

(ii)    avoid or eliminate any impediment under the HSR Act, any Gaming Law or any other applicable Law, order or judgment that may be asserted by any Governmental Authority or any other Person with respect to the Closing so as to enable the Closing to occur as promptly as reasonably practicable (and in any event prior to the Outside Date), including implementing, contesting or resisting any litigation before any court or administrative tribunal seeking to restrain or enjoin the Transactions.

Notwithstanding anything in this Agreement to the contrary, reasonable best efforts for purposes of this Section 6.08 shall not require the OpCo Buyer to litigate or defend any suit or proceeding brought by the Federal Trade Commission or Department of Justice, whether judicial or administrative except to the extent that the OpCo Buyer determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation prior to the Outside Date and that the participation by the OpCo Buyer in such litigation would not pose a material risk of any of the actions described in subparagraph (v) below and the OpCo Buyer will not be deemed to be in breach of this Agreement solely due to its failure to take such action based on the exercise of its reasonable good faith judgment. Furthermore, notwithstanding anything in this Agreement to the contrary, neither the OpCo Buyer nor the PropCo Buyer nor any of their respective Affiliates shall have any obligation to take any action or refrain from taking any action as required by this Section 6.08 to the extent that such action or inaction would, individually or in the aggregate, reasonably be expected to (v)(i) result in the OpCo Buyer not acquiring the Company, or the PropCo Buyer not acquiring the Company Real Property, or (ii) that require the divestiture of the casino located on the applicable Company Real Property (or the leasehold rights therein) or any of the OpCo Buyer’s or the PropCo Buyer’s or any of their respective Affiliates’ other facilities, properties or other assets (or leasehold rights therein), (w) require either of them to undertake material new construction activity, (x) require (1) any of the PropCo Buyer Licensed Parties to obtain a casino operator license to operate a casino, casino management company license, or any other Permit to participate in or conduct casino gaming from a Governmental Authority or have a certified development agreement from a Governmental Authority (provided that the PropCo Buyer acknowledges that the PropCo Buyer and the PropCo Buyer Licensed Parties, as applicable, shall, to the extent required to consummate the Transfer Sub Membership Interest Purchase, be required to obtain a gaming-related vendor license from the Ohio Casino Control Commission), (2) a casino operator licensee to own the building or casino facilities where gaming operations are conducted, (3) any of the OpCo Buyer and PropCo Buyer or PropCo Buyer’s Affiliates to have separate casino operator licenses to operate a casino, or (4) any of OpCo Buyer and PropCo Buyer or their respective Affiliates to each have a certified development agreement from a Governmental Authority, (y) require the PropCo Buyer or any of its Affiliates to terminate, modify or extend existing relationships and contractual rights and obligations with respect to any real property including any real property lease or any tenant or (z) otherwise have a material and adverse impact on any of OpCo Buyer or the PropCo Buyer (each taken as a whole together with its respective Affiliates and Subsidiaries). Further, no Party shall be required to take any action with respect to any order, judgment or applicable Law or in order to obtain any approval or resolve any objection or impediment under any applicable Law that is not conditioned upon the consummation of the Closing.

(f)    The Seller, on the one hand, and the OpCo Buyer, on the other hand, shall each be responsible for fifty percent (50%) of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act. Except as expressly provided in this Agreement or any Ancillary Agreement, the Buyers shall be responsible for their costs and expenses associated with obtaining any other consents from any Governmental Authority. None of the Buyers, the Company nor the Seller shall be obligated to pay any consideration to any third party from whom consent or approval is requested.

(g)    Notwithstanding anything to the contrary in this Agreement, the PropCo Buyer shall have no obligation to (i) take any action or refrain from taking any action pursuant to this Section 6.08, including, for the avoidance of doubt, any action or inaction requested by Governmental Authorities, including Gaming Authorities, if PropCo Buyer obtains a legal opinion from a nationally recognized law firm that such action or inaction would be reasonably likely to materially impair the PropCo Buyer or its direct or indirect owner from continuing to be treated as a real estate investment trust under the Code; (ii) assuming the accuracy of the representations and warranties of the PropCo Buyer set forth in Section 5.02(b) (excluding clause (iv)), file or cause to be filed premerger notification or take any action under or related to the HSR Act, (iii) seek, request or obtain approval from any Governmental Authority in connection with the operation or ownership of the business conducted at the Company Real Property as of the date hereof or as of the Closing Date, (iv) or take any action to obtain any consent, authorization, order or approval from the Federal Communications Commission; provided, however, that the PropCo Buyer may not be compelled to take any action or refrain from taking any action under any other provision of this Agreement to the extent that the PropCo Buyer is excused from taking such action or refraining from taking such action by this sentence and; provided, further that the PropCo Buyer will not be deemed to be in breach of this Agreement solely due to its failure to take or refrain from taking such action. For the avoidance of doubt, nothing in this Section 6.08 shall be deemed to limit any obligation the Buyers may have to pay a Termination Fee pursuant to Section 8.03.

Section 6.09    Books and Records.

(a)    In order to facilitate the resolution of any claims made against or incurred by the Seller prior to the Closing, or for any other reasonable regulatory or tax purpose, for a period of six (6) years after the Closing, the OpCo Buyer shall:

(i)    retain the books and records (including personnel files) of the Company relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of such Company; and

(ii)    upon reasonable notice and request, afford the Representatives of the Seller reasonable access (including the right to make, at the Seller’s expense, photocopies), during normal business hours, to such books and records to the extent related to any period prior to the Closing (and the Buyers shall have the right to first require a reaffirmation of the Seller’s confidentiality obligations with respect thereto, in a form reasonably determined by the Buyers).

(b)    In order to facilitate the resolution of any claims made by or against or incurred by the Buyer or the Company after the Closing, or for any other reasonable regulatory or tax purpose, for a period of six (6) years following the Closing, the Seller shall:

(i)    retain the books and records (including personnel files) of the Seller which relate to the Company and its operations for periods prior to the Closing; and

(ii)    upon reasonable notice and request, afford each Buyer, any of its Affiliates and any of its or their respective Representatives reasonable access (including the right to make, at such Buyer’s expense, photocopies), during normal business hours, to such books and records solely to the extent related to the Company.

(c)    No Party shall be obligated to provide the Other Party with access to any books or records (including personnel files) pursuant to this Section 6.09 where such access would violate any Law.

Section 6.10    Public Announcements. Each Party shall not, and shall cause its Affiliates not to, make any public announcements (including any employee communications) in respect of this Agreement, the Equity Purchase Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of each other Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless required by applicable Law or the rules of any applicable stock exchange (based upon the reasonable advice of outside counsel), in which case such Party will, to the extent practicable under the circumstances, provide each other Party with reasonable prior notice and a reasonable opportunity to review in advance and comment on the disclosure.

Section 6.11    Further Assurances. Following the Closing, each Party shall, and shall cause its Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances, and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the Transactions.

Section 6.12    Transfer Taxes. Notwithstanding anything herein to the contrary, all transfer, registration, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest thereon or with respect thereto) incurred in connection with this Agreement (collectively, “Transfer Taxes”) shall be borne and paid by the Seller, when due. Seller shall timely file any Tax Return or other document with respect to such Taxes or fees (and each Buyer and the Seller shall cooperate with respect thereto as necessary), and any expenses with respect to any such filing shall be borne by the Seller. For the avoidance of doubt, this Section 6.12 is applicable solely to the Membership Interests Purchase, and any agreements with respect to Transfer Taxes arising out of the Transfer Sub Membership Interest Purchase are set forth exclusively in the Equity Purchase Agreement.

Section 6.13    Financial Statements. Without limiting any of Jack Ohio Finance’s obligations contained in Section 6.18 (including with respect to its obligation to provide the Required Financial Information):

(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VII, (1) Jack Ohio Finance shall cause JCC to provide to the OpCo Buyer and the PropCo Buyer as soon as practical after the end of each calendar month (but in no event later than fifteen (15) days after the end of each calendar month), monthly summary trial balances and departmental statements of operations for the Company and its Subsidiaries as regularly prepared by the management of the Company in the Ordinary Course of Business (the “Monthly Financials”) and (2) if the Closing has not occurred on or prior to March 31, 2020, the Seller shall provide to the Buyers a true and complete copy of the audited consolidated financial statements of Jack Ohio and its consolidated subsidiaries for the fiscal year ending December 31, 2019 consisting of the consolidated balance sheet of Jack Ohio and its consolidated subsidiaries as at December 31, 2019 and the related consolidated statements of operations, member’s equity and cash flows for the year ended December 31, 2019 as soon as practical after the preparation of such audited financial statements in Jack Ohio’s Ordinary Course of Business; provided that the provision of audited consolidated financial statements pursuant to this Section 6.13(a)(2) shall not be a condition to, or otherwise delay, the Closing if the conditions set forth in Section 7.01 and Section 7.02 (other than those conditions which, by their nature, are to be satisfied on the Closing Date, but are expected to be satisfied at the Closing) have been satisfied or waived.

(b)    Notwithstanding anything herein to the contrary:

(i)    from the date of this Agreement until the delivery of any Form 8-K Financial Statements (or, if this Agreement is terminated pursuant to Article VII, the date of such termination), to the extent that PropCo Buyer, PropCo Buyer Parent or any of their respective Subsidiaries determines that any financial statements that are set forth on Schedule 6.13(b) hereto, are required to be filed with the SEC under Rule 3-05 or Rule 3-14 or Article 11 of Regulation S-X under the Securities Act of 1933, as amended (“Regulation S-X”) (such financial statements, “S-X Financial Statements”), (x) to satisfy the PropCo Buyer’s reporting obligations on Form 8-K (or any amendments thereto) in connection with the Transfer Sub Membership Interests Purchase (such financial statements, “Form 8-K Financial Statements”), upon reasonable notice from PropCo Buyer at any time after the date hereof but no later than the seventh (7th) day following the Closing Date, Jack Ohio Finance shall use reasonable best efforts (at the PropCo Buyer’s sole expense) to prepare and deliver (or cause to be prepared and delivered) such Form 8-K Financial Statements to the PropCo Buyer as soon as reasonably practical (but in no event later than the sixtieth (60th) day following the Closing Date; provided that such date shall be extended to the sixty-fifth (65th) day following the Closing Date at Jack Ohio Finance’s reasonable request) and (y) in connection with any registration statement, proxy statement, prospectus, or prospectus supplement filed with the SEC, or offering memorandum prepared by or on behalf of the PropCo Buyer, upon reasonable notice from PropCo Buyer, Jack Ohio Finance shall use reasonable best efforts (at the PropCo Buyer’s sole expense) to prepare and deliver (or cause to be prepared and delivered) such S-X Financial Statements to the PropCo Buyer as soon as reasonably practical;

(ii)    in addition, in the event that, at any time prior to or after the Closing Date, the PropCo Buyer reasonably determines in good faith that it is required to file with the SEC (or furnish to the SEC) any financial statements of the Company or any of its Subsidiaries or the Transferred Assets (in addition to the S-X Financial Statements) under any applicable Law (including as a result of actions taken by PropCo Buyer, such as an offering of securities or the acquisition or one or more businesses or other assets that, when aggregated with the Company or any of its Subsidiaries or the Transferred Assets, require PropCo Buyer to file financial statements of the Company or any of its Subsidiaries or the Transferred Assets, either on a stand-alone basis or consolidated with the financial statements of such other businesses or assets), then Jack Ohio Finance shall prior to or after the Closing Date use commercially reasonable efforts to (at the PropCo Buyer’s sole expense) prepare and deliver (or cause to be prepare and delivered) to the PropCo Buyer such financial statements of the Company or its Subsidiaries or the Transferred Assets as the PropCo Buyer so reasonably determines are required to be filed or furnished with the SEC, and any such financial statements that are as of a fiscal year end or for a fiscal year shall be audited and accompanied by an unqualified opinion of Jack Ohio’s independent accounting firm, provided, that nothing in this Section 6.13(b)(ii) shall (i) unreasonably interfere with the business or operations of the Seller, the Company or its Subsidiaries, (ii) require the Seller to maintain personnel or other resources for any period of time following the Closing or (iii) require assistance beyond the later of the termination of the Transition Services Agreement and sixty (60) days after the Closing Date; and

(iii)    in furtherance of the foregoing provisions of this Section 6.13(b), Jack Ohio Finance shall prior to or after the Closing Date, and prior to the Closing shall cause the Company and its Subsidiaries to, use commercially reasonable efforts to (A) provide reasonable assistance and cooperation with the PropCo Buyer’s preparation of such financial statements (including by providing reasonable access to such financial information and financial data as shall be reasonably requested by the PropCo Buyer or its Representatives in connection with the preparation of such financial statements) and any required pro forma financial information and pro forma financial statements or any required non-GAAP reconciliations, in each case, in accordance with Regulation S-X, (B) provide reasonable assistance to the PropCo Buyer and its independent accounting firm in completing audits and the preparation of such financial statements and other financial information, (C) upon request, deliver to the PropCo Buyer or its independent accounting firm, a customary representation letter signed by an authorized officer of Jack Ohio Finance or the Company, as applicable, in such form as is reasonably required by the PropCo Buyer’s independent accounting firm, and (D) use commercially reasonable efforts to cause Jack Ohio’s independent accounting firm to take the actions contemplated by Section 6.18(a)(vi) with respect to the S-X Financial Statements or other financial statements or information prepared pursuant to this Section 6.13, including by providing such independent accounting firm with reasonable access to the books, records and employees of the Company and its Subsidiaries reasonably required to conduct such audit and reasonable assistance in completing such audit; provided that nothing in this Section 6.13(b)(iii) shall (i) unreasonably interfere with the business or operations of the Seller, the Company or its Subsidiaries, (ii) require the Seller to maintain personnel or other resources for any period of time following the Closing or (iii) require assistance beyond the later of the termination of the Transition Services Agreement and sixty (60) days after the Closing Date.

(c)    Any S-X Financial Statements or other financial statements prepared by Jack Ohio Finance or JCC pursuant to Section 6.13(b) shall be prepared in accordance with GAAP, applied on a consistent basis, throughout the periods covered, and shall present fairly the financial condition of the applicable entities (taken as a whole) or the Transferred Assets (as applicable) covered thereby in all material respects as of the respective dates thereof and the results of operations and cash flows for the periods covered thereby.

(d)    It is understood and agreed that Jack Ohio Finance may, at its option, after reasonable advance notice to the PropCo Buyer, and at the PropCo Buyer’s sole expense (such expense to be reasonable and customary for the preparation of the applicable financial statements to be prepared), prepare (or cause to be prepared) any financial statements that are set forth on Schedule 6.13(b) hereto and engage auditors in connection therewith, in each case, at any time from and after the date of this Agreement and regardless of whether such financial statements have been requested by the PropCo Buyer under Section 6.13(b)(i)(x) on or prior to such time.

(e)    For the avoidance of doubt, PropCo Buyer will promptly reimburse Jack Ohio Finance for any costs and expenses (including reasonable attorneys’ and auditors’ fees, third party labor costs and contractor costs) incurred by Jack Ohio Finance or, prior to the Closing, the Company or any if its Subsidiaries (including those of their respective Affiliates or Representatives) in connection with its performance under this Section 6.13 in accordance with the provisions set forth in Section 6.18.

Section 6.14    Tax Matters. Without duplication of any covenant set forth in Section 6.01, from the date of this Agreement through the Closing, the Seller shall prepare and timely file, or cause the Company to prepare and timely file, all material non-income Tax Returns of the Company in a manner consistent with past practice to extent permitted by applicable Law.

Section 6.15    Non-Disparagement. From and after the date hereof, each Party shall not directly or indirectly (and shall cause its controlled Affiliates to not) make or publish, or cause to be made or published, any statement, observation, image or opinion, or otherwise communicate any information (whether in written or oral form, electronically or otherwise) that: (a) defames, disparages, or slanders the Other Party or its Affiliates (each a “Protected Party”) or any of their respective businesses; (b) would reasonably be expected to harm the reputation of any Protected Party; (c) criticizes the personal or business reputation, practices, or conduct of any Protected Party or (d) criticizes the terms of this Agreement or any of the transactions contemplated hereby; provided, however, that such restriction shall not prohibit (i) truthful statements compelled by legal process, as part of a response to a request for information from any Governmental Authority or as testimony in any legal or regulatory process or proceeding, (ii) any statements in connection with any legal dispute, (iii) filing any necessary documents in accordance with Law or applicable stock exchange requirements or (iv) factual statements by such Party regarding the business, condition, results or prospects of the casino located on the Company Real Property, the Company Real Property, or of such Party or any of its Subsidiaries, in connection with any public earnings call or otherwise, so long as such statements are not reasonably foreseen by such Party as likely to defame, disparage, or slander any Protected Party or any of its businesses. Each Party understands that each other Party’s obligations under this paragraph extend only to such Party’s current and future executive officers and members of its board of directors and public relations employees and only for so long as each officer or member is an employee or director of such Party.

Section 6.16    Notice of Certain Events. Each Party shall give prompt written notice to each other Party, (a) of any notice or other communication received by such Party from any Governmental Authority in connection with the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions, if the subject matter of such communication or the failure of such Party to obtain such consent could be material to the Company or either Buyer, (b) of any Actions commenced or, to such Party’s knowledge, threatened against, relating to or otherwise affecting such Party or any of its Subsidiaries which relate to the Transactions, and (c) if such Party becomes aware of any facts or circumstances that such Party believes do, or with the passage of time are reasonably likely to, constitute a breach of this Agreement by such Party which breach would reasonably be expected to result in the failure of the conditions set forth in Section 7.02(a), Section 7.02(b), Section 7.03(a), Section 7.03(b), Section 7.03(c) or Section 7.03(d) of this Agreement, or Section 8.02(a) of the Equity Purchase Agreement (as such provision relates to Section 7.02(a) or Section 7.02(b) of this Agreement), as applicable, to be satisfied, or reasonably be likely to prevent or delay beyond the Outside Date the consummation of the Transactions.

Section 6.17    Related Party Arrangements.

(a)    Effective at the Closing, each Related Party Contract (except for (i) the Contracts set forth in Section 6.17(a) of the Seller Disclosure Letter and (ii) this Agreement and the Ancillary Agreements) shall be terminated without further liability or obligation (contingent or otherwise) of any party thereunder.

(b)    At or prior to the Closing, all intercompany accounts between the Company, on the one hand, and any Related Party of such Company (except for those accounts set forth in Section 6.17(b) of the Seller Disclosure Letter) shall be paid, settled, forgiven or otherwise eliminated in full (regardless of the terms of payment of such intercompany accounts) without further liability or obligation (contingent or otherwise) of any party thereunder.

Section 6.18    Financing Cooperation.

(a)    From the date of this Agreement until the earlier of the Closing or the termination of this Agreement pursuant to Article VIII, at the sole expense of the PropCo Buyer, Jack Ohio Finance shall and shall cause its Subsidiaries and its and their respective Representatives to use commercially reasonable efforts to provide to the PropCo Buyer such cooperation as is customary in connection with any Financing of PropCo Buyer for any of the Transactions and that is reasonably requested by the PropCo Buyer, including using (or causing its Subsidiaries and its and their respective Representatives to use) commercially reasonable efforts to:

(i)    assist in preparation of a customary confidential information memorandum, offering documents, private placement memoranda and related lender and underwriter presentations and customary materials for rating agency presentations, bank information memoranda, prospectuses, offering memoranda and similar documents used in connection with such Financing; provided, that no such confidential information memorandum, offering documents, private placement memorandum, lender or underwriter presentations, rating agency presentation, bank information memorandum, prospectuses offering memorandum or other document shall be issued by the Seller, the Company, any Company Subsidiary or their respective Affiliates or Subsidiaries;

(ii)    upon reasonable prior notice, participate in a reasonable number of due diligence sessions, meetings and presentations with the underwriters, debt financing sources, and other proposed lenders or investors (including one-on-one sessions and conference calls) and in sessions with rating agencies, subject to customary confidentiality provisions;

(iii)    (A) as promptly as reasonably practicable, furnish to the PropCo Buyer the Required Financial Information and such pertinent and customary financial information regarding JCC or its Subsidiaries as may be reasonably requested by the PropCo Buyer in order to consummate such Financing and (B) periodically provide updates to the PropCo Buyer of any Required Financial Information provided to the PropCo Buyer, in each case as may be necessary so that such Required Financial Information (i) is Compliant and (ii) meets the applicable requirements set forth in the definition of “Required Financial Information”;

(iv)    solely with respect to financial information and data derived from Jack Ohio’s and its Subsidiaries’ historical books and records, assist PropCo Buyer with the preparation of pro forma financial information and pro forma financial statements required under such Financing, it being agreed that none of Jack Ohio, the Seller, the Company, any Company Subsidiary or any of their respective Representatives will be required to provide any information (but agree to use commercially reasonable efforts to provide customary assistance to the PropCo Buyer) relating to (a) any description of any debt or equity financing or the proposed aggregate amount of any debt or equity financing or assumed interest rates and fees and expenses relating to the incurrence of such financing, (b) any post-Closing or pro forma cost savings, synergies, capitalization, ownership or other pro forma adjustments or (c) any financial information related to the PropCo Buyer or any of their respective Subsidiaries or any adjustments that are not directly related to the transactions contemplated by this Agreement (the “Excluded Information”);

(v)    provide customary authorization letters to debt financing sources authorizing the distribution of information to prospective lenders; provided that no such authorization letters shall be executed by the Seller, the Company or any Company Subsidiary (other than the Company or the Transfer Sub);

(vi)    request and facilitate Jack Ohio’s independent accountants to (A) provide, consistent with customary practice, (1) reasonable assistance to the PropCo Buyer with PropCo Buyer’s preparation of pro forma financial information and pro forma financial statements to be used in connection with such Financing (solely with respect to financial information and data derived from Jack Ohio’s and its Subsidiaries’ historical books and records) and (2) customary auditors consents to the PropCo Buyer to use their audit reports relating to JCC’s or its Subsidiaries and customary “comfort letters” with respect to financial information relating to JCC or its Subsidiaries as necessary or customary for financings similar to such Financing and (B) participate in a reasonable number of drafting sessions and accounting due diligence sessions;

(vii)    execute and deliver as of Closing (but not prior to Closing) definitive financing documents, including interest hedging arrangements and pledge and security documents, in each case as applicable and to the extent reasonably requested by the PropCo Buyer, and obtain surveys and title insurance and otherwise reasonably facilitate the pledging of collateral; provided that (a) none of the documents shall be executed or delivered except in connection with the Closing, (b) the effectiveness thereof shall be conditioned upon, or become operative after, the occurrence of the Closing and (c) no liability shall be imposed on the Seller, the Company, any Company Subsidiary or any of their respective Representatives in connection therewith;

(viii)    furnish to the PropCo Buyer and its financing sources all financial statements and such other pertinent and customary financial information regarding JCC or its Subsidiaries reasonably requested by the PropCo Buyer in connection with such Financing; provided, that (a) Jack Ohio Finance, JCC and its Subsidiaries shall only be obligated to furnish such information to the extent such information may be derived from Jack Ohio’s or its Subsidiaries’ historical books and (b) neither Seller, the Company nor any Company Subsidiary shall be obligated to furnish (I) any financial statements not required to be delivered under Section 6.13 or (II) any Excluded Information;

(ix)    provide at least two (2) Business Days prior to the Closing Date all documentation and other information about JCC or its Subsidiaries as shall have been reasonably requested in writing by PropCo Buyer at least seven (7) Business Days prior to the Closing Date that is required in connection with the applicable debt financing by U.S. regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations; and

(x)    cooperate reasonably with the financing sources’ and underwriters’ or initial purchasers’ due diligence, to the extent customary and reasonable.

(b)    Notwithstanding anything to the contrary in this Agreement, (1) nothing in Section 6.13 or this Section 6.18 shall require cooperation to the extent it would (i) subject the Seller, the Company or any Company Subsidiary or any of their respective Affiliates or Representatives to any actual or potential personal liability, (ii) unreasonably interfere with the business or operations of the Seller, the Company or any Company Subsidiary, (iii) reasonably be expected to conflict with, or violate, the Seller’s, the Company’s or any Company Subsidiary’s certificate of formation, operating agreement or any organizational documents or any applicable Law, or result in the contravention of, or violation or breach of, or default under, any material Contract to which the Seller, the Company, any Company Subsidiary or any of their respective Affiliates is a party, in each case, as in effect on the date hereof, (iv) cause any representation, warranty, covenant or other obligation in this Agreement or any Ancillary Agreement to be breached or any closing condition to fail to be satisfied, or (iv) require the Seller, the Company, any Company Subsidiary or any of their respective Affiliates or Representatives to (A) waive or amend any terms of this Agreement or any Ancillary Agreements or any other Contract to which any of them is a party, (B) agree to pay or pay any fees or reimburse any expenses or make any other payment in connection with any financing which are not reimbursed or indemnified hereunder, (C) give any indemnities or incur any liabilities in connection with any financing or any information utilized in connection therewith which are not reimbursed or indemnified hereunder, (D) deliver or obtain opinions of internal or external counsel or accountants’ comfort letters or reliance letters (except as expressly set forth in Section 6.18(a)(vi) above), (E) provide access to or disclose information where any of them determines that such access or disclosure could contravene any confidentiality agreement or jeopardize any legal or other privilege, or (F) approach any third parties to discuss agreements limiting the rights of such third parties; (2) none of the directors or managers of the Transfer Sub, acting in such capacity, shall be required to execute, deliver or enter into or perform any agreement, document or instrument relating to any financing, or adopt any resolutions or take any other actions approving any such agreements, documents or instruments, unless PropCo Buyer shall have determined that such directors and managers are to remain as directors or managers of the Transfer Sub on and after the Closing Date and such resolutions are contingent upon the Closing and will not be effective prior to the Closing Date; (3) Transfer Sub and its Representatives shall not be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing that is not contingent upon the Closing or that would be effective prior to the Closing Date; and (4) neither Seller, the Company, nor any Company Subsidiary (other than the Company or the Transfer Sub) or their respective Affiliates and their respective Representatives shall be required to undertake any obligation or execute, deliver or enter into any agreement, document or instrument with respect to any financing (whether or not conditioned on Closing) or adopt any resolutions or take any other actions approving the agreements, documents and instruments pursuant to which any financing is obtained (whether or not conditioned on Closing). Nothing contained in this Section 6.18 or otherwise shall require the Transfer Sub to be a borrower or other obligor with respect to any financing prior to the Closing Date, and in no event shall the Seller, the Company or any Company Subsidiary or any of their respective Affiliates (other than the Transfer Sub) be required to be a borrower or other obligor with respect to any financing at any time whatsoever. The Seller hereby consents to the use of JCC’s and its Subsidiaries’ logos as may be reasonably necessary in connection with any Financing; provided, that such logos are used solely in a manner that is not intended to, nor reasonably likely to, harm or disparage the Seller, the Company or any Company Subsidiary.

(c)    Neither the Seller, the Company, or any Company Subsidiary or any of their respective Affiliates and Representatives shall have any liability to the Buyers in respect of any financial information or data or other information provided pursuant to Section 6.13 or this Section 6.18 (other than arising from fraud, gross negligence, willful misconduct or intentional misrepresentation by any of the Seller, the Company or any Company Subsidiary). The Buyers shall indemnify, defend and hold harmless the Seller, the Company, the Company Subsidiaries and each of their respective Affiliates and Representatives from, against and in respect of any liabilities, losses, damages, claims, costs, expenses, interest, awards, judgment and penalties imposed on, sustained, incurred or suffered by, or asserted against, any of them, whether in respect of third-party claims, direct claims or otherwise, directly or indirectly relating to, arising out of or resulting from the arrangement of any financing or the provision of information utilized in connection therewith or any cooperation of any of the Seller, the Company and any Company Subsidiaries contemplated by Section 6.13 or this Section 6.18 (other than arising from fraud, gross negligence, willful misconduct or intentional misrepresentation by the Seller, the Company or any Company Subsidiary) to the fullest extent permitted by applicable Law, and the foregoing obligations shall survive the Closing Date and termination of this Agreement. The Buyers shall promptly, upon request of the Seller or the Company, reimburse the Seller, the Company and the Company Subsidiaries for all costs and expenses (including reasonable attorneys’ fees) incurred by the Seller, the Company or any Company Subsidiary (including those of their respective Affiliates or Representatives) in connection with the cooperation of the Seller, the Company and any of the Company Subsidiaries contemplated by Section 6.13 or this Section 6.18, and the foregoing obligations shall survive the Closing Date and termination of this Agreement.

(d)    The Parties acknowledge and agree that the provisions contained in this Section 6.18, represent the sole obligation of the Seller, the Company, the Company Subsidiaries and their respective Affiliates and Representatives with respect to cooperation in connection with the arrangement of any financing and no other provision of this Agreement shall be deemed to expand or modify such obligations.

(e)    The PropCo Buyer shall keep the other Parties reasonably informed of material developments relating to any Financing of the PropCo Buyer for any of the Transactions.

Section 6.19    Non-Solicitation.

(a)    The Seller shall not and shall cause Daniel B. Gilbert and his controlled Affiliates (the “Restricted Parties”) not to, prior to the two (2) year anniversary of the Closing Date, solicit employment of employees of (x) the Company or (y) any of the Buyers or their respective Affiliates; provided, however, that the restrictions contained in this Section 6.19(a) shall not apply to (a) general solicitations not specifically directed to any employee of the Company or either of the Buyers or their respective Affiliates, (b) any solicitation of an individual who is not employed by the Company or any of the Buyers or their respective Affiliates at the time of such solicitation of that individual and so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by such other party or (c) with respect to any solicitation for employment of the individuals set forth on Schedule 6.19(a).

(b)    The OpCo Buyer shall not, and shall each cause its controlled Affiliates not to, prior to the two (2) year anniversary of the Closing Date (or such other date as mutually agreed by the Seller and the OpCo Buyer), solicit employment of employees of JACK Entertainment LLC; provided, however, that the restrictions contained in this Section 6.19(b) shall not apply to (a) general solicitations not specifically directed to any employee of JACK Entertainment LLC or its Affiliates, and (b) any solicitation or hiring of an individual who is not employed by JACK Entertainment LLC or its Affiliates at the time of such solicitation or hiring of that individual and so long as such party did not cause, induce or attempt to cause or induce such employee to no longer be employed by JACK Entertainment LLC or its Affiliates. Notwithstanding anything to the contrary in this Section 6.19(b), the OpCo Buyer may solicit employment of employees of JACK Entertainment LLC prior to the end of such period if such employment does not commence prior to the end of such period.

Section 6.20    No Competition. From and after the Closing until the two (2) year anniversary of the Closing Date, the Seller shall not, directly or indirectly (whether as principal, agent, independent contractor, partner, franchisor, licensor, investor or otherwise), and shall cause Daniel B. Gilbert and his controlled Affiliates not to, (a) use the Customer List or any portion thereof to make any direct marketing to the customers on the Customer List for any property located within a ninety (90) mile radius of the Company Real Property (the “Restricted Area”), (b) sell, license or otherwise permit any Person to use the JCC Customer Database or any portion thereof to make any direct marketing to the customers on the Customer List for any property located within the Restricted Area or (c) own, operate, lease, manage, control, engage in, invest in, act as consultant or advisor to, or render a service that is utilized primarily for the operation of slot machines, table games or pari-mutuel wagering for, (in each case whether alone or in association with any Person) any Person that generates more than ten percent (10%) of its revenues from the ownership or operation of slot machines, table games or pari-mutuel wagering at a facility located within the Restricted Area; provided, that nothing in this Section 6.20 shall prevent the Restricted Parties from taking any such actions with respect to the items listed in Section 6.20 of the Seller Disclosure Letter. Notwithstanding the immediately preceding sentence or anything else to the contrary in this Agreement (x) the Restricted Parties may invest in any pooled investment vehicle if no Restricted Party is a controlling person of, or a member of a group which controls, such pooled investment vehicle and may own, solely through passive ownership as a portfolio investment (with no director designation rights or other special governance rights), securities of any person which are publicly traded on a national or regional stock exchange or over the counter if no Restricted Party (i) is a controlling person of, or a member of a group which controls, such person and (ii) directly or indirectly owns five percent (5%) or more of any class of securities of such person, (y) nothing shall prohibit the Restricted Parties from engaging in activities related to their ownership or operation of the Cleveland Cavaliers National Basketball Association franchise or any other professional sports team, “esports” teams or leagues and (z) nothing shall prohibit the Restricted Parties from owning or operating (i) the Greektown Casino located in Detroit, Michigan, (ii) the JACK Cleveland Casino located in Cleveland, Ohio or (iii) the JACK Thistledown Racino located in North Randall, Ohio.

Section 6.21    R&W Insurance Policy. The Seller, on the one hand, and the Buyers, on the other hand, shall each be responsible for fifty percent (50%) of the R&W Insurance Cost; provided, that the aggregate amount of the R&W Insurance Cost for which the Seller shall be responsible pursuant to this Section 6.21 shall be limited to $1,000,000 (the amount of R&W Insurance Cost for which the Seller is responsible pursuant to this Section 6.21, the “R&W Insurance Cost Seller Portion”).

Section 6.22    Casualty and Condemnation. In the event that a Casualty Event or Condemnation shall have occurred prior to Closing, except to the extent of a Material Casualty Event or Material Condemnation Event that results in a termination of this Agreement pursuant to Section 8.01(d), (i) with respect to any Condemnation, Buyers, at Closing, shall receive a credit against the JCC Membership Interests Purchase Price for the actual amount of any award paid to the Seller, net of any actual reasonable, out-of-pocket expenses incurred in obtaining same and less any portion of such award applied by the Seller to restoration of the Company Real Property in compliance with Section 6.01 in a good and work like manner and in compliance with applicable law and contracts using new materials, the quality of which is not less than that of the affected Company Real Property and using duly licensed, reputable and financially solvent architects, engineers and contractors, and an assignment of the Seller’s right to any award then payable or that thereafter may become payable by or on behalf of the condemning authority with respect to the Company Real Property and (ii) with respect to any Casualty Event, the Buyers, at Closing, shall receive a credit against the JCC Membership Interests Purchase Price for the amount of the deductible with respect to any applicable insurance policies plus all insurance proceeds actually received by the Seller as a result of such loss, net of any actual reasonable, out-of-pocket expenses incurred in obtaining same and less any portion of such insurance proceeds (x) applied by the Seller to restoration of the Company Real Property in compliance with Section 6.01 in a good and workerlike manner and in compliance with applicable law and contracts using new materials, the quality of which is not less than that of the affected Company Real Property and using duly licensed, reputable and financially solvent architects, engineers and contractors or (y) constituting proceeds of business interruption that is applicable to any period prior to the Closing Date, and an assignment of the Seller’s rights to all such insurance proceeds then payable or that thereafter may become payable. The Seller shall not, and shall cause the Company not to, settle any claim with respect to any Material Casualty Event or Material Condemnation Event without the Buyers’ prior written consent, which consent shall not be unreasonably withheld or delayed.

Section 6.23    Transition Services Agreement. In order to facilitate an effective transition of all of the services, systems and functions necessary to operate the business of the Company, including but not limited to the use of the “JACK” brand at the Company Real Property on a royalty-free basis for a limited term (the “Transitioned Functions”) from the Seller and their respective Affiliates to the OpCo Buyer and its Affiliates at the Closing, at the OpCo Buyer’s request, during the period commencing on the date hereof until the Closing Date, the Seller and the OpCo Buyer shall, subject to applicable Law, use commercially reasonable efforts to negotiate and enter into an agreement with respect to the provision of the Transitioned Functions from the Seller and its respective Affiliates to the OpCo Buyer and its Affiliates for a limited period following the Closing on commercially reasonable terms to be mutually agreed between the Seller and the OpCo Buyer, which terms shall provide, among other things, that (i) the term shall be sixty (60) days, which term may be extended two (2) times (but not more than two (2) times) by a period of thirty (30) days, (ii) the Seller or one of its Affiliates will assist the OpCo Buyer to operate the business of the Company in the ordinary course and provide services to the OpCo Buyer substantially similar to those services provided pursuant to the Management Agreement immediately prior to the Closing and (iii) the fees for such services shall be as set forth on Schedule 6.23 (such agreement, the “Transition Services Agreement”).

Section 6.24    Mechanics’ Liens. The OpCo Buyer shall deliver to the Title Company (as such term is defined in the Equity Purchase Agreement) such affidavits, certificates, documents or instruments in form and substance as the Title Company may reasonably require in order to omit from each Title Policy those mechanics’, carrier’s, workmen’s, repairmen’s or other like liens against the Company Real Property for which the OpCo Buyer has received or will receive a credit under the Closing Adjustment.

Section 6.25    Exclusive Dealing. During the period from the execution of this Agreement by the Parties through the Closing or the earlier termination of this Agreement in accordance with Section 8.01, the Seller and the Company shall not, and each shall direct its Affiliates and Representatives not to, (i) take any action to encourage, initiate or engage in discussions or negotiations with, or provide any information to, any Person (other than the Buyers and their respective Affiliates and Representatives) concerning any Acquisition Proposal, (ii) approve, endorse or recommend any Acquisition Proposal or (iii) enter into any agreement in principle, arrangement, understanding, Contract or agreement relating to an Acquisition Proposal. Upon execution of this Agreement, the Seller shall, and shall cause the Company and shall direct its and their respective Affiliates to, immediately cease any discussions, negotiations or communications with any Person with respect to any Acquisition Proposal and instruct to be returned or destroyed all nonpublic information provided by or on behalf of the Company to such Person; provided, however, that nothing in this Section 6.25 shall preclude the Seller or its Representatives from contacting any such Person solely for the purpose of complying with the provisions of the first clause of this sentence. The Seller and the Company shall promptly notify Buyers upon its, or any of its Affiliates, receipt of any proposal, offer or indication of interest from any Person with respect to a potential Acquisition Proposal, which notice shall include the identity of the Person making such Acquisition Proposal.

Section 6.26    Miscellaneous. The Seller use its reasonable best efforts to deliver to the OpCo Buyer at least three (3) Business Days prior to the Closing (i) a compact disc, hard drive or thumb drive containing, in electronic format, all documents posted to the Data Room as of such date and (ii) invoices for any and all Transaction Expenses to be paid by the Buyers at the Closing, each of which shall include the name of the payee, the amount of the payment and the wire instructions for the account where the applicable funds are to be transferred by the OpCo Buyer.

Section 6.27    Customer Database. Following the Closing, the OpCo Buyer shall have rights to the ownership and use of JCC Customer Database. Neither the Seller, the Company nor any of their Affiliates shall transfer or grant the rights to the ownership or use of the JCC Customer Database to any Person, except (a) in connection with a sale transaction of (i) the JACK Cleveland Casino located in Cleveland, Ohio, unless, concurrently with the transfer or grant of such rights, the Seller transfers or grants substantially similar rights to own or use the JACK Cleveland Database to the OpCo Buyer or (ii) the JACK Thistledown Racino located in North Randall, Ohio; provided that concurrently with the transfer or grant of such rights, the Seller transfers or grants substantially similar rights to own or use the JACK Thistledown Database to the OpCo Buyer or (b) to an Affiliate of the Seller, provided that such Affiliate of the Seller agrees (1) not to sell or otherwise transfer such Customer Database to any Person, and (2) to comply with clause (b) of Section 6.20.

Section 6.28    Debt Commitment Letter. If, at any time after the date of this Agreement, the PropCo Buyer does not have unrestricted cash, cash equivalents or marketable securities together with available borrowings under its existing revolving credit agreements or other lines of credit sufficient to pay (a) the Transfer Sub Membership Interest Purchase Price and all other necessary fees, expenses and other amounts payable by the PropCo Buyer in connection with the consummation of the Transactions and (b) the amount required to pay the purchase price and any related fees and expenses in connection with any executed acquisition transactions pending as of the date of this Agreement (collectively, the “PropCo Buyer Required Amount”), Seller may request in writing that PropCo Buyer obtain an executed commitment letter from one or more financing sources pursuant to which they have committed, subject solely to the terms and conditions therein (which terms and conditions shall be reasonably acceptable to the Seller), to provide, or cause to be provided, the PropCo Buyer with debt financing in an amount sufficient, when taken together with unrestricted cash, cash equivalents or marketable securities together with available borrowings under its existing revolving credit agreement or other lines of credit, to fund the PropCo Buyer Required Amount (a “Debt Commitment Letter”); provided that the PropCo Buyer shall not be obligated to obtain a Debt Commitment Letter in an amount greater than the Transfer Sub Membership Interest Purchase Price if the sole use of proceeds for such Debt Commitment Letter is the payment of the Transfer Sub Membership Interest Purchase Price. Upon receiving such written request, PropCo Buyer shall obtain a Debt Commitment Letter within twenty-eight (28) days of PropCo Buyer’s receipt of such written request. The PropCo Buyer shall promptly after receipt of the Debt Commitment Letter provide to the Seller true, correct and complete copies of the Debt Commitment Letter. Unless otherwise agreed by the Seller expressly in writing, any Debt Commitment Letter shall remain in place on the committed terms until the Closing Date. For the avoidance of doubt, the obligations of the Seller to cooperate in connection with any Financing as set forth in Section 6.18 shall apply to any Debt Commitment Letter requested by Seller pursuant to this Section 6.28. Notwithstanding the foregoing, in the event that PropCo Buyer receives any written request from Seller pursuant to this Section 6.28 and PropCo Buyer is subsequently able to reasonably demonstrate to Seller that it has sufficient cash, cash equivalents or marketable securities together with available borrowings under its existing revolving credit agreements or other lines of credit in amount equal to or greater than the PropCo Buyer Required Amount, then the Seller’s request shall be automatically be deemed to have been fulfilled and all of PropCo Buyer’s obligations pursuant to this Section 6.28 shall automatically be deemed to be satisfied.

Section 6.29    MOU Payment. The parties agree that on or prior to July 15, 2019, the Seller shall, or shall cause, Jack Ohio or another Affiliate of Seller to, make the seventh annual payment of twelve million dollars ($12,000,000) for both casino facility properties to the State of Ohio in accordance with the terms and conditions set forth in the MOU, including Section 4.02 thereof. The Parties agree that PropCo Buyer shall have no obligation whatsoever to make any payment under the MOU.

ARTICLE VII

CONDITIONS TO CLOSING OF MEMBERSHIP INTERESTS PURCHASE

Section 7.01    Conditions to Obligations of the OpCo Buyer and the Seller. The obligation of the OpCo Buyer and the Seller to consummate the JCC Membership Interests Purchase is conditioned upon the satisfaction at or prior to the Closing (or waiver by both the Seller and the OpCo Buyer, to the extent permitted by applicable Law) of each of the following:

(a)    The waiting period applicable to the Transactions and the Ancillary Agreements under the HSR Act has expired or been terminated (the “Antitrust Approval”).

(b)    No Governmental Authority having jurisdiction over any Party shall have enacted, issued, promulgated, enforced or entered any Law or Governmental Order (whether preliminary, temporary or permanent) or taken any action, which, in each case, restrains, enjoins or otherwise has the effect of making illegal or otherwise prohibiting the consummation of the Transactions.

(c)    (i) All Closing Seller Approvals shall have been duly obtained and shall be in full force and effect and (ii) all Closing Buyer Gaming Approvals shall have been duly obtained and shall be in full force and effect.

(d)    The Transfer Sub Membership Interest Purchase shall have been consummated in accordance with the terms of the Equity Purchase Agreement.

Section 7.02    Additional Conditions to Obligations of the OpCo Buyer. The obligation of the OpCo Buyer to consummate the JCC Membership Interests Purchase are further conditioned upon satisfaction (or waiver by the OpCo Buyer) at or prior to the Closing of each of the following:

(a)    (i) Each of the representations and warranties of the Seller contained in Section 3.01(a), Section 3.01(c), Section 3.01(d) and Section 3.06(c) of this Agreement shall be true and correct in all material respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date); (ii) each of the representations and warranties of the Seller contained in Section 3.01(b), Section 3.01(e), Section 3.01(f)(i), Section 3.02, Section 3.03, Section 3.04(a)(i), Section 3.06(b), Section

3.16(i), and Section 3.18 shall be true and correct in all but de minimis respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all but de minimis respects as of that specified date), and (iii) the representations and warranties of the Seller contained in Article III (other than those contained in the sections set forth in the preceding clauses (i) and (ii)) shall be true and correct (disregarding all materiality and Material Adverse Effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a Material Adverse Effect.

(b)    Each and all of the agreements and covenants of each of the Seller to be performed and complied with pursuant to this Agreement and the Equity Purchase Agreement on or prior to the Closing have been duly performed and complied with in all material respects; provided, that the failure of any third party to complete any of the actions set forth in Section 6.26 shall not be deemed to result in a failure of the condition in this Section 7.02(b).

(c)    The Seller shall have delivered to the OpCo Buyer the Escrow Agreement, duly executed by the Seller.

(d)    The Buyers shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the Seller on behalf of the Seller, confirming that each of the conditions set forth in Section 7.02(a) and Section 7.02(b) have been satisfied.

(e)    Since the date of this Agreement, there shall have been no Material Adverse Effect, Material Condemnation Event or Material Casualty Event.

(f)    The Management Agreement shall have been terminated in accordance with the Termination of Management Agreement.

(g)    The Seller shall have delivered to the Buyer the certificate described in Section 2.04(d)(vii).

(h)    The Seller shall have delivered to the Buyer the Transition Services Agreement, duly executed by the parties thereto.

Section 7.03    Additional Conditions to Obligations of the Seller. The obligation of the Seller to consummate the JCC Membership Interests Purchase is further conditioned upon satisfaction (or waiver by the Seller) at or prior to the Closing of each of the following:

(a)    (i) Each of the representations and warranties of the OpCo Buyer contained in Section 4.01 and Section 4.04 shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) each of the representations and warranties of the OpCo Buyer contained in Article IV (other than those contained in the sections set forth in the preceding clause (i)) shall be true and correct

(disregarding all materiality and material adverse effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the OpCo Buyer’s ability to consummate the JCC Membership Interests Purchase.

(b)    (i) Each of the representations and warranties of the PropCo Buyer contained in Section 5.01 and Section 5.03 shall be true and correct in all material respects as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and (ii) the representations and warranties of the PropCo Buyer contained in Article V (other than those contained in the sections set forth in the preceding clause (i)) shall be true and correct (disregarding all materiality and material adverse effect qualifications contained in such representations and warranties) in all respects as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), except where the failure of such representations and warranties to be true and correct would not have a material adverse effect on the PropCo Buyer’s ability to consummate the Transfer Sub Membership Interest Purchase.

(c)    Each and all of the agreements and covenants of the OpCo Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.

(d)    Each and all of the agreements and covenants of the PropCo Buyer to be performed and complied with pursuant to this Agreement on or prior to the Closing have been duly performed and complied with in all material respects.

(e)    The OpCo Buyer shall have delivered to the Seller and the Company’s counterpart signature pages to the Assignment Agreements, the Transition Services Agreement and Escrow Agreement, each duly executed by the OpCo Buyer.

(f)    The Seller shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the OpCo Buyer on behalf of the OpCo Buyer, confirming that each of the conditions set forth in Section 7.03(a) and Section 7.03(c) have been satisfied.

(g)    The Seller shall have received a certificate, dated the Closing Date and signed by the chief executive officer or chief financial officer of the PropCo Buyer on behalf of the PropCo Buyer, confirming that each of the conditions set forth in Section 7.03(b) and Section 7.03(d) have been satisfied.

ARTICLE VIII

TERMINATION

Section 8.01    Termination This Agreement may be terminated at any time prior to the Closing as follows:

(a)    By the mutual written consent of the Seller, on the one hand, and the Buyers, on the other hand.

(b)    By the Buyers by written notice to the Seller if Seller has breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement or the Equity Purchase Agreement, which breach or failure to perform would result in the failure of any of the conditions set forth in Section 7.02(a) or Section 7.02(b) hereof or Section 8.02(a) of the Equity Purchase Agreement to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by the Seller of written notice of such breach or failure from the Buyers; provided, that the right to terminate this Agreement pursuant to this Section 8.01(b) shall not be available if either or both of the Buyers is itself in breach of or has failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement or the Equity Purchase Agreement, as applicable, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.03(a), Section 7.03(b), Section 7.03(c) or Section 7.03(d) to be satisfied while such breach or failure to perform is continuing, and such breach or failure shall not have been cured in all material respects.

(c)    By the Seller by written notice to the Buyers if either or both of the Buyers has breached or failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.03(a), Section 7.03(b), Section 7.03(c) or Section 7.03(d) to be satisfied and such breach or failure to perform is incapable of being cured or, if capable of being cured, is not cured by the earlier of (x) the date that is three (3) Business Days prior to the Outside Date and (y) thirty (30) days following receipt by the Buyers of written notice of such breach or failure from the Seller; provided, that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available if the Seller is itself in breach of or has failed to perform any of its respective representations, warranties, covenants or agreements set forth in this Agreement or the Equity Purchase Agreement, as applicable, which breach or failure to perform would result in the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) to be satisfied or a failure of the conditions set forth in Section 8.02(a) of the Equity Purchase Agreement to be satisfied as a result of the failure of the conditions set forth in Section 7.02(a) or Section 7.02(b) while such breach or failure to perform its continuing and such breach or failure shall not have been cured in all material respects.

(d)    By the Buyers by written notice to the Seller in the event of a Material Condemnation Event or Material Casualty Event, in each case, with respect to the Company Real Property.

(e)    By the Buyers, on the one hand, or the Seller, on the other hand, by written notice to the Other Party if any Governmental Authority having jurisdiction over any Party shall have issued (i) a final nonappealable Governmental Order or taken any other action, in each case permanently restraining, enjoining or otherwise prohibiting the consummation of the

Transactions or (ii) any Law that makes consummation of the Transactions illegal or otherwise prohibited shall be in effect and such Law shall have become final and nonappealable; provided, that the right to terminate this Agreement under this Section 8.01(e) shall not be available to the Seller if such Governmental Order or Law was primarily due to the failure of the Seller to perform any of its obligations under this Agreement or the Equity Purchase Agreement and the right to terminate this Agreement under this Section 8.01(e) shall not be available to the Buyers if such order or Law was primarily due to the failure of either or both of the Buyers to perform any of their obligations under this Agreement or the Equity Purchase Agreement, as applicable.

(f)    By either the Buyers, on the one hand, or the Seller, on the other hand, by written notice to the Other Party if the Closing does not occur by January 6, 2020 (such date, as same may be extended pursuant hereto, the “Outside Date”); provided, however, that if on such date the condition to closing set forth in Section 7.01(a), Section 7.01(b) or Section 7.01(c) or Section 8.01(a) of the Equity Purchase Agreement shall not have been satisfied (in the case of Section 8.01(a) of the Equity Purchase Agreement, as a result of Section 7.01(a), Section 7.01(b) or Section 7.01(c) not being satisfied) but all other conditions to Closing (including the conditions to Closing set forth in the Equity Purchase Agreement) shall have been satisfied (or in the case of conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied by all Parties entitled to the benefit of such conditions (including the PropCo Buyer pursuant to Section 8.01 and Section 8.02 of the Equity Purchase Agreement)), such date may be extended one (1) time (but not more than one (1) time) for a period of ninety (90) calendar days in each instance by the Buyers or the Seller by written notice to the Other Party (and all references to the Outside Date herein shall be as so extended); provided, further, that the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Seller if such failure of the Closing to occur is primarily due to the failure of the Seller to perform any of its obligations under this Agreement or the Equity Purchase Agreement, and the right to terminate this Agreement under this Section 8.01(f) shall not be available to the Buyers if such failure of the Closing to occur is primarily due to the failure of either or both of the Buyers to perform any of their obligations under this Agreement or the Equity Purchase Agreement, as applicable, other than under Article II of this Agreement or under Article II or Article III of the Equity Purchase Agreement.

Any valid termination of this Agreement pursuant to this Section 8.01 shall not, in and of itself, be considered a breach or violation of the obligations of the terminating Party under Section 6.07 or Section 6.08.

Section 8.02    Effect of Termination. In the event that this Agreement is validly terminated by the Seller, on the one hand, or the Buyers, on the other hand, as provided in Section 8.01, each Party will be relieved of its duties and obligations arising under this Agreement and the Equity Purchase Agreement after the date of such termination and such termination will be without liability to the Buyers or the Seller; provided, that the agreements and obligations of the Parties set forth in Section 6.06, this Section 8.02, Section 8.03, Section 9.01 (to the extent that amounts have been incurred prior to the date of termination) and the other provisions of Article IX of this Agreement and Section 9.02 and Section 9.03 and Article X of the Equity Purchase Agreement shall survive such termination and remain in full force and effect; provided, further, that (subject, and without limitation to, Section 8.03(d)) nothing in this Section 8.02 relieves any Party of any liability for (x) Fraud or (y) any Willful Breach of any covenant or agreement contained in this Agreement or the Equity Purchase Agreement occurring prior to termination, or as provided in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

Section 8.03    Remedies Upon Termination.

(a)    Notwithstanding anything to the contrary in this Agreement, the Buyers and the Seller agree that in the event that this Agreement is terminated by the Seller or the Buyers pursuant to Section 8.01(e) or Section 8.01(f) where:

(i)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 8.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval) and Section 8.02 of the Equity Purchase Agreement (other than those conditions set forth in Section 8.02 of the Equity Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) the Antitrust Approval has not occurred as of the date of such termination; and (C) all of the conditions set forth in (I) Section 7.01(c)(ii) and (II) Section 8.01(a) of the Equity Purchase Agreement (solely with respect to Section 7.01(c)(ii)) (x) have been satisfied as of the date of such termination, or (y) would reasonably be expected to be satisfied by the Outside Date assuming the satisfaction or waiver of the other conditions set forth in Section 7.01 and Section 8.01(a) of the Equity Purchase Agreement, then the Buyers shall pay to the Seller by wire transfer of immediately available funds a fee of twenty-two million three hundred forty two thousand five hundred dollars ($22,342,500) (the “Antitrust Termination Fee”) within two (2) Business Days of the date of termination;

(ii)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing OpCo Buyer Gaming Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 8.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing OpCo Buyer Gaming Approval) and Section 8.02 of the Equity Purchase Agreement (other than those conditions set forth in Section 8.02 of the Equity Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) any Closing OpCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; (C) all Closing PropCo Buyer Gaming Approvals shall have been duly obtained and shall be in full force and effect; and (D) no limitation or suspension of, or failure of the Company to hold, any Permit under Gaming Laws required to conduct casino gaming at the Company Real Property has occurred since the date of this Agreement that has caused the failure of the conditions set forth in Section 7.01(c)(ii) and Section 8.01(a) of the Equity Purchase Agreement (solely with respect to Section 7.01(c)(ii)) to be satisfied, then the OpCo Buyer shall pay to the Seller by wire transfer of immediately available funds a fee of forty-four million six hundred eighty five thousand dollars ($44,685,000) (the “OpCo Gaming Termination Fee”) within two (2) Business Days of the date of termination;

(iii)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing PropCo Buyer Gaming Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 8.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing PropCo Buyer Gaming Approval) and Section 8.02 of the Equity Purchase Agreement (other than those conditions set forth in Section 8.02 of the Equity Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) any Closing PropCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; (C) all Closing OpCo Buyer Gaming Approvals shall have been duly obtained and shall be in full force and effect; and (D) no limitation or suspension of, or failure of the Company to hold, any Permit under Gaming Laws required to conduct casino gaming at the Company Real Property has occurred since the date of this Agreement that has caused the failure of the conditions set forth in Section 7.01(c)(ii) and Section 8.01(a) of the Equity Purchase Agreement (solely with respect to Section 7.01(c)(ii)) to be satisfied, then the PropCo Buyer shall pay to the Seller by wire transfer of immediately available funds a fee of twenty-two million three hundred forty two thousand five hundred dollars ($22,342,500)(the “PropCo Gaming Termination Fee”) within two (2) Business Days of the date of termination; or

(iv)    (A) all of the conditions set forth in (I) Section 7.01(b) (other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing Buyer Gaming Approval) and Section 7.02 (other than those conditions set forth in Section 7.02 that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) and (II) Section 8.01(a) (solely with respect to Section 7.01(b) and other than if the applicable Governmental Order or Law relates to the Antitrust Approval or a Closing Buyer Gaming Approval) and Section 8.02 of the Equity Purchase Agreement (other than those conditions set forth in Section 8.02 of the Equity Purchase Agreement that by their nature are to be satisfied or waived at Closing and that are capable of being so satisfied) have, in each case, been satisfied as of the date of such termination or (in the case of a termination pursuant to Section 8.01(e)) are reasonably capable of satisfaction by the Outside Date; (B) any Closing OpCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; (C) any Closing PropCo Buyer Gaming Approval has not been received or is not in effect as of the date of such termination; and (D) no limitation or suspension of, or failure of the Company to hold, any Permit under Gaming Laws required to conduct casino gaming at the Company Real Property has occurred since the date of this Agreement that has caused the failure of the conditions set forth in Section 7.01(c)(ii) and Section 8.01(a) of the Equity Purchase Agreement (solely with respect to Section 7.01(c)(ii)) to be satisfied, then the OpCo Buyer shall pay to the Seller by wire transfer of immediately available funds a fee of twenty-two million three hundred forty two thousand five hundred dollars ($22,342,500) (the “Joint Termination Fee OpCo Portion”) within two (2) Business Days of the date of termination and the PropCo Buyer shall pay to the Seller a fee of twenty-two million three hundred forty two thousand five hundred dollars ($22,342,500) (the

“Joint Termination Fee PropCo Portion” and together with the Joint Termination Fee OpCo Portion, the “Joint Gaming Termination Fee”) within two (2) Business Days of the date of termination.

(b)    For the avoidance of doubt, if (but for the application of this Section 8.03(b)) a Termination Fee would be payable under both (x) Section 8.03(a)(i) and (y) one or more of Section 8.03(a)(ii), Section 8.03(a)(iii) or Section 8.03(a)(iv) and all of the conditions set forth in (I) Section 7.01(c)(ii) and (II) Section 8.01(a) of the Equity Purchase Agreement (solely with respect to Section 7.01(c)(ii)) would reasonably be expected to be satisfied by the Outside Date assuming the satisfaction or waiver of the other conditions set forth in Section 7.01 and Section 8.01(a) of the Equity Purchase Agreement, then the Buyers shall pay the Antitrust Termination Fee in accordance with Section 8.03(a)(i) and the Seller shall not be entitled to receive any other Termination Fee.

(c)    Notwithstanding anything to the contrary, if prior to the Buyers becoming required to pay a Termination Fee under this Agreement the Turfway Buyer has already paid Jack Ohio a Termination Fee in accordance with the terms of the Turfway Transaction Agreement (the “Turfway Termination Fee”), the Termination Fee payable by the Buyers to the Seller in accordance with this Section 8.03 shall be reduced by the amount that the Turfway Termination Fee exceeds two million one hundred thousand dollars ($2,100,000).

(d)    Each Party acknowledges that the provisions of this Section 8.03 are an integral part of the Transactions and that, without these agreements, the Other Party would not enter into this Agreement. If a Buyer fails to promptly pay the amount due by it if and when due pursuant to this Section 8.03, interest shall accrue on such amount from the date such payment was required to be paid pursuant to the terms of this Section 8.03 until the date of payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made. If, in order to obtain such payment, the Seller commence an Action that results in judgment for the Seller for such amount, such Buyer, as applicable, shall pay the Seller their reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such Action. In no event shall the Buyers be obligated to pay more than one Termination Fee, or a Termination Fee on more than one occasion.

(e)    The Parties acknowledge that the damages resulting from termination of this Agreement under circumstances in which a Termination Fee is payable are uncertain and incapable of accurate calculation and that the amounts payable pursuant to Section 8.03 are reasonable forecasts of the actual damages which may be incurred, and agree that in the event a Termination Fee is payable pursuant to this Section 8.03, then notwithstanding anything to the contrary in Section 8.02 or elsewhere in this Agreement, the monetary remedies set forth in this Section 8.03 shall be the sole and exclusive remedies of the Seller and their respective Affiliates and Representatives against the Buyers, the Financing Parties and any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates for any loss suffered as a result of any breach of, or inaccuracy in, any representation, warranty, covenant or agreement in this Agreement or the failure of the Transactions to be consummated, and upon payment of such amount, none of the Buyers, the Financing Parties nor any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling persons, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement, any Ancillary Agreement or the Transactions. The Parties further agree that the specific performance remedies set forth in Section 9.11 shall be the sole and exclusive remedies of the Buyers against the Seller and any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates for any loss suffered as a result of the failure of the Transactions to be consummated except in the case of (x) Fraud or (y) a Willful Breach of any covenant, warranty or agreement contained in this Agreement or the Equity Purchase Agreement occurring prior to termination, or as provided in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity, and neither of the Seller nor any of their respective former, current or future general or limited partners, shareholders, managers, members, Representatives or Affiliates shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions, except in the case of (x) Fraud or (y) a Willful Breach of any covenant, warranty or agreement contained in this Agreement or the Equity Purchase Agreement occurring prior to termination, or as provided in the Confidentiality Agreements, in which case the aggrieved Party shall be entitled to all rights and remedies available at law or in equity.

ARTICLE IX

MISCELLANEOUS

Section 9.01    Expenses. Except as otherwise expressly provided herein (including in Section 2.03, Section 6.05, Section 6.08(f), Section 6.12 and Section 6.20 hereof), (i) all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants and (ii) any incentive compensation, change-in-control, retention or other transaction-related payments (and the employer portion of any employment, payroll, social security, unemployment or similar Taxes payable in connection with such payments), in each case, incurred in connection with this Agreement, the Ancillary Agreements and the Transactions (collectively, the “Transaction Expenses”) shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred. In addition, the Seller shall be solely responsible to pay any termination fees or expenses due or owing as a result of the termination of the Management Agreement. For avoidance of doubt, and notwithstanding anything to the contrary contained herein, (i) allocation of any and all costs related to any Title Policy obtained by the PropCo Buyer shall be governed by the terms of the Equity Purchase Agreement and (ii) with respect to any Title Policy obtained by the OpCo Buyer, (x) the Seller and the OpCo Buyer shall each be responsible for fifty percent (50%) of the exam fee related to any such Title Policy and the base premium for any such Title Policy and (y) the OpCo Buyer shall be responsible for all other costs and expenses (including, without limitation, premiums for endorsements) related to any such Title Policy.

Section 9.02    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of delivery); (b) when received by the addressee if sent by a nationally recognized overnight courier (with delivery tracking); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, in each case sent as follows (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.02):

If to the Seller, to:

JACK Ohio Finance LLC

c/o Jack Entertainment

580 Monroe Ave

Detroit, MI 48226

Attention: Daniel A. Reinhard

Email: danreinhard@jackentertainment.com

JACK Ohio LLC

c/o Jack Entertainment

580 Monroe Ave

Detroit, MI 48226

Attention: Daniel A. Reinhard

Email: danreinhard@jackentertainment.com

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Scott A. Barshay

                  Jeffrey D. Marell

Facsimile No.: (212) 757-3990

Email:sbarshay@paulweiss.com

jmarell@paulweiss.com

If to the OpCo Buyer or to the HR Parent Guarantor, to:	HR Cincinnati, LLC c/o Seminole Hard Rock Entertainment, Inc. 5701 Stirling Road Davie, FL 33314 Attention: James F. Allen Email: james.allen@stofgaming.com with a copy (which shall not constitute notice) to:

HR Cincinnati, LLC

c/o Seminole Hard Rock Entertainment, Inc.

5701 Stirling Road

Davie, FL 33314

Attention: General Counsel

Email: brian.alexander@hardrock.com

Jones Day

600 Brickell Avenue

Suite 3300

Miami, FL 33131

Attention: Lorne S. Cantor

Email: lcantor@jonesday.com

If to the PropCo Buyer, to:	PropCo Buyer c/o VICI Properties Inc. 430 Park Avenue, 8th Floor New York, New York 10022 Attention: Samantha S. Gallagher, General Counsel E-Mail: corplaw@viciproperties.com with a copy (which shall not constitute notice) to:

Kramer Levin Naftalis & Frankel LLP

1177 Avenue of the Americas

New York, New York 10036

Attention: James P. Godman, Todd E. Lenson and

Jordan M. Rosenbaum

Email: jgodman@kramerlevin.com

tlenson@kramerlevin.com

jrosenbaum@kramerlevin.com

Notices and all other communications and writings required to be given to the Buyers shall be given to both the OpCo Buyer and the PropCo Buyer as provided above.

Section 9.03    Interpretation. Unless expressly provided for elsewhere in this Agreement, this Agreement will be interpreted in accordance with the following provisions:

(a)    the words “this Agreement,” “herein,” “hereby,” “hereunder,” “hereof,” and other equivalent words refer to this Agreement as an entirety and not solely to the particular portion, article, section, subsection or other subdivision of this Agreement in which any such word is used;

(b)    examples are not to be construed to limit, expressly or by implication, the matter they illustrate;

(c)    the word “including” and its derivatives means “including without limitation” and is a term of illustration and not of limitation;

(d)    the word “or” shall be disjunctive but not exclusive;

(e)    all definitions set forth herein are deemed applicable whether the words defined are used herein in the singular or in the plural and correlative forms of defined terms have corresponding meanings;

(f)    a defined term has its defined meaning throughout this Agreement and each exhibit, schedule, certificate or other document to this Agreement, regardless of whether it appears before or after the place where it is defined;

(g)    all references to prices, values or monetary amounts refer to United States dollars;

(h)    wherever used herein, any pronoun or pronouns will be deemed to include both the singular and plural and to cover all genders;

(i)    this Agreement has been jointly prepared by the Parties, and this Agreement will not be construed against any Person as the principal draftsperson hereof or thereof and no consideration may be given to any fact or presumption that any Party had a greater or lesser hand in drafting this Agreement;

(j)    the captions of the articles, sections or subsections appearing in this Agreement are inserted only as a matter of convenience and in no way define, limit, construe or describe the scope or extent of such section, or in any way affect this Agreement;

(k)    any references herein to a particular Section, Article, Exhibit, Annex or Schedule means a Section or Article of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise expressly stated herein;

(l)    the Exhibits, Annexes and Schedules attached to this Agreement are incorporated herein by reference and will be considered part of this Agreement;

(m)    unless otherwise specified herein, all accounting terms used herein will be interpreted, and all determinations with respect to accounting matters hereunder will be made, in accordance with GAAP, applied on a consistent basis;

(n)    any reference to (i) any Contract (including this Agreement), statute or regulation are to the Contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of a Contract, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement); (ii) any Governmental Authority includes any successor to that Governmental Authority; and (iii) any applicable Law refers to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of a statute, includes any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other law includes any successor to such section;

(o)    all references to days mean calendar days unless otherwise provided; and

(p)    all references to time mean New York City time.

Section 9.04    Severability. Any term or provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction will, as to that jurisdiction, be ineffective only to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions of this Agreement in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

Section 9.05    Entire Agreement. This Agreement, together with the Equity Purchase Agreement, Assignment Agreement, Escrow Agreement, Confidentiality Agreements, the Management Termination Agreement and any other documents and instruments executed pursuant hereto, constitute the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersede all prior representations, warranties, understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement, the Exhibits and the Seller Disclosure Letter (other than an exception expressly set forth as such in the Seller Disclosure Letter), the statements in the body of this Agreement will control.

Section 9.06    Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither Party may assign its rights or obligations hereunder without the prior written consent of the Other Party, which consent shall not be unreasonably withheld or delayed, except that (i) each Buyer may assign any and all of its rights under this Agreement to one or more of its wholly owned Subsidiaries and (ii) each of the Parties hereto shall be permitted to assign any of its rights (but not obligations) under this Agreement to any debt financing sources, including for the avoidance of doubt, any financing sources, for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing. No assignment shall relieve the assigning Party of any of its obligations hereunder.

Section 9.07    No Third-party Beneficiaries. Except for Section 6.05 with respect to Indemnified Parties, this Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except the Financing Parties may enforce (and the Financing Parties are intended third party beneficiaries of) the provisions of Section 8.03(d) (solely to the extent that it relates to the Financing Parties), this Section 9.07 (solely to the extent that it relates to the Financing Parties), Section 9.08(a) (solely to the extent that it relates to the Financing Parties), the proviso in the first sentence of Section 9.09 and Section 9.10(d).

Section 9.08    No Recourse; Release.

(a)    This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties and no past, present or future Affiliate, director, officer, employee, incorporator, member, manager, partner, stockholder, agent, attorney or Representative of any Party has any liability for any obligations or liabilities of the Parties or for any claim based on, in respect of, or by reason of, the Transactions. In addition, the Seller agrees on behalf of itself and its Affiliates that none of the Financing Parties or any of their respective former, current or future general or limited partners, shareholders, managers, members, controlling person, Representatives or Affiliates shall have any liability or obligation to the Seller or any of its Affiliates relating to this Agreement or any of the Transactions (including any Financing) whether at law or equity, in contract, in tort or otherwise. Notwithstanding anything herein to the contrary, nothing in this Section 9.08(a) shall limit the rights of the Seller or its affiliates pursuant to any existing financing arrangements of the Seller or such affiliate with any of the Financing Parties.

(b)    Effective as of the Closing, except for any rights or obligations under this Agreement and the Ancillary Agreements, the Seller, on behalf of itself and each of its Affiliates and each of its and their respective past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (collectively, in such capacities, the “Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the Company, each of its respective past, present and future Representatives, general or limited partners, management companies, members, stockholders, equity holders, controlling Persons, Subsidiaries or Affiliates, or any heir, executor, administrator, successor or assign of any of the foregoing (in each case in their capacity as such) (collectively, the “Released Parties”) of and from any and all Actions, causes of action, executions, judgments, duties, dues, accounts, bonds, Contracts, Liabilities and covenants (whether express or implied), whatsoever whether in law or in equity (whether based upon contract, tort or otherwise), which the Releasing Parties may have against each of the Released Parties, now or in the future, in each case, arising from any cause, matter or event occurring prior to the Closing and, in each case, with respect to its ownership of equity interests in the Company or in its capacity as an Affiliate of the Company or a Representative, general or limited partner, management company, member, stockholder, equity holder, controlling Person, Subsidiary or Affiliate of the Company or an Affiliate of the Company; provided, that the release given under this Section 9.08 shall not apply to (i) any claims arising under this Agreement and the Ancillary Agreements, (ii) any claims arising from any Releasing Party’s employment with the Company solely to the extent that they may not be released under applicable Law or (iii) rights to indemnification under any employment or indemnification agreement or under the organizational documents of the Company.

Section 9.09    Amendment and Modification; Waiver. This Agreement may be amended, modified or supplemented only by an agreement in writing signed by the OpCo Buyer, the PropCo Buyer and the Seller; provided, that, notwithstanding anything to the contrary contained herein, Section 8.03(d) (solely to the extent that it relates to the Financing Parties), Section 9.07 (solely to the extent that it relates to the Financing Parties), Section 9.08(a) (solely to the extent that it relates to the Financing Parties), this proviso of Section 9.09 and Section 9.10(d) (and any related definition to the extent an amendment of such definition would modify the substance of any of the foregoing provisions) may not be amended in a manner that is materially adverse to the Financing Parties without the prior written consent of the Financing Parties. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

Section 9.10    Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

(a)    Except as otherwise expressly set forth in the Equity Purchase Agreement, this Agreement, and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement, shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(b)    Except as otherwise expressly set forth in the Equity Purchase Agreement, the Parties irrevocably submit to the jurisdiction of the Chosen Courts, in connection with any dispute that arises in respect of this Agreement and the documents referred to in this Agreement or in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any Action for interpretation or enforcement hereof or any such document that it is not subject thereto or that such Action may not be brought or is not maintainable in said courts or that venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and each Party irrevocably agrees that all claims with respect to such Action shall be heard and determined exclusively in the Court of Chancery of the State of Delaware, or to the extent such court does not have subject matter jurisdiction, any federal court sitting in the State of Delaware (the “Chosen Courts”) and that it will not bring any Action arising out of or relating to this Agreement, the documents referred to in this Agreement or the Transactions in any other court. The Parties hereby consent to and grant any such court jurisdiction over the person of such Parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with such Action in the manner provided in Section 9.02 or in such other manner as may be permitted by Law shall be valid and sufficient service thereof and each Party agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from such court; provided, that each Party’s consent to jurisdiction contained in this Section 9.10(b) is solely for the purpose referred to in this Section 9.10(b) and shall not be deemed to be a general submission to such courts or a submission to such courts other than for such purpose.

(c)    EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 9.10(c).

(d)    Notwithstanding the foregoing, each Party agrees (i) that it will not bring or support or permit any of its Affiliates to bring or support anyone else in bringing any claim or cause of action (whether at Law, in contract or in tort or otherwise) against any Financing Party relating to this Agreement, any Financing, any document relating to any Financing, the Transactions contemplated hereby or thereby, other than in the Supreme Court of the State of New York, County of New York or the United States District Court for the Southern District of New York (and the appellate courts thereof), (ii) any such claim or cause of action shall (except as otherwise expressly provided in any document relating to any Financing) be governed by the laws of the State of New York, without giving effect to the principles of conflicts of law thereof, and (iii) to waive any right to trial by jury in respect of any such claim, suit, action or proceeding.

Section 9.11    Specific Performance. The Parties agree that irreparable damage, for which monetary damages or other legal remedies would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached by the Parties. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, or any other appropriate form of specific performance or equitable relief, to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled at law or in equity. Notwithstanding anything to the contrary in this Agreement, it is explicitly agreed that the Seller shall not be entitled to receive both a grant of specific performance of the Transactions pursuant to this Section 9.11 and the payment of all or any portion of the applicable Termination Fee. Each Party agrees not to raise any objections to the availability of the equitable remedy of specific performance and further agrees not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach, in each case, solely where such remedy is expressly permitted hereunder. Each Party further agrees that no other Party nor any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.11, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.12    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 9.13    Payments and Revenues. If, after the Closing, any Party shall receive any payment, revenue or other amount that belongs to any other Party pursuant to this Agreement or the Equity Purchase Agreement, such receiving Party shall promptly remit or cause to be remitted such amount to the Person entitled to such amount.

Section 9.14    Survival. The representations, warranties, covenants and agreements contained in this Agreement or in any certificates or other documents delivered prior to or as of the Closing shall survive until (but not beyond) the Closing. Accordingly, no claim of any nature whatsoever for breach of such representations, warranties, covenants or agreements may be made, or Action instituted, after the Closing Date. Notwithstanding the foregoing, the covenants and agreements that by their terms are to be satisfied after the Closing Date shall survive until satisfied in accordance with their terms.

Section 9.15    Attorney-Client Privilege and Conflict Waiver.

(a)    Each Party acknowledges that (i) one or more members of the Company, the Seller and their respective Affiliates have retained the Law Firms to act as their counsel in connection with the negotiation, preparation, execution, and delivery of this Agreement and each other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement and the consummation of the transactions contemplated by this Agreement and (ii) neither Law Firm has acted as counsel for any other Person in connection with the negotiation, preparation, execution, and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement. Each Buyer hereby (a) waives and will not assert, and will cause, after the Closing, the Company, to waive and not assert, any conflict of interest relating to either Law Firm’s representation after the Closing of the Seller or any of its respective Affiliates in any matter relating to this Agreement, any other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement or the transactions contemplated by this Agreement, including in any Action and (b) consents to and will cause, after the Closing, the Company, to consent to, any such representation, even though in each case (x) the interests of the Seller and its respective Affiliates may be directly adverse to the Buyer, the Company or their respective Affiliates, or (y) such Law Firm may have represented the Seller, the Company or their respective Affiliates in a substantially related matter.

(b)    Each Party agrees that (i) immediately prior to the Closing, without the need for any further action, all right, title and interest of the Company in and to any Attorney-Client Communication shall thereupon transfer to and be vested solely in the Seller, and (ii) after the Closing, neither the Buyer nor the Company will have any right to access or control any of either Law Firm’s records or communications relating to or affecting this Agreement or the transactions contemplated by this Agreement (including the negotiation, preparation, execution and delivery of this Agreement and any other agreement, document, certificate or instrument delivered pursuant to, or in connection with, this Agreement), which will be the property of (and be controlled by) the Seller. In addition, each Buyer agrees that it would be impractical to remove all Attorney-Client Communications from the records (including e-mails and other electronic files) of the Company. Accordingly, each Buyer will not, and will cause, after the Closing, the Company not to, use any Attorney-Client Communication remaining in the records of the Company after the Closing in a manner that may be adverse to the Seller or any of its respective Affiliates.

(c)    Each Buyer agrees, on its own behalf and on behalf of, after the Closing, the Company, that from and after the Closing, (i) the attorney-client privilege, all other evidentiary privileges, any work product doctrine, and the expectation of client confidence as to all Attorney-Client Communications belong to the Seller and will not pass to or be claimed by such Buyer or the Company, and (ii) the Seller will have the exclusive right to control, assert or waive the attorney-client privilege, any other evidentiary privilege, any work product doctrine, and the expectation of client confidence with respect to such Attorney-Client Communications. Accordingly, each Buyer will not, and will cause, after the Closing, the Company, not to, (x) assert any attorney-client privilege, other evidentiary privilege, any work product doctrine, or expectation of client confidence with respect to any Attorney-Client Communication, except in the event of a post-Closing dispute with a Person that is not the Seller or an Affiliate of the Seller, or (y) take any action that could cause any Attorney-Client Communication to cease being a confidential communication or to otherwise lose protection under the attorney-client privilege, any other evidentiary privilege, or any work product doctrine, including waiving such protection in any dispute with a Person that is not the Seller or an Affiliate of the Seller. Furthermore, each Buyer agrees, on its own behalf and on behalf of, after the Closing, the Company, that in the event of a dispute between the Seller or an Affiliate of the Seller, on the one hand, and the Company, on the other hand, arising out of or relating to any matter in which either Law Firm jointly represented both parties, neither the attorney-client privilege, the expectation of client confidence, nor any right to any other evidentiary privilege or any work product doctrine will protect against or prevent such Law Firm’s disclosure to the Seller or an Affiliate of the Seller of any information or documents developed or shared during the course of such Law Firm’s joint representation.

Section 9.16    HR Parent Guarantee

(a)    HR Parent Guarantor hereby absolutely, unconditionally and irrevocably guarantees, as primary obligor and not merely as surety to the Seller (a) the full and punctual payment when due of all applicable payment obligations of the OpCo Buyer under this Agreement, and (b) the full and punctual observance and performance of all of OpCo Buyers’ liabilities and obligations under, or arising out of, this Agreement.

(b)    HR Parent Guarantor agrees that its obligations pursuant to this Section 9.16 shall not be released or discharged, in whole or in part, or otherwise affected by: (a) the failure of the Seller to assert any claim or demand or to enforce any right or remedy against the OpCo Buyer; (b) any change in the time, place or manner of payment of any amounts the OpCo Buyer is required to pay or performance of the OpCo Buyer’s obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other Transaction Document; (c) the addition, substitution or release of any person (other than the OpCo Buyer) interested in the Transactions contemplated under this Agreement; (d) any changes in the Organizational Documents or name of the OpCo Buyer or any other person or any change of control in any of them; (e) any insolvency, bankruptcy, reorganization, liquidation, winding-up, incapacity, disability or other similar proceeding affecting the OpCo Buyer; or (f) the adequacy of any other means the Seller may have of obtaining payment of the OpCo Buyer’s applicable payment obligations under this Agreement.

(c)    No failure on the part of the Seller to exercise, and no delay in exercising any right, remedy or power pursuant to this Section 9.16 shall operate as a waiver thereof, nor shall any single or partial exercise by the Seller of any right, remedy or power pursuant to this Section 9.16 preclude any other or future exercise of any right, remedy or power hereby granted to the Seller pursuant to this Section 9.16 or allowed to them by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Seller at any time or from time to time.

(d)    HR Parent Guarantor represents and warrants to the Seller that it does not possess, and shall not assert as a defense or otherwise (in any respect) in any Action arising from or relating to this Agreement, tribal sovereign immunity. Further, HR Parent Guarantor hereby consents to be sued pursuant to the governing law and jurisdiction provisions set forth in Section 9.10 should any dispute or Action arise under this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above.

SELLER:

JACK OHIO FINANCE LLC,
a Delaware limited liability company

By:	/s/ Matthew Cullen
Name:	Matthew Cullen
Title:	President

[Signature Page to Transaction Agreement (Cincinnati)]

JACK OHIO LLC,
a Delaware limited liability company

By:	/s/ Matthew Cullen
Name:	Matthew Cullen
Title:	President

[Signature Page to Transaction Agreement (Cincinnati)]

PROPCO BUYER:
VICI PROPERTIES L.P., a Delaware limited partnership

By:	/s/ John Payne
Name:	John Payne
Title:	President

[Signature Page to Transaction Agreement (Cincinnati)]

OPCO BUYER:

HR CINCINNATI, LLC, a Florida limited liability company

By:	/s/ James F. Allen
Name:	James F. Allen
Title:	Chairman and CEO

[Signature Page to Transaction Agreement (Cincinnati)]

HR PARENT GUARANTOR:

SEMINOLE HR HOLDINGS, LLC, a U.S. Virgin Islands limited liability company, solely with respect to Article IX

By:	/s/ James F. Allen
Name:	James F. Allen
Title:	Chairman and CEO

[Signature Page to Transaction Agreement (Cincinnati)]